                                                                  EXHIBIT (A)(1)
                           Offer To Purchase For Cash
                     All Outstanding Shares Of Common Stock
                                       of

                                 Odwalla, Inc.
                                       at

                              $15.25 Net Per Share
                                       by

                             TCCC Acquisition Corp.
                          a wholly owned subsidiary of

                             The Coca-Cola Company
                          ---------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               SAN FRANCISCO TIME, ON THURSDAY, DECEMBER 6, 2001,
                         UNLESS THE OFFER IS EXTENDED.
                          ---------------------------

THE OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF OCTOBER 29, 2001, BY AND AMONG THE COCA-COLA COMPANY ("TCCC"), TCCC ACQUISITION CORP. (FORMERLY KNOWN AS PERRY PHILLIP CORP., THE "OFFEROR") AND ODWALLA, INC. ("ODWALLA"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK OF ODWALLA (THE "SHARES") THAT WOULD CONSTITUTE AT LEAST NINETY AND ONE-TENTH PERCENT (90.1%) OF THE SHARES THEN OUTSTANDING, INCLUDING FOR PURPOSES OF SUCH CALCULATION SHARES THAT ARE ISSUABLE UPON EXERCISE OF VESTED OPTIONS AND OUTSTANDING WARRANTS BUT EXCLUDING SHARES THAT ARE ISSUABLE UPON THE EXERCISE OF OPTIONS AND WARRANTS THAT ARE CANCELLED PURSUANT TO THE MERGER AGREEMENT (THE FOREGOING BEING REFERRED TO HEREIN AS "FULLY DILUTED BASIS"), (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (III) THE SATISFACTION OR WAIVER OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

IF MORE THAN 50% OF THE OUTSTANDING SHARES AND LESS THAN 90.1% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, THE OFFEROR AND TCCC MAY, UNDER CERTAIN CIRCUMSTANCES DESCRIBED BELOW, EITHER EXERCISE THE OPTION PURSUANT TO THE STOCK OPTION AGREEMENT DESCRIBED HEREIN OR REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO A NUMBER EQUAL TO 49.9% OF THE SHARES THEN OUTSTANDING.

IN CONNECTION WITH THE MERGER AGREEMENT, THE OFFEROR AND TCCC ENTERED INTO TENDER AGREEMENTS DATED AS OF OCTOBER 29, 2001 (THE "TENDER AGREEMENTS"), WITH CERTAIN SHAREHOLDERS OF ODWALLA (THE "TENDERING SHAREHOLDERS") WHO OWN APPROXIMATELY 57% OF THE SHARES THAT ARE OUTSTANDING. PURSUANT TO THE TENDER AGREEMENTS, SUCH SHAREHOLDERS HAVE AGREED TO TENDER SUCH SHARES PURSUANT TO THE OFFER.
                          ---------------------------

THE BOARD OF DIRECTORS OF ODWALLA HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE OPTION AGREEMENT REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED THEREBY, APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OPTION AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF ODWALLA'S SHAREHOLDERS AND RECOMMENDS THAT ALL SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE OFFEROR.
                          ---------------------------

                                   IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as hereinafter defined), (2) follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

Questions and requests for assistance may be directed to the Dealer Manager or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees.
                          ---------------------------

                      The Dealer Manager for the Offer is:

                                 MORGAN STANLEY
November 6, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1
INTRODUCTION................................................     6
THE TENDER OFFER............................................    10
  1.  Terms of the Offer; Expiration Date...................    10
  2.  Acceptance for Payment and Payment for Shares.........    11
  3.  Procedure for Accepting the Offer and Tendering
      Shares................................................    12
  4.  Withdrawal Rights.....................................    15
  5.  Certain United States Federal Income Tax
      Consequences..........................................    16
  6.  Price Range of Shares; Dividends......................    17
  7.  Certain Information Concerning Odwalla................    17
  8.  Certain Information Concerning the Offeror and TCCC...    23
  9.  Source and Amount of Funds............................    24
 10.  Background of the Offer; Contacts with Odwalla........    25
 11.  The Merger Agreement; the Option Agreement; the Tender
      Agreements; and the Employment Agreement..............    29
 12.  Purpose of the Offer; the Merger; Plans for Odwalla...    40
 13.  Dividends and Distributions...........................    42
 14.  Effect of the Offer on the Market for the Shares,
      Stock Exchange Listing and Exchange Act
        Registration........................................    43
 15.  Certain Conditions of the Offer.......................    44
 16.  Certain Legal Matters and Regulatory Approvals........    46
 17.  Fees and Expenses.....................................    48
 18.  Miscellaneous.........................................    49
ANNEX I--Certain Information Concerning the Directors and
  Executive Officers of the Offeror and TCCC................   I-1
ANNEX II--Schedule B--Chapter 13 of the California General
  Corporation Law--Dissenters' Rights.......................  II-1
Appendix A--Agreement and Plan of Merger
Appendix B--Form of Tender Agreement with Voting Agreement
Appendix C--Form of Tender Agreement without Voting
  Agreement
Appendix D--Stock Option Agreement

                               SUMMARY TERM SHEET

     TCCC Acquisition Corp. (formerly known as Perry Phillip Corp., the "Offeror") is offering to purchase all of the outstanding shares of common stock of Odwalla, Inc. ("Odwalla") for $15.25 per share, net to the seller in cash, less any required withholding taxes and without interest thereon (the "Offer"). Through a question and answer format, this Summary Term Sheet is designed to explain to you, the shareholders of Odwalla, a number of important terms of the proposed transaction. This Summary Term Sheet serves only as an introduction, and we urge you to read carefully the remainder of the Offer to Purchase and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed transaction. Cross-referenced text refers to sections within the Offer to Purchase, unless otherwise noted.

WHO IS OFFERING TO BUY THE COMMON STOCK OF ODWALLA?

     Our name is TCCC Acquisition Corp. We are a California corporation formerly known as Perry Phillip Corp. formed for the purpose of making a cash tender offer for all of the outstanding shares of common stock of Odwalla. We are a wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation ("TCCC"). See "Introduction."

     TCCC is the largest manufacturer, distributor and marketer of soft drink concentrates and syrups in the world. Finished beverage products bearing TCCC's trademarks, sold in the United States since 1886, are now sold in nearly 200 countries and include the leading soft drink products in most of these countries.

     TCCC's business is nonalcoholic beverages, principally soft drinks, but also a variety of noncarbonated beverages, including juice and juice-drink products. TCCC is one of numerous competitors in the commercial beverages market. Of the approximately 48 billion beverage servings of all types consumed worldwide every day, beverages bearing TCCC's trademarks account for more than one billion.

     TCCC was incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to purchase all of the outstanding shares of common stock of Odwalla for $15.25 per share, net to you, in cash less any required withholding taxes and without interest. See "Introduction."

     If you tender your shares in the Offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares. See "Introduction."

WHAT IS THE PURPOSE OF THE OFFER?

     The purpose of the tender offer is to enable TCCC to acquire control of, and the entire equity interest in, Odwalla. Following the Offer, we intend to acquire any remaining equity interest in Odwalla that was not acquired during the tender offer. See "Introduction" and Section 12 ("Purpose of the Offer; the Merger; Plans for Odwalla").

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares that you validly tender unless the number of shares validly tendered and not withdrawn before the expiration date of the Offer represents, in the aggregate, at least ninety and one tenth percent (90.1%) of the shares of Odwalla's common stock, including for purposes of such calculation shares that are issuable upon exercise of vested options and outstanding warrants but excluding shares that are issuable upon the exercise of options and warrants that are cancelled pursuant to the Merger Agreement (the foregoing being referred to herein as "Fully Diluted Basis"). For a complete description of all of the conditions of the Offer, see Section 15 ("Certain Conditions of the Offer"). If more than 50% of the outstanding shares and less than 90.1% of the shares then outstanding on a Fully Diluted Basis are validly tendered pursuant to the Offer and not withdrawn, the Offeror and TCCC may, under certain circumstances described in this document, either exercise the option agreement described in this document and purchase enough shares of Odwalla common stock such that the Offeror would own at least 90.1% of all Odwalla common stock on a Fully Diluted Basis or reduce the number of shares subject to the Offer to a number equal to 49.9% of the shares then outstanding. For a complete description of all of the conditions of the Offer, see Section 15 ("Certain Conditions of the Offer"). If the number of shares subject to the Offer is reduced, we will reduce the amount of shares we will purchase from you by the same proportion we reduce the amount purchased from all other tendering shareholders. If the subsequent merger between the Offeror and Odwalla occurs (the "Merger"), you will receive the Offer Price as the merger consideration, subject to your right, if any, under California law to dissent and demand the fair market value of your shares, for your shares which were either not tendered or tendered but not purchased in the Offer. See Section 12 ("Purpose of the Offer; the Merger; Plans for Odwalla").

     We are also not obligated to purchase any shares which you validly tender if, among other things, the applicable waiting period under applicable antitrust laws has not expired or been terminated. See Section 11 ("The Merger Agreement; the Option Agreement; the Tender Agreements; and the Employment Agreement").

     We are also not obligated to purchase any shares you validly tender if any other conditions set forth in Section 15 ("Certain Conditions of the Offer") and discussed in Section 1 ("Terms of the Offer; Expiration Date") is not satisfied or waived.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Our offer to purchase your shares expires at 12:00 midnight, San Francisco, California time, on Thursday, December 6, 2001. This is called the initial expiration date. See Section 1 ("Terms of the Offer; Expiration Date"). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase.

CAN WE EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE AND UNDER WHAT CIRCUMSTANCES?

     Yes. We can and may extend the Offer past the initial expiration date. If we do so, you will be able to tender your shares until 12:00 midnight, New York time, on the new expiration date.

     Several terms define the circumstances in which we can extend the Offer, including: (1) if any conditions to the Offer have not been satisfied or waived, or (2) if any rule, requirement, interpretation or position of the Securities and Exchange Commission requires us to extend the Offer. Furthermore, if certain conditions in the Merger Agreement are not satisfied as of any scheduled expiration date of the Offer, Odwalla may request that we extend the Offer, subject to applicable termination rights. See Section 1 ("Terms of the Offer; Expiration Date").

HOW DO I FIND OUT IF THE OFFEROR EXTENDS THE OFFER?

     We will announce an extension no later than 9:00 a.m., New York time, on the business day after a scheduled expiration date by issuing a press release to the Dow Jones News Service. See Section 1 ("Terms of the Offer; Expiration Date").

HOW DO I GET PAID FOR MY TENDERED SHARES?

     We will pay for the shares accepted for payment by depositing the purchase price with EquiServe Trust Company, N.A. (who is the depositary in the Offer (the "Depositary")). The Depositary will transmit to you the payment for all shares accepted for payment. See Section 2 ("Acceptance for Payment and Payment for Shares").

HOW DO I TENDER MY SHARES?

     To tender your shares in the Offer, you must:

      -- complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions on the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents to the Depositary;

      -- tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3 ("Procedure for Accepting the Offer and Tendering Shares"); or

      -- if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3 ("Procedure for Accepting the Offer and Tendering Shares").

UNTIL WHAT TIME CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     You can withdraw your tendered shares at any time on or prior to a scheduled expiration date. After the Offer expires, the tender is irrevocable unless we have not accepted for payment your shares by January 5, 2002. At and after this date, you can withdraw your tendered shares unless and until we accept them for payment. See Section 4 ("Withdrawal Rights").

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw your shares, you must deliver to the Depositary written or facsimile transmission notice of withdrawal that specifies your name, the number of shares being withdrawn and the name of the registered holder of the shares, if different from the person who tendered the shares. See Section 4 ("Withdrawal Rights").

WHAT ARE THE TAX CONSEQUENCES OF THE SALE OF SHARES TO THE OFFEROR THROUGH THE OFFER?

     The sale of shares to us through the Offer is a taxable transaction for United States federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. In general, if you are a United States person, as defined under U.S. federal income tax law, you will recognize gain or loss equal to the difference between the amount of cash that you receive from us for the shares and the tax basis of your shares.

     We encourage you to consult with your own tax advisor about the particular effect the Offer will have on you. See Section 5 ("Certain United States Federal Income Tax Consequences").

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 29, 2001, the last full trading day before we announced that we entered into the Merger Agreement, the closing price per share of Odwalla's common stock on the Nasdaq National Market System was $11.83 per share. On November 5, 2001, the last full trading day before we commenced the Offer, the closing price per share of Odwalla's common stock on Nasdaq was $15.15 per share.

     We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 6 ("Price Range of Shares; Dividends") for recent high and low closing prices for the shares.

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT WILL BE REQUIRED TO CONSUMMATE THE PROPOSED TRANSACTION?

     We estimate that the total amount of funds required to purchase all outstanding shares (on a Fully Diluted Basis) pursuant to the Offer, to repay outstanding indebtedness and to pay fees and expenses and other obligations related to the Offer and the Merger will be approximately $192.5 million.

DOES THE OFFEROR HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will obtain all necessary funds through capital contributions or advances by TCCC. TCCC will have sufficient funds from cash on hand to fully fund the Offer and the Merger. See Section 9 ("Source and Amount of Funds").

IS THE OFFEROR'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER SHARES IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the Offer because: (1) the Offer consists solely of cash, (2) the Offer is not subject to any financing condition, (3) TCCC will have adequate cash available, and (4) the Offer is for all outstanding shares of Odwalla's common stock.

WHAT DOES ODWALLA'S BOARD OF DIRECTORS THINK OF THE OFFER AND MERGER?

     On October 29, 2001, the board of directors of Odwalla unanimously determined that the Offer, the Option (as defined herein) and the Merger were fair to you and in your best interests.

     Odwalla's board of directors recommends that you accept the Offer and tender your shares and/or vote to approve the Merger. See "Introduction" and
Section 12 ("Purpose of the Offer; the Merger; Plans for Odwalla").

HAVE ANY SHAREHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

     Yes. Shareholders holding 6,280,594 shares of common stock of Odwalla (the "Committed Shares") have entered into tender agreements in which they have agreed to tender their shares in the Offer. Certain of these shareholders owning 5,950,650 shares of common stock of Odwalla have agreed to vote in favor of the Merger. See "Introduction" and Section 10 ("Background of the Offer; Contacts with Odwalla").

IF THE OFFEROR CONSUMMATES THE OFFER, WHAT HAPPENS TO ODWALLA AFTER THE OFFER?

     If the Offeror purchases at least 90.1% of the total shares outstanding on a Fully Diluted Basis in the Offer, it intends to cause a merger to occur between the Offeror and Odwalla in which shareholders who have not previously tendered their shares will also receive $15.25 in cash, less any required withholding taxes and without interest, subject to their right, if any, under California law to dissent and demand the fair market value of their shares. If less than 90.1% of the shares then outstanding on a Fully Diluted Basis but more than 50% of the then outstanding shares are tendered in the Offer, the Offeror may either (a) purchase from Odwalla pursuant to the option agreement entered into on October 29, 2001 among TCCC, the Offeror and Odwalla enough shares so that the Offeror would own after completion of the Offer at least 90.1% of the total shares outstanding on a Fully Diluted Basis and immediately thereafter cause the Merger to occur (the "Option") or (b) purchase 49.9% of the shares then outstanding pursuant to the Offer and Odwalla will seek the approval of the holders of a majority of the Odwalla shareholders to consummate the merger of the Offeror with and into Odwalla. We and certain of the shareholders who have signed tender agreements representing 5,950,650 of the Committed Shares have agreed to vote in favor of the Merger.

     Once the Merger takes place, Odwalla will no longer be publicly owned. Odwalla will become a wholly owned subsidiary of TCCC. In such case, Odwalla's common stock will no longer be traded through the Nasdaq or on any other securities exchange. See Introduction and Section 14 ("Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act Registration").

     This Offer to Purchase also constitutes notice to you pursuant to Section 1110 of the California General Corporation Law (the "CGCL") that if we acquire at least 90.1% of the outstanding shares of Odwalla on a Fully Diluted Basis, we will cause the Merger to become effective without any further notice to Odwalla's shareholders. See Appendix A (Agreement and Plan of Merger).

IF I DECIDE NOT TO TENDER BUT THE OFFER IS SUCCESSFUL, OR IF NOT ALL OF THE SHARES I TENDERED ARE PURCHASED WHAT WILL HAPPEN TO MY SHARES?

     If the Offer is successful and the Merger occurs, shareholders either who do not tender or who did not have all of the shares that they tendered purchased in the Offer will receive the merger consideration per share of Odwalla common stock described below, subject to their right, if any, under California law to dissent and demand the fair market value of their shares. See Section 11 ("The Merger Agreement; the Option Agreement; the Tender Agreements; and the Employment Agreement"), Section 14 ("Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act Registration") and Section 16 ("Certain Legal Matters and Regulatory Approvals").

WHAT WILL BE PAID TO SHAREHOLDERS OF ODWALLA IN THE MERGER AND WHAT IS THE FORM OF PAYMENT?

     Shareholders of Odwalla who exchange their shares of common stock in the Merger will receive the same amount they would have received had they tendered their shares in the Offer -- $15.25 per share, net in cash less any required withholding taxes and without interest.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     Shareholders can call Innisfree M&A Incorporated, the information agent for the Offer, at 888-750-5834. In addition, shareholders can call Morgan Stanley & Co. Incorporated, the dealer manager for the Offer, at 212-761-3539.

TO THE SHAREHOLDERS OF ODWALLA:

                                  INTRODUCTION

     TCCC Acquisition Corp., a California corporation (formerly known as Perry Phillip Corp., the "Offeror") and a wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation ("TCCC"), hereby offers to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of Odwalla, Inc., a California corporation ("Odwalla"), at a purchase price of $15.25 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Offeror will pay all fees and expenses of EquiServe Trust Company, N.A., which is acting as the depositary (in such capacity, the "Depositary"), Morgan Stanley & Co. Incorporated, which is acting as the dealer manager (in such capacity, the "Dealer Manager") and Innisfree M&A Incorporated, which is acting as the information agent (in such capacity, the "Information Agent"), incurred in connection with the Offer.

     THE BOARD OF DIRECTORS OF ODWALLA (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE OPTION AGREEMENT (EACH AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE OPTION (AS DEFINED HEREIN) AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER, THE OPTION AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ODWALLA, AND RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Board of Directors has received the written opinion dated October 29, 2001 of Dresdner Kleinwort Wasserstein, Inc. ("DrKW"), financial advisor to Odwalla, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Offer Price to be received in the Offer and the Merger by the holders of Shares (other than TCCC and its affiliates) is fair, from a financial point of view, to such holders. A copy of such opinion is attached to Odwalla's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the shareholders of Odwalla concurrently herewith. Holders of Shares are urged to read the opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) AT LEAST NINETY AND ONE-TENTH PERCENT (90.1%) OF THE SHARES THEN OUTSTANDING, INCLUDING FOR PURPOSES OF SUCH CALCULATION SHARES THAT ARE ISSUABLE UPON EXERCISE OF VESTED OPTIONS AND OUTSTANDING WARRANTS BUT EXCLUDING SHARES THAT ARE ISSUABLE UPON THE EXERCISE OF OPTIONS AND WARRANTS OF ODWALLA THAT ARE CANCELLED PURSUANT TO THE MERGER AGREEMENT (THE FOREGOING BEING REFERRED TO HEREIN AS "FULLY DILUTED BASIS") (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND THE SATISFACTION OR WAIVER OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 29, 2001 (the "Merger Agreement"), among TCCC, the Offeror and Odwalla. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Section 1110 of the California General Corporation Law (the "CGCL"), the Offeror will be merged with and into Odwalla (the "Merger") and each Share then outstanding (other than Shares owned by TCCC, the Offeror, their direct or indirect subsidiaries and dissenting shareholders, if any) will be converted into the Offer Price less any required withholding taxes and without interest thereon. Following the Merger, Odwalla will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of TCCC, and the separate corporate existence of the Offeror will cease.

     The purpose of the Offer is for TCCC, indirectly through the Offeror, to acquire a voting interest in Odwalla as the first step in a business combination. In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, at the request of Odwalla, the Offeror shall, and TCCC shall cause the Offeror to take any of the actions set forth in clauses (x), (y), or (z) (provided that the Offeror shall have complete discretion concerning which action to take): (x) extend the Offer pursuant to the provisions of the Merger Agreement, (y) amend the Offer in contemplation of the exercise of the Option Agreement (to the extent the Option Agreement is exercisable at such time) to reduce the Minimum Condition to that number of Shares (the "Option Exercise Minimum Number") equal to the number of Shares which, when combined with the number of shares issued upon exercise of the Option Agreement, equals 90.1% of the Shares then outstanding on a Fully Diluted Basis or (z) amend the Offer to provide that, if (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any Shares theretofore acquired by TCCC or the Offeror) and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Offeror shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to 49.9% of the Shares then outstanding (the "Revised Minimum Number") and, subject to the prior satisfaction or waiver of the other conditions of the Offer, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Offeror shall not in any event be required to accept for payment, or pay for, any Shares less than the Revised Minimum Number of Shares that are tendered pursuant to the Offer and not withdrawn at the expiration date).

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of Odwalla, if required by the CGCL. Under the CGCL, if TCCC or the Offeror acquires, pursuant to the Offer, the Option Agreement or otherwise, at least 90% of the Shares then outstanding, it will be able to effect the Merger without a vote of the shareholders. In such event, TCCC, the Offeror and Odwalla have agreed in the Merger Agreement to take, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer, without a meeting of shareholders of Odwalla, in accordance with Section 1110 of the CGCL (the "Short-Form Merger"). Under the CGCL, the merger consideration paid to the shareholders of Odwalla may not be cash if TCCC and the Offeror own, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of Odwalla consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If, pursuant to the Offer, the Option Agreement or otherwise, the Offeror does not acquire Shares that, taken together with Shares owned by TCCC, represent at least 90.1% of the Shares then outstanding on a Fully Diluted Basis as of any scheduled expiration date of the Offer, and the Offeror instead amends the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number, then the Offeror, together with TCCC, would own 49.9% of the Shares then outstanding upon consummation of the Offer, and would thereafter solicit the approval of the Merger and the Merger Agreement by a majority vote of the shareholders of Odwalla. Under such circumstances, a significantly longer period of time will be required to effect the Merger. For a description of the conditions set forth in the Merger Agreement and the CGCL as it relates to this transaction, see Section 11 ("The Merger Agreement; the Option Agreement; the Tender Agreements; and the Employment Agreement"), Section 12 ("Purpose of the Offer; the Merger; Plans for Odwalla") and Section 15 ("Certain Conditions of the Offer").

     This Offer to Purchase also constitutes notice pursuant to Section 1110 of the CGCL that if the Offeror, TCCC or any other subsidiary of TCCC acquires at least 90.1% of the outstanding Shares on a Fully Diluted Basis, TCCC or the Offeror will cause the Short-Form Merger to become effective without any further notice to shareholders of Odwalla. See Appendix A (Agreement and Plan of Merger).

     Concurrently with the execution of the Merger Agreement, and as a condition and inducement to TCCC's and the Offeror's entering into the Merger Agreement, Odwalla entered into a Stock Option Agreement, dated as of October 29, 2001 (the "Option Agreement"), with TCCC and the Offeror. Pursuant to the Option Agreement, Odwalla granted to the Offeror an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by TCCC and the Offeror immediately following consummation of the Offer, will constitute 90.1% of the Shares then outstanding on a Fully Diluted Basis (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price, subject to the terms and conditions set forth in the Option Agreement, including, without limitation, that the Top-Up Stock Option shall not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance. If the Top-Up Stock Option is exercised by the Offeror (resulting in the Offeror and TCCC owning 90.1% on a Fully Diluted Basis or more of the Shares then outstanding), the Offeror will be able to effect a short-form merger under the CGCL, subject to the terms and conditions of the Merger Agreement. For a description of the Option Agreement, see Section 11 ("The Merger Agreement; the Option Agreement; the Tender Agreements; and the Employment Agreement").

     In connection with the Merger Agreement, the Offeror and TCCC entered into Tender Agreements, dated October 29, 2001 (the "Tender Agreements"), with each of the following shareholders: Bain Capital Fund VI, L.P.; BCIP Associates II; BCIP Trust Associates II; BCIP Associates II-B; BCIP Trust Associates II-B; BCIP Associates II-C; PEP Investments Pty. Limited; U.S. Equity Partners, L.P.; U.S. Equity Partners (Offshore), L.P.; Catterton-Simon Partners III, L.P.; D. Stephen
C. Williamson; James R. Steichen; Theodore R. Leaman III; Douglas K. Levin; Michael Carter; Julie Carter; and Robert Carter (collectively, the "Tendering Shareholders"). Pursuant to the Tender Agreements, the Tendering Shareholders have agreed to tender an aggregate of 6,280,594 Shares owned by the Tendering Shareholders (the "Committed Shares") and certain of the Tendering Shareholders have agreed to vote 5,950,650 of the Committed Shares in favor of the Merger and otherwise in the manner directed by the Offeror. The Committed Shares represent approximately 57% of the Shares that as of October 25, 2001 were issued and outstanding.

     Tender Agreements. Concurrently with the execution and delivery of the Merger Agreement, TCCC, the Offeror and each of the Tendering Shareholders entered into the Tender Agreements. Pursuant to the Tender Agreements, the Tendering Shareholders agreed to tender into the Offer the Committed Shares. The Tender Agreements also provide that U.S. Equity Partners, L.P.; U.S. Equity Partners (Offshore), L.P.; Catterton-Simon Partners III, L.P.; Bain Capital Fund VI, L.P.; BCIP Associates II; D. Stephen C. Williamson; Douglas Levin; Michael Carter; Julie Carter; and Robert Carter (the "Voting Shareholders"), representing in the aggregate 5,950,650 shares, irrevocably appoint the Offeror as their proxy to vote their portion of such Committed Shares in connection with the transaction in the following manner: (i) for the adoption and approval of the Merger Agreement and the Merger and (ii) in any manner as TCCC, in its sole discretion, may see fit with respect to any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of Odwalla or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving Odwalla or any of its subsidiaries, including, but not limited to, any Competing Acquisition Proposal, as defined herein. Notwithstanding the foregoing grant to TCCC of the irrevocable proxy, if TCCC elects not to exercise its rights to vote the securities pursuant to the irrevocable proxy, each Voting Shareholder agreed to vote the securities during the term of the Tender Agreement (i) in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in the Tender Agreements, or (ii) in the manner directed by TCCC if the issue on which the Voting Shareholder is requested to vote is a matter described in clause (ii) of the preceding sentence, in each case at any annual, special or other meeting or action of the shareholders of Odwalla, in lieu of a meeting or otherwise. The Merger Agreement and the Tender Agreements are more fully described in Section 11 ("The Merger Agreement; the Option Agreement; the Tender Agreements; and the Employment Agreement"). The Committed Shares that are subject to voting agreements represent approximately 54% of the Shares outstanding.

     The Merger Agreement provides that, promptly after the Offeror acquires Shares which represent at least the Minimum Condition, the Option Exercise Minimum Number or the Revised Minimum Number, the Offeror will be entitled to designate such number of directors, rounded up to the next whole number, on the

Board of Directors of Odwalla (the "Post-Acceptance Board"), subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the number of Odwalla's directors designated by the Offeror equal to the product of (1) the total number of available seats on the Board of Directors and (2) the percentage that the number of Shares owned by the Offeror and TCCC bears to the total number of Shares issued and outstanding provided that, prior to or upon the purchase by the Offeror of any Shares in the Offer, Odwalla shall increase the number of directors on the Board of Directors from seven to eight and shall maintain the number of directors at eight until the Effective Time (as defined herein). Prior to the Effective Time, Odwalla shall use its reasonable best efforts to ensure that the Post-Acceptance Board includes four directors in office as of October 29, 2001 (the "Continuing Directors"). If the number of Continuing Directors is reduced below four, then any remaining Continuing Directors will be entitled to designate such persons to fill such vacancies, who will be considered Continuing Directors. If no Continuing Directors remain, the other directors shall designate four persons to fill the vacancies and such persons shall be considered Continuing Directors. Odwalla shall, at such time, take all actions necessary to cause the Offeror's designees to be so elected by its existing Board of Directors. In addition, Odwalla shall use its commercially reasonable efforts to cause to be delivered to TCCC resignations of all the directors of Odwalla's subsidiaries to be effective upon the Merger. In addition, Odwalla will use its reasonable best efforts to cause individuals designated by the Offeror to constitute the same percentage as such individuals represented on the Post-Acceptance Board of each committee of such Post-Acceptance Board (other than any committee of such Post-Acceptance Board established to take action under the Merger Agreement).

     Odwalla has represented to TCCC that as of October 25, 2001 there (i) were 11,103,321 Shares issued and outstanding, (ii) 1,737,699 Shares reserved for issuance upon the exercise of outstanding options plus an additional 188,886 shares authorized and reserved for future issuance under the Odwalla stock option plans, and (iii) warrants to purchase 31,806 Shares reserved for future issuance pursuant to the exercise of the warrants. Based upon the foregoing, the Offeror believes that approximately 10,004,093 Shares constitute 90.1% of the outstanding Shares on a Fully Diluted Basis assuming all of the holders of Company Options and the Company Warrants (each as hereinafter defined) agree to exchange such Company Options and Company Warrants for the Option Consideration and Warrant Consideration (each as hereinafter defined), as the case may be, pursuant to the terms of the Merger Agreement (or approximately 11,139,730 Shares if none of the holders of Company Options and Company Warrants agree to exchange such Company Options and Company Warrants for the Option Consideration and Warrant Consideration, as the case may be, pursuant to the terms of the Merger Agreement) and approximately 5,551,661 Shares constitute 50% of the outstanding Shares.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated (or if the Offer is consummated using the Option Exercise Minimum Number and the Top-Up Stock Option is exercised), the Offeror will own a number of Shares to cause the Merger to occur without a vote of the shareholders of Odwalla, pursuant to Section 1110 of the CGCL. As of the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by TCCC or any other direct or indirect wholly owned subsidiary of TCCC, which shall be canceled or Shares held by dissenting shareholders, if any) will be converted into the right to receive from the Surviving Corporation the Offer Price. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares, a vote of Odwalla's shareholders will be required under
Section 1201 of the CGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror hereby offers to purchase all of the Shares at a price of $15.25 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, and will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, San Francisco, California time, on December 6, 2001, unless the Offeror (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS APPLICABLE TO THE ACQUISITION OF THE SHARES IMPOSED BY THE HSR ACT AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15 ("CERTAIN CONDITIONS OF THE OFFER"). The Merger Agreement and the Offer may be terminated by the Offeror and TCCC if certain events occur. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Offeror and TCCC expressly reserve the right to modify the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement, including the provisions of the Merger Agreement described in the next paragraph, and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such conditions to the Offer have not been satisfied, the Offeror reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering shareholders,
(ii) waive such unsatisfied conditions and purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of shareholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

     Under the terms of the Merger Agreement, the Offeror may not, without the consent of Odwalla, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement) in a manner adverse to the holders of the Shares, (iv) except as provided in the Merger Agreement, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the Odwalla shareholders. Notwithstanding the foregoing, the Offeror may, without the consent of Odwalla, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, subject in each case to any right of TCCC, the Offeror or Odwalla to terminate the Merger Agreement pursuant to the terms thereof or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Further, if the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, at the request of Odwalla, subject to any right of the Offeror or TCCC to terminate the Merger Agreement, the Offeror shall, and TCCC shall cause the Offeror to take any of the actions set forth in clauses (x), (y), or (z) (provided that the Offeror shall have complete discretion concerning which action to take): (x) extend the Offer pursuant to the provisions of the Merger Agreement, (y) amend the Offer in contemplation of the exercise of the Option Agreement (to the extent the Option Agreement is exercisable at such time) to reduce the Minimum Condition to the Option Exercise Minimum Number or (z) amend the Offer to provide that, if (i) the Minimum Condition is not satisfied at the next scheduled Expiration Date of the Offer (after giving effect to the issuance of any Shares theretofore acquired by TCCC or the Offeror) and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, the Offeror shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, subject to the prior satisfaction or waiver of the other conditions of the Offer, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Offeror shall not in any event be required to accept for payment, or pay for, any Shares less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the Expiration Date).

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that is significant, such as the Offer Price and the percentage of securities sought, a minimum ten business day period may be required to allow for adequate dissemination to shareholders and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

     Odwalla has provided the Offeror with Odwalla's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares whose names appear on Odwalla's shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date as soon as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation, the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16 or to comply in whole or in part with applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the appropriate Letter of Transmittal, properly completed and duly executed (or a facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

     Shareholders who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offer may deposit Share Certificates pursuant to the procedures set forth below for guaranteed delivery.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when the Offeror gives oral notice followed by written notice to the Depositary of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Offeror's rights set forth herein, the Depositary may nevertheless, on behalf of the Offeror and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4 ("Withdrawal Rights"). UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tenders. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or

(ii) the guaranteed delivery procedures described below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings organization or other entity which is an "eligible guarantor institution" as such term defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, to a person other than the registered holder, the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (i)    such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Offeror is received by the Depositary, as provided below, on or prior to the Expiration Date; and

     (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day," for purposes of the preceding sentence, is any day on which the Nasdaq Stock Market's National Market System (the "Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for, or of Book-Entry Confirmation of the delivery of, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of Federal income tax law, the Depositary may be required to withhold 30.5% of the amount of any payments of cash pursuant to the Offer or the Merger. In order to avoid backup withholding, each shareholder that is a United States person as defined under U.S. federal income tax law surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 30.5%.

     All shareholders that are United States persons as defined under U.S. federal income tax law surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain shareholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders should complete and sign the enclosed Form W-8BEN, Certificate of Foreign Status in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror in its sole discretion, which determination shall be final and binding on all parties. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of the Offeror be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, TCCC, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder's agent, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the shareholder as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the shareholder at any time with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such shareholder (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special meeting of Odwalla's shareholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of shareholders (whether annual or special or whether or not adjourned) in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Offeror that (a) such shareholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after January 5, 2002. If acceptance of any Shares tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4. Any such delay in acceptance for payment will be accomplished by extension of the Offer to the extent required by law.

     For withdrawal of Shares tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The facsimile number for the Depositary is 781-575-4826 or 781-575-4827. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates have been tendered) the name in which the certificates are registered, if different from that of the person who tendered the Shares. If certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the shareholder must submit the serial numbers shown on the certificates evidencing the Shares to be withdrawn to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be Medallion guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, TCCC, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

     Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 30.5%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the substitute Form W-9 included in the Letter of Transmittal. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a substitute Form W-9 and submitting it to the paying agent for the Merger.

     TCCC and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as TCCC or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by TCCC or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by TCCC or the Offeror.

     6. PRICE RANGE OF SHARES; DIVIDENDS. According to Odwalla's Annual Report on Form 10-K for the fiscal year ended September 2, 2000 (the "Form 10-K"), the Shares have been traded on Nasdaq under the symbol "ODWA." The following table sets forth, for the periods indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service. Odwalla did not pay any cash dividends during such periods.

                                                               HIGH       LOW
                                                              -------   -------
FISCAL YEAR ENDED SEPTEMBER 2, 2000:
  First Quarter.............................................  $ 7.625   $ 4.313
  Second Quarter............................................  $ 9.50    $ 4.625
  Third Quarter.............................................  $ 9.125   $ 5.25
  Fourth Quarter............................................  $ 8.00    $ 5.875
FISCAL YEAR ENDED SEPTEMBER 1, 2001:
  First Quarter.............................................  $11.50    $ 6.25
  Second Quarter............................................  $10.625   $ 8.563
  Third Quarter.............................................  $10.59    $ 8.75
  Fourth Quarter............................................  $11.00    $ 7.30
FISCAL YEAR ENDING AUGUST 31, 2002:
  First Quarter (through November 5, 2001)..................  $15.21    $ 5.51

     On October 29, 2001, the last full trading day prior to announcement of the Merger Agreement, the last reported closing sales price of the Shares on Nasdaq was $11.83 per Share. On November 5, 2001, the last full trading day before commencement of the Offer, the last reported closing sales price of the Shares on Nasdaq was $15.15 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Odwalla has not declared or paid any dividends on the Shares since its initial public offering.

     7. CERTAIN INFORMATION CONCERNING ODWALLA. Odwalla began operations in September 1980 and was incorporated in California in September 1985.

     Odwalla's business is to provide easy access to great tasting nourishment. Odwalla is the nation's leading branded super-premium beverage company, delivering nourishment coast to coast with the Odwalla and Samantha lines of more than 45 all natural juices, smoothies, dairy-free shakes, spring water and natural food bars. Odwalla's beverage product lines appeal to many consumers because of the superior taste of minimally processed beverages and greater nutritional value compared to juice from concentrate or with artificial flavors. Odwalla products are currently sold in over 30 states. Odwalla's nourishing food bars are available in additional states and can also be purchased online through Odwalla's website.

     Set forth below is certain selected financial information with respect to Odwalla excerpted from the information contained in Odwalla's Annual Reports on Form 10-K for the fiscal years ended September 2, 2000 and August 28, 1999 (the "Odwalla 10-Ks") and Odwalla's Quarterly Reports on Form 10-Q for the periods ended June 2, 2001 and May 27, 2000 (the "Odwalla 10-Qs"). More comprehensive financial information is included in the Odwalla 10-Ks and Odwalla 10-Qs and other documents filed by Odwalla with the Commission. The following summary is qualified in its entirety by reference to the Odwalla 10-Ks, the Odwalla 10-Qs and such other documents and all the financial information (including any related notes) contained therein. The financial statements include the accounts of Odwalla and Fresh Samantha, Inc., Fresh Samantha Juice Bars, Inc. (collectively, "Fresh Samantha") and Odwalla Canada, Inc. The accounts of Fresh Samantha are included since May 2, 2000, the date of acquisition. The Odwalla 10-Ks, the Odwalla 10-Qs and such other documents are available for inspection and copies thereof are obtainable in the manner set forth below under "Available Information."

                                 ODWALLA, INC.

                         SELECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                                                THIRTY-NINE
                                                                               WEEKS ENDED,
                                                       FISCAL YEAR           -----------------
                                               ---------------------------   JUNE 2,   MAY 27,
                                                2000      1999      1998      2001      2000
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Statement of Operations Data:
  Net Sales..................................  $93,450   $68,042   $59,088   $97,975   $60,541
  Income (loss) from operations..............    1,036    (2,361)   (1,241)     (161)      187
  Net income (loss)..........................    3,655    (2,042)   (1,379)     (169)    3,121
Balance Sheet Data:
  Current assets.............................  $28,318   $20,337   $13,866   $28,340   $26,269
  Total assets...............................   89,354    35,305    29,350    90,194    78,573
  Total shareholders' equity.................   60,672    14,449    16,445    60,720    60,138

     On November 6, 2001, Odwalla issued the following press release, according to published sources:

     (HALF MOON BAY, CALIF., NOVEMBER 6, 2001) -- Odwalla, Inc. (NASDAQ: ODWA) today announced financial results for its thirteen-week fourth quarter ended September 1, 2001. Fourth quarter net sales were $30.6 million, a 1% increase over the same quarter in the prior year on a thirteen-week comparative basis. Odwalla's fourth quarter of fiscal 2000 was a fourteen-week period and reported net sales of $32.9 million.

     "In the fourth quarter, we continued to maintain a strong balance sheet and had substantial growth in EBITDA compared to the prior year," said Stephen Williamson, Chairman and CEO. "However, our sales growth rates declined in some parts of the country due to the slowing of the economy. Our business of providing people with easy access to great tasting nourishment is as powerful as ever. We look forward to the acquisition of Odwalla by The Coca-Cola Company under the terms of the merger agreement we signed with The Coca-Cola Company last week. The Coca-Cola Company believes in our vision, our products and our people. We believe the acquisition will allow us to continue Odwalla's entrepreneurial spirit and bringing our vision to more people with the support and experience that Coca-Cola can provide."

     Gross profit for the fourth quarter was 50.4% of net sales compared to 50.6% for the same period last year. The prior quarter had fourteen weeks compared to the thirteen weeks of the current year, allowing fixed costs to be spread over a larger sales base in the prior year. The fixed cost impact was partially offset by improved variable costs resulting from investments made in the Dinuba production facility.

     Sales and distribution costs for the fourth quarter were 36.6% of net sales compared to 33.4% for the same period last year. The increase reflects continued investments in our overall sales and distribution organization, resulting primarily from the merger with Fresh Samantha, Inc. in May 2000. The prior quarter had fourteen weeks compared to the thirteen weeks of the current year, allowing fixed costs to be spread over an additional week in the prior year. We expect to continue to invest in our sales and distribution organization in fiscal 2002.

     Marketing and general and administrative expenses for the quarter were $3.5 million or 11.5% of net sales compared to $4.2 million or 12.9% of net sales for the same period last year. The decrease results from transitional costs last year associated with the acquisition of Fresh Samantha in May 2000, a reduction in expenses this quarter in discretionary areas, and the impact in the prior year of fourteen weeks of activity compared to thirteen weeks this year. Amortization of intangible assets acquired with the Fresh Samantha merger resulted in a $577,000 expense this quarter compared to $581,000 for the same quarter last year.

     Operating income for the quarter, excluding amortization of intangible assets from the Fresh Samantha acquisition, was $713,000 compared to $1.4 million in the same period last year. Net income before taxes for the quarter was $222,000 or $0.02 per basic and diluted share compared to a net income before taxes of $843,000 or $0.08 per basic and diluted share for the same period last year. The effective tax rate in the current year results from the accounting for the Fresh Samantha acquisition, which was structured as a tax-free reorganization for income tax purposes. As a result, there remains a permanent difference between the financial accounting basis and the income tax reporting basis of goodwill.

     Net sales for fiscal 2001 were $128.3 million or 37.2% higher than the $93.5 million of net sales last year, the increase due to the acquisition of Fresh Samantha and the growth of Odwalla branded products. Gross profit was 51.9% compared to 49.2% last year. The increase was due primarily to the end of the impact of the December 1998 California citrus freeze and the benefits from the investments in the Dinuba production facility, both reflected over the past two years.

     Sales and distribution costs for fiscal 2001 were 35.5% of net sales compared to 34.0% for last year, the increase primarily due to investment in our organization and higher costs in our East Coast markets. Marketing and general and administrative expenses were $15.2 million compared to $12.4 million last year, the increase primarily due to systems infrastructure improvements and the acquisition of Fresh Samantha. Amortization of intangible assets acquired with the Fresh Samantha merger resulted in a $2.3 million expense for fiscal 2001 compared to $711,000 last year, reflecting the completion of the merger in May 2000. Net income, excluding the restructuring and other charges recorded in the second quarter of this year, was $1.7 million or $0.15 per basic share and diluted share for this year, compared to net income of $603,000 or $0.09 per basic share and $0.08 per diluted share last year, excluding, net of tax, the insurance settlement proceeds, the cost of converting the Series A preferred stock and the preferred stock dividend. After considering the restructuring and other charges and the unusual effective tax rate discussed above, the net loss for fiscal 2001 was $434,000 or $.04 per share.

     Odwalla, Inc. (NASDAQ: ODWA), the nation's leading branded super-premium beverage company, delivers nourishment coast to coast with the Odwalla and Samantha lines of all-natural juices, smoothies, dairy-free regular and chocolate milk, dairy-free shakes, spring water and natural food bars. To learn more about the Odwalla and Samantha brands, please visit us at www.odwalla.com and at www.freshsamantha.com.

     This press release contains forward-looking statements, including statements regarding the investment in Odwalla's facilities and organization and the completion of the transaction with The Coca-Cola Company that involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors and risks, including without limitation, those factors and risks regarding our products, distribution and business expansion, described in documents filed periodically with the Securities and Exchange Commission including our last annual report on Form 10-K, filed in November 2000, and changes in economic and political conditions. The annual report and other documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. The completion of the acquisition by The Coca-Cola Company is subject to the satisfaction or waiver of the various conditions to the acquisition set forth in the Agreement and Plan of Merger, dated as of October 29, 2001, among Odwalla, The Coca-Cola Company and TCCC Acquisition Corp. (the "Merger Agreement").

     This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Odwalla in connection with the acquisition of Odwalla common stock pursuant to the terms of the tender offer by The Coca-Cola Company and TCCC Acquisition Corp. under the terms of the Merger Agreement, or otherwise. At the time the tender offer is commenced, The Coca-Cola Company will file a tender offer statement with the Securities and Exchange Commission (the "SEC") and Odwalla will file a solicitation/recommendation statement with respect to the tender offer. Odwalla shareholders are advised to read the tender offer statement regarding the acquisition of Odwalla by The Coca-Cola Company referenced in this press release, and the related solicitation/recommendation statement. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the tender offer. These documents will be made available to all shareholders of Odwalla at no expense to them. These documents will also be available to all Odwalla shareholders at no charge on the SEC's web site at www.sec.gov.

                                 ODWALLA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    14 WEEKS   13 WEEKS   53 WEEKS   52 WEEKS
                                                    SEPT. 2,   SEPT. 1,   SEPT. 2,   SEPT. 1,
                                                      2000       2001       2000       2001
                                                    --------   --------   --------   --------
Net sales.........................................  $32,909    $30,585    $93,450    $128,260
Cost of sales.....................................   16,248     15,174     47,477      61,723
                                                    -------    -------    -------    --------
  Gross profit....................................   16,661     15,411     45,973      66,537
                                                    -------    -------    -------    --------
Operating expenses
  Sales and distribution..........................   10,989     11,186     31,815      45,574
  Marketing.......................................      936        846      2,795       3,672
  General and administrative......................    3,306      2,666      9,616      11,518
  Amortization of intangible assets from Fresh
     Samantha acquisition.........................      581        577        711       2,308
                                                    -------    -------    -------    --------
  Total operating expenses before restructuring
     and other charges............................   15,812     15,275     44,937      63,072
                                                    -------    -------    -------    --------
Income from operations before restructuring and
  other charges...................................      849        136      1,036       3,465
  Restructuring and other charges.................       --         --         --       3,490
                                                    -------    -------    -------    --------
Income (loss) from operations.....................      849        136      1,036         (25)
Proceeds from insurance settlement, net of legal
  fees............................................       --         --      5,458          --
Series A preferred stock inducement expense to
  convert to common stock.........................       --         --     (1,587)         --
Interest and other income (expense), net..........       (6)        86       (112)       (211)
                                                    -------    -------    -------    --------
Income (loss) before income taxes.................      843        222      4,795        (236)
Income tax expense................................     (309)      (487)    (1,140)       (198)
                                                    -------    -------    -------    --------
Net income (loss).................................      534       (265)     3,655        (434)
Preferred stock dividend..........................       --         --       (568)         --
                                                    -------    -------    -------    --------
Net income (loss) applicable to common
  shareholders....................................  $   534    $  (265)   $ 3,087    $   (434)
                                                    =======    =======    =======    ========
Net income (loss) applicable to common
  shareholders after stock dividend --
  Basic...........................................  $  0.05    $ (0.02)   $  0.44    $  (0.04)
                                                    =======    =======    =======    ========
  Diluted.........................................  $  0.05    $ (0.02)   $  0.43    $  (0.04)
                                                    =======    =======    =======    ========
Shares used in per share amounts
  Basic...........................................   11,032     11,079      7,074      11,058
                                                    =======    =======    =======    ========
  Diluted.........................................   11,115     11,079      7,134      11,058
                                                    =======    =======    =======    ========

                                 ODWALLA, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 2,   SEPTEMBER 1,
                                                                  2000           2001
                                                              ------------   ------------
Current assets
  Cash, cash equivalents and short-term investments.........    $ 5,392        $ 4,364
  Trade accounts receivable.................................     11,599         12,605
  Inventories...............................................      6,705          6,913
  Prepaid expenses and other................................      2,357          3,077
  Deferred tax asset........................................      2,265          2,725
                                                                -------        -------
          Total current assets..............................     28,318         29,684
Plant, property and equipment, net..........................     20,011         23,789
Total other assets..........................................     41,025         37,612
                                                                -------        -------
                                                                $89,354        $91,085
                                                                =======        =======
Current liabilities
  Accounts payable..........................................    $ 9,139        $ 9,322
  Other accrued liabilities.................................      4,926          4,651
  Line of credit............................................      1,950          1,987
  Current maturities of capital lease obligations and
     long-term debt.........................................        591          1,632
                                                                -------        -------
          Total current liabilities.........................     16,606         17,592
Long-term liabilities
  Capital lease obligations and long-term debt and other
     liabilities, less current maturities...................      1,780          3,107
  Deferred tax liability....................................     10,296          9,906
                                                                -------        -------
          Total liabilities.................................     28,682         30,605
Shareholders' equity........................................     60,672         60,480
                                                                -------        -------
                                                                $89,354        $91,085
                                                                =======        =======

     Odwalla Projections. Prior to entering into the Merger Agreement, TCCC conducted a due diligence review of Odwalla and in connection with such review received certain non-public information provided by Odwalla, including certain projected financial information (the "Projections") for the fiscal years 2002, 2003 and 2004. The Projections include expectations of (i) net sales of $153.2 million, $188.7 million and $233.9 million, (ii) gross profit of $83.1 million, $104.1 million and $125.3 million, (iii) earnings before interest and taxes of $8.4 million, $15.2 million and $23.3 million and (iv) earnings before interest, taxes, depreciation and amortization of $16.9 million, $24.2 million and $32.9 million, each for the fiscal years 2002, 2003 and 2004, respectively. Odwalla does not in the ordinary course publicly disclose projections, and the Projections were not prepared with a view to public disclosure. In addition, the Projections were prepared prior to the events in New York City and Washington, D.C. on September 11, 2001 and the aftermath of such events. None of Odwalla, TCCC or the Offeror intends to, and specifically declines any obligation to, update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the Projections are shown to be in error. Also, none of Odwalla, TCCC or the Offeror intends to, and specifically declines any obligation to, update or revise the Projections to reflect changes in general economic or industry conditions. Odwalla has advised TCCC and the Offeror that the Projections reflect significant assumptions and subjective judgments by Odwalla's management regarding industry performance and general business and economic conditions. The Projections do not give effect to the Offer or the potential combined operations of TCCC and Odwalla. The Projections are included for the limited purpose of giving the holders of the Shares access to the material financial projections prepared by Odwalla's management that were made available to TCCC and the Offeror in connection with the Merger Agreement and the Offer. The inclusion of the Projections herein should not be regarded as an indication that TCCC, the Offeror or Odwalla considered or consider the Projections to be reliable predictions of future events and the Projections should not be relied upon as such.

     The Projections were prepared for the limited purpose of managing the operating plan of Odwalla for the fiscal year 2001. While presented with numerical specificity, the Projections are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of Odwalla, TCCC or the Offeror. Furthermore, it is expected that there will be differences between actual and projected results. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results may vary materially from those shown above. In addition, the Projections were not prepared in accordance with guidelines of the Commission, generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, and neither Odwalla's nor TCCC's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for, and disclaim any association with, the Projections. The Projections should be read in conjunction with the historical financial information of Odwalla included above and in the reports and other documents of Odwalla that may be obtained from the offices of the Commission in the manner set forth below under "Available Information." None of TCCC, the Offeror or any other person assumes any responsibility for the accuracy, completeness or validity of the foregoing Projections.

     Certain matters discussed and statements made herein may constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those contemplated by such forward-looking statements. Forward-looking statements include the information set forth in "Odwalla Projections." Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions. Such statements should be viewed with caution.

     Available Information. Odwalla is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Odwalla's directors and officers, their remuneration, options granted to them, the principal holders of Odwalla's securities and any material interest of such persons in transactions with Odwalla is required to be disclosed in such proxy statements and distributed to Odwalla's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection and copying at prescribed rates. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Except as otherwise noted in this Offer to Purchase, all of the information with respect to Odwalla set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING THE OFFEROR AND TCCC. The Offeror, a California corporation and a wholly owned subsidiary of TCCC, was newly organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and commencement of the Offer. The Offeror and TCCC have their principal executive offices at One Coca-Cola Plaza, Atlanta, Ga. 30313. The telephone number for the Offeror and TCCC at such offices is (404) 676-2121. TCCC owns 100% of the outstanding capital stock of the Offeror.

     TCCC is the largest manufacturer, distributor and marketer of soft drink concentrates and syrups in the world. Finished beverage products bearing TCCC's trademarks, sold in the United States since 1886, are now sold in nearly 200 countries and include the leading soft drink products in most of these countries.

     TCCC's business is nonalcoholic beverages, principally soft drinks, but also a variety of noncarbonated beverages, including juice and juice-drink products. TCCC is one of numerous competitors in the commercial beverages market. Of the approximately 48 billion beverage servings of all types consumed worldwide every day, beverages bearing TCCC's trademarks account for more than one billion.

     TCCC was incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Offeror and TCCC and certain other information are set forth in Annex I hereto. Except as described in this Offer to Purchase and in Annex I hereto, none of TCCC, the Offeror or, to the best knowledge of such corporations, any of the persons listed on Annex I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as provided in the Merger Agreement, the Option Agreement, the Tender Agreements or as otherwise described in this Offer to Purchase, (i) none of the Offeror, TCCC nor, to the best knowledge of the Offeror and TCCC, any of the persons listed in Annex I to this Offer to Purchase or any associate or majority owned subsidiary of the Offeror, TCCC or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of the Offeror, TCCC nor, to the best knowledge of the Offeror and TCCC, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Option Agreement or the Tender Agreements and as otherwise described in this Offer to Purchase, none of the Offeror, TCCC nor, to the best knowledge of the Offeror and TCCC, any of the persons listed in Annex I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of Odwalla, including, but not limited to, the transfer or voting of such securities, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, neither the Offeror nor TCCC nor, to the best knowledge of the Offeror and TCCC, any of the persons listed on Annex I hereto, has had any transaction with Odwalla or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Offeror, TCCC, or any of their respective subsidiaries or, to the best knowledge of the Offeror and TCCC, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Odwalla or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of Odwalla's securities, an election of Odwalla's directors or a sale or other transfer of a material amount of assets of Odwalla.

     Available Information. TCCC is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TCCC's directors and officers, their remuneration, options granted to them, the principal holders of TCCC's securities and any material interest of such persons in transactions with TCCC is required to be disclosed in such proxy statements and distributed to TCCC's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be available for inspection and copying at prescribed rates. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The Offeror estimates that the total amount of funds required to purchase all outstanding Shares (on a Fully Diluted Basis) pursuant to the Offer, to repay outstanding indebtedness and to pay fees and expenses and other obligations related to the Offer and the Merger will be approximately $192.5 million. The Offeror plans to obtain all funds needed for the Offer and the Merger through capital contributions or advances made by

TCCC. TCCC plans to obtain the funds for such capital contributions or advances from its available cash and from working capital.

     While the foregoing represents the current intention of TCCC and the Offeror with respect to such funds, such financial arrangements may change depending on such factors as TCCC and the Offeror may deem appropriate.

     10.  BACKGROUND OF THE OFFER; CONTACTS WITH ODWALLA.

     In November 2000, at TCCC's request, a representative of TCCC met with Stephen Williamson, the Chairman of the Board and Chief Executive Officer of Odwalla, and Jim Steichen, Chief Financial Officer of Odwalla, and held informal discussions. During this brief meeting, TCCC and Odwalla discussed their future business plans in a general manner. At the conclusion of the meeting, Mr. Williamson indicated that TCCC could contact Odwalla at a future date if TCCC believed it was in either party's best interest.

     In January 2001 and in March 2001, representatives of TCCC made inquiries of Mr. Williamson to learn more about Odwalla. Mr. Williamson met with and had informal discussions with representatives of TCCC. During those discussions, TCCC indicated that it was TCCC's belief that bringing Odwalla into the TCCC family would greatly enhance the probability of achieving Odwalla's potential. The TCCC representatives explored generally with Mr. Williamson whether Odwalla would be interested in a possible strategic relationship with TCCC, although no specific terms or conditions were discussed. Mr. Williamson stated that Odwalla was not interested in pursuing a strategic transaction and preferred to pursue independently its business objectives. Mr. Williamson indicated, though, that the management and Board of Directors of Odwalla would give due consideration to any proposal deemed to be in the best interest of the Odwalla shareholders. Also, during this period, TCCC engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its financial advisor in connection with any potential transaction with Odwalla.

     In June 2001, several directors and officers of Odwalla met with representatives of several investment banks to discuss strategic options available to Odwalla and to consider whether Odwalla should retain an investment bank.

     In early August 2001, representatives of TCCC approached DrKW, which was one of the investment banks with which Odwalla previously had discussions regarding Odwalla's strategic options. TCCC's representatives expressed an interest in discussing a possible cash acquisition of Odwalla for a price per outstanding Share in the range of $12.00 to $13.00. Following discussions between DrKW and Stephen Williamson, who had consulted with members of the Board of Directors, DrKW indicated to representatives of TCCC that Odwalla was unwilling to entertain discussions regarding a possible transaction between TCCC and Odwalla at the range of values suggested by TCCC. DrKW, however, indicated that Odwalla might be willing to entertain further discussions with TCCC if TCCC were interested in a possible acquisition of Odwalla at a value range in excess of $15 per Share.

     In late August 2001, discussions renewed. After extensive discussions, representatives of TCCC indicated to DrKW that TCCC would increase its preliminary indication of interest to $15.50 for each outstanding Share, subject to satisfactory completion by TCCC of due diligence, the negotiation of a mutually satisfactory Merger Agreement and related documentation and satisfaction of mutually acceptable closing conditions. TCCC stated that its willingness to consider a possible transaction at this price was absolutely conditioned upon Odwalla's willingness to negotiate exclusively with TCCC for a period of time to complete a transaction and upon the willingness of the large shareholders of Odwalla to provide their unconditional support of the transaction. During these discussions, DrKW sought to encourage TCCC to increase the price reflected in TCCC's preliminary indication of interest above $15.50 per Share, but TCCC was unwilling to do so.

     In late August 2001, Odwalla received a draft indication of interest and a draft confidentiality agreement from TCCC. From August 31 through September 4, 2001, legal counsel to Odwalla, Morrison & Foerster, LLP, reviewed the terms of the draft indication of interest and the draft confidentiality agreement, and negotiated the terms of the draft confidentiality agreement with legal counsel to TCCC, King & Spalding.

     On September 4, 2001, the Board of Directors met via teleconference to discuss the TCCC indication of interest. Representatives of DrKW reviewed the draft indication of interest from TCCC for the benefit of the

Board of Directors. The Board of Directors authorized its senior management to enter into discussions with TCCC, negotiate a confidentiality agreement with TCCC and proceed with appropriate due diligence efforts.

     On September 5, 2001, the Board of Directors met via teleconference to discuss the terms of the proposed confidentiality agreement with TCCC, the form of which had been negotiated over the past week (the "Confidentiality Agreement"), and the process, timing, structure and terms of a potential transaction with TCCC. The Board of Directors considered and reviewed with representatives from DrKW and Morrison & Foerster the various provisions of the proposed Confidentiality Agreement and the draft indication of interest from TCCC. The Board of Directors also discussed the provisions of the Confidentiality Agreement including, among other provisions, a thirty day exclusivity period during which Odwalla and principal shareholders of Odwalla (the "Principal Shareholders") would agree, subject to the terms and conditions of the Confidentiality Agreement, not to solicit, encourage or engage in any discussion or negotiations with, or provide any information to, or otherwise cooperate with, encourage or assist, any person or entity regarding any acquisition transaction. After a lengthy discussion, the Board of Directors authorized the senior management of Odwalla to enter into the Confidentiality Agreement with TCCC in substantially the form presented to the Board of Directors.

     On September 7, 2001, TCCC submitted a written non-binding indication of interest to the Board of Directors proposing a transaction in which Odwalla shareholders would receive $15.50 in cash per Share, subject to satisfactory completion by TCCC of due diligence, the negotiation of a mutually satisfactory Merger Agreement and related documentation and satisfaction of mutually acceptable closing conditions. Also on September 7, TCCC, Odwalla and the Principal Shareholders entered into the Confidentiality Agreement with a thirty day exclusivity period ending October 7, 2001.

     Following September 7, 2001 and throughout the month of September 2001, TCCC proceeded with its financial, legal and operational due diligence review of Odwalla. Due to delays caused by the aftermath of terrorist attacks in New York and Washington D.C. on September 11, 2001, TCCC requested, and Odwalla and the Principal Shareholders granted, an extension of the exclusivity period, ultimately through October 31, 2001 in order to continue negotiations and complete due diligence. Between October 1 and 26, 2001, TCCC conducted additional financial, legal and operational due diligence.

     On September 13, 2001, King & Spalding delivered a proposed Merger Agreement and, on September 14, 2001, delivered a proposed form of voting agreement to Morrison & Foerster. Morrison & Foerster and legal counsel to the Principal Shareholders began reviewing the Merger Agreement and form of voting agreement. During the period from September 13, 2001 to September 25, 2001, Morrison & Foerster discussed the proposed Merger Agreement and form of voting agreement with counsel to the Principal Shareholders and senior management of Odwalla.

     On September 25, 2001, Morrison & Foerster delivered revised drafts of the proposed Merger Agreement and form of voting agreement to King & Spalding which, among other things, rejected the provisions that limited the Board of Directors' ability to consider alternative offers. Odwalla objected to the limitations in the TCCC draft, especially in combination with the proposed form of voting agreement, which would require the Principal Shareholders and certain other large shareholders to support the transaction with TCCC even if a more attractive offer to purchase Odwalla were made. The revised draft delivered by Morrison & Foerster on behalf of Odwalla provided that the Board of Directors could consider alternative offers and provide information to third parties in connection with alternative proposals received by Odwalla. If a more attractive offer were made following the exercise of those rights, Odwalla could also elect to terminate the Merger Agreement, which termination would, in turn, trigger the termination of the proposed form of voting agreement. The draft provided by Morrison & Foerster also limited the conditions to TCCC's obligations to close and the ability of TCCC to terminate the Merger Agreement, in each case, in order to provide Odwalla with more certainty that the proposed transaction, if agreed to, would be consummated.

     On September 27, 2001 Morrison & Foerster and King & Spalding commenced negotiations of the proposed Merger Agreement and form of voting agreement.

     On October 5, 2001, King & Spalding delivered a revised draft of the proposed Merger Agreement to Morrison & Foerster. The revised draft again limited the Board of Directors' ability to consider alternative proposals or provide information in connection with an alternative proposal, and provided that Odwalla could not terminate the Merger Agreement if a more attractive offer was made. King & Spalding expressed TCCC's view that TCCC would not agree to pursue the transaction unless the Principal Shareholders and certain other large shareholders were committed to support the transaction with TCCC even if a more attractive offer to purchase Odwalla were made. TCCC also required more flexibility in its right to terminate the Merger Agreement, especially in connection with events or developments at Odwalla prior to the consummation of the Merger.

     On October 12, 2001, Morrison & Foerster delivered revised drafts of the proposed Merger Agreement and voting agreement to King & Spalding, which revisions included structuring the acquisition of Odwalla as a tender offer followed by a second-step merger. Under the tender offer structure proposed, although Odwalla would retain certain rights with respect to considering alternative proposals, the rights of termination of the parties were limited, and TCCC could consummate the acquisition of Odwalla more quickly. The proposed structure thus alleviated the concerns of both parties in connection with the risks associated with not consummating the transaction once it was publicly announced.

     On October 17, 2001, King & Spalding delivered a revised draft of the proposed Merger Agreement to Morrison & Foerster. The revised draft did not reflect a tender offer structure and again included limitations on the Board of Directors' ability to consider alternative offers and did not allow Odwalla to terminate the Merger Agreement if the Board determined an alternative offer was superior. The revised draft also continued to provide TCCC with broad termination rights. King & Spalding emphasized to Morrison & Foerster that the premium offered to Odwalla justified the terms dictated by TCCC and that TCCC would not proceed without limitations on Odwalla's ability to consider other offers and the unconditional support of the transaction by the Principal Shareholders and certain other large shareholders.

     On Friday, October 19, 2001, Beverage Digest published an article that speculated that TCCC was in talks to acquire Odwalla. The Wall Street Journal published a similar article on Monday, October 22, 2001. Neither Odwalla nor TCCC commented on the rumors. On October 22, 2001, the price of the Shares rose $3.25 from its closing price on October 19, 2001 to close at $10.05.

     During the week of October 22, 2001, DrKW received communications from representatives of two investment banks, each representing an interested potential acquiror of Odwalla. DrKW indicated to the investment banks that DrKW was not in a position at that time to discuss the matter with the investment banks. Neither investment bank nor their principals made any further inquiries or made any oral or written proposals to DrKW or to Odwalla.

     On October 24, 2001, King & Spalding delivered a revised draft Merger Agreement, stock option agreement and form of tender agreement to be entered into by the Principal Shareholders and certain other large shareholders to Morrison & Foerster reflecting a tender offer structure followed by a second-step merger. The revised draft did not alter TCCC's position as to Odwalla's ability to consider alternative actions or TCCC's ability to terminate the Merger Agreement.

     On October 25, 2001, the Board of Directors met via teleconference, with representatives of DrKW and Morrison & Foerster in attendance. Representatives of DrKW and Morrison & Foerster reviewed and discussed the principal issues in the proposed Merger Agreement and related documentation and the respective positions of Odwalla and TCCC as to each principal issue. Representatives of DrKW discussed the two inquiries from potential acquirors and indicated that the communications were only expressions of interest and that no terms were discussed. The Board of Directors considered the potential value and risks associated with exploring these inquiries after the expiration of the exclusivity period. The Board of Directors considered the recent rise in the price of the Shares to between $10 and $11 per Share which followed the Beverage Digest and The Wall Street Journal articles referring to Odwalla's discussions with TCCC. Morrison & Foerster discussed the fiduciary duties of the Board of Directors in considering the proposed transaction with TCCC. After discussion, the Board of Directors authorized senior management to continue negotiations with TCCC.

     Late on October 25, 2001, Morrison & Foerster delivered revised drafts of the Merger Agreement, the tender agreement and the stock option agreement to King & Spalding which again proposed, among other changes, broader rights for the Board of Directors to consider alternative offers and limited TCCC's ability to terminate the Merger Agreement prior to consummation of the proposed tender offer or merger.

     On the morning of October 26, 2001, representatives of Odwalla, Morrison & Foerster and DrKW held a conference call with representatives of TCCC and King & Spalding during which due diligence concerns and the principal unresolved terms of the transaction were discussed.

     Subsequently, on October 26, 2001, the Board of Directors met twice via teleconference, with representatives of DrKW and Morrison & Foerster in attendance at each telephonic meeting. During the first meeting the Board of Directors discussed with representatives from DrKW and Morrison & Foerster the results of the conference call that morning with representatives from TCCC and its advisors and counsel. Representatives from DrKW reported that after the morning call with representatives of TCCC, its counsel and financial advisor, DrKW received a call from Morgan Stanley in which Morgan Stanley reported that, based upon TCCC's due diligence and the effects on general economic conditions resulting from the events in New York and Washington, D.C., on September 11, 2001, and the aftermath of such events, TCCC was only willing to pay $14.50 per share. Morgan Stanley also reiterated that TCCC's willingness to consider a possible transaction at this price was absolutely conditioned upon, among other things, the willingness of the Principal Shareholders and certain other large shareholders to provide their unconditional support of the transaction. Representatives from Morrison & Foerster reported that in calls with King & Spalding, it appeared that TCCC would be willing to compromise on several of the provisions of the agreements under discussion if the price could be agreed upon and if the Principal Shareholders and certain other large shareholders agreed to provide their unconditional support of the transaction.

     The Board of Directors had a lengthy discussion of the reduction in purchase price and compromise terms proposed by King & Spalding on behalf of TCCC. The Board of Directors determined that the largest concern was with respect to the reduction in the purchase price. Strengthening its ability to consider alternative proposals was another concern. A third concern was TCCC's position that the Principal Shareholders and certain other large shareholders should pay to TCCC any additional proceeds received by the Principal Shareholders and certain other large shareholders from a sale of Odwalla to an alternative acquiror to the extent that the price received by the Principal Shareholders and certain other large shareholders was greater than the price offered by TCCC. The Board of Directors authorized representatives of DrKW to contact representatives of either TCCC or TCCC's financial advisor to address the Board of Directors' concerns.

     On the afternoon of October 27, 2001, the Board of Directors met via teleconference, with representatives of DrKW and Morrison & Foerster in attendance. DrKW and Morrison & Foerster provided the Board of Directors with a report on the negotiations with TCCC. The Board of Directors directed DrKW and Morrison & Foerster to negotiate a price of at least $15.25 per share, eliminate provisions sought by TCCC, including expanded rights of termination, and expand to the fullest extent possible the Board of Directors' ability to consider competing proposals that might emerge after entering into the proposed agreements with TCCC.

     From October 27, 2001 through October 29, 2001, senior management of Odwalla, together with representatives from DrKW and Morrison & Foerster, met with representatives of TCCC, Morgan Stanley and King & Spalding in Atlanta, Georgia to complete negotiations and drafting of the Merger Agreement and related agreements. After extensive negotiations, TCCC agreed to a purchase price of $15.25 per share in cash. In addition, TCCC agreed to allow Odwalla broader rights to consider alternative transactions and to limit TCCC's ability to terminate the Merger Agreement. Odwalla's ability to terminate the Merger Agreement remained limited, and the Principal Shareholders and certain other large shareholders agreed to provide TCCC their unconditional support of the transaction.

     On October 29, 2001, the Board of Directors met via teleconference, with representatives of DrKW and Morrison & Foerster in attendance. Morrison & Foerster provided the Board of Directors with a report on the revised terms and conditions to the proposed Merger Agreement and related agreements. DrKW presented its financial analyses and stated its oral opinion, later confirmed in writing as of the same date, that, as of that date, the $15.25 per Share cash consideration to be received by the Odwalla shareholders (other than TCCC, the Offeror and their respective subsidiaries) pursuant to the Offer and the Merger was fair to the Shareholders from a financial point of view. The Board of Directors, after discussion, by the unanimous vote of the directors, determined that the Merger Agreement, the Option Agreement, the Tender Agreements and the

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

transactions contemplated thereby, including the Offer and the Merger are advisable and fair to, and in the best interest of, the shareholders, approved the Offer and the Merger and the entry by Odwalla into the definitive agreements, and recommended that the shareholders of Odwalla accept the Offer and tender their Shares to the Offeror. Also on October 29, 2001, TCCC's board of directors formally approved the proposed acquisition at a price of $15.25 per share.

     On the evening of October 29, 2001, Odwalla, the Offeror and TCCC entered into the Merger Agreement and the Stock Option Agreement and TCCC entered into the Tender Agreements with each of the Tendering Shareholders, which included the Principal Shareholders and certain other large shareholders. On October 30, 2001, Odwalla and TCCC issued a press release announcing the transaction.

     On November 6, 2001, TCCC and the Offeror commenced the Offer.

     11. THE MERGER AGREEMENT; THE OPTION AGREEMENT; THE TENDER AGREEMENTS; AND THE EMPLOYMENT AGREEMENT. The following is a summary of the material terms of the Merger Agreement, the Option Agreement, the Tender Agreements and the employment agreement of D. Stephen C. Williamson, which summary is qualified in its entirety by reference to the Merger Agreement, the two forms of Tender Agreements, and the Stock Option Agreement which are attached hereto as Appendix A, B, C and D, respectively.

     The Offer. The Merger Agreement provides for the commencement of the Offer no later than November 8, 2001. The obligation of the Offeror to accept for payment the Shares tendered pursuant to the Offer is subject to (i) the Minimum Condition, (ii) any waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer and (iii) the satisfaction or waiver of certain other terms and conditions of the Offer. See Section 15 ("Certain Conditions to the Offer"). The Minimum Condition of the Offer is that at the expiration of the Offer, a number at least equal to ninety and one-tenth percent (90.1%) of the Shares then outstanding on a Fully Diluted Basis, together with the Shares owned by TCCC, the Offeror and their direct and indirect subsidiaries, shall have been validly tendered and not withdrawn.

     The Offeror expressly reserves the right to modify the terms of the Offer, except that, without the consent of Odwalla, the Offeror shall not, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement) in a manner adverse to the holders of the Shares, (iv) except as provided in the Merger Agreement, extend the Offer,
(v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the Odwalla shareholders. The rights reserved by the Offeror in this paragraph are in addition to the Offeror's rights to terminate the Offer as further described in this Section 11.

     The Merger. The Merger Agreement provides that subject to the terms and conditions thereof (and including those described in Section 15) and in accordance with the CGCL, the Offeror shall be merged with and into Odwalla at the Effective Time pursuant to the CGCL. Following the Merger, the separate corporate existence of the Offeror shall cease and Odwalla shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the CGCL.

     Pursuant to the Merger Agreement, as of the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than shares owned by TCCC, the Offeror, their direct or indirect subsidiaries and dissenting shareholders, if any) shall be canceled, and converted automatically into the right to receive an amount in cash equal to the Offer Price or any higher price paid for each of the outstanding Shares payable, without interest, less any required withholding taxes, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement.

     In connection and simultaneously with the Offer, Odwalla shall use its reasonable best efforts to ensure that each holder of outstanding options (whether vested or unvested) to acquire any Shares (the "Company Options") granted under Odwalla's Stock Option Plan adopted in 1993, Odwalla's 1994 Non-Employee Directors' Stock Option Plan and Odwalla's Amended and Restated 1997 Stock Option/Stock Issuance Plan (collectively, the "Odwalla Stock Option Plans") shall execute an agreement to exchange immediately prior to the consummation of the Offer such holder's Company Options to Odwalla for an amount in cash determined by multiplying (A) the excess, if any, of the Offer Price over the applicable exercise price per share of the Company Option (regardless of the exercise price) by (B) the number of Shares subject to the Company Options (whether vested or unvested) held by such holder (such amount, the "Option Consideration") less any amounts withheld to satisfy applicable tax obligations. Upon the expiration date of the Offer, each holder of Company Options immediately prior to the consummation of the Offer, who has exchanged such Company Options shall become entitled to the Option Consideration, and all rights of such holder associated with the Company Options shall be terminated and canceled. As of the Effective Time, either (i) each Company Option not so exchanged immediately prior to the consummation of the Offer shall be canceled, and in consideration for such cancellation the holder shall become entitled to receive an amount in cash equal to the Option Consideration, subject to any amounts withheld to satisfy applicable tax obligations, or (ii) Odwalla shall use its reasonable best efforts to ensure that each holder of a Company Option shall execute an agreement which provides that such Company Option shall be canceled, and in consideration for such cancellation the holder thereof shall become entitled to receive an amount in cash equal to the product of (x) the number of Shares subject to the Company Options, whether vested or unvested, held by such holder and (y) the excess of the Merger Consideration per Share over the per Share exercise price of each such Company Option, subject to any amounts withheld to satisfy applicable tax obligations.

     Under the terms of the Tender Agreements with each of D. Stephen C. Williamson, James R. Steichen and Theodore R. Leaman III (the "Executives"), TCCC may cause immediately prior to the consummation of the Offer such Executive to exercise any of the Executive's vested Company Options. Pursuant to the Merger Agreement, if TCCC requires any of the Executives to exercise Company Options to purchase Shares immediately prior to the consummation of the Offer pursuant to such Executive's Tender Agreement, Odwalla will loan to the Executive such funds as may be necessary to permit any of such Executives to exercise such Company Options. If Odwalla becomes obligated to advance funds as described in the immediately preceding sentence and Odwalla fails to advance such funds to any Executive, TCCC shall advance such funds to any Executive on commercially reasonable terms.

     Pursuant to the Merger Agreement, Odwalla shall use its reasonable best efforts to provide that each of the issued and outstanding warrants to purchase Shares (the "Company Warrants") shall be exercised in full immediately prior to the consummation of the Offer. In addition, Odwalla shall, by written notice to each holder of Company Warrants, offer to pay such holder upon the consummation of the Offer, in exchange for the cancellation of such holder's Company Warrants (regardless of exercise price) upon the consummation of the Offer, an amount in cash determined by multiplying (A) the excess, if any, of the Offer Price over the applicable exercise price per Share of the Company Warrant by (B) the number of Shares such holder could have purchased had such holder exercised such Company Warrant in full immediately prior to the consummation of the Offer (such amount, the "Warrant Consideration"), subject to any amounts withheld to satisfy applicable tax obligations.

     The Merger Agreement also provides that, at the Effective Time, the Articles of Incorporation of Odwalla, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law or such Articles of Incorporation. At the Effective Time, the Bylaws of Odwalla, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

     The Merger Agreement provides that (i) the directors of the Offeror at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (ii) the officers of the Offeror at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Shareholder Meeting; Proxy Statement. The Merger Agreement provides, if the approval and adoption of the Merger Agreement by Odwalla's shareholders are required by law, Odwalla will, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a shareholders' meeting for the purpose of considering the approval of the Merger Agreement and the transactions contemplated thereby. The Board of Directors of Odwalla will recommend to the shareholders the adoption or approval of the Merger Agreement and the Merger, will solicit proxies in favor of the Merger Agreement and the Merger and will take all other actions necessary or, in the reasonable judgment of TCCC, helpful to secure the vote or consent of such holders required by the CGCL or the Merger Agreement, to effect the Merger and shall not withdraw such recommendation. In connection with such meeting, Odwalla will promptly prepare and file with the Commission and will thereafter mail to its shareholders as promptly as practicable a proxy statement of Odwalla (the "Proxy Statement") and all other proxy materials for such meeting. Notwithstanding the foregoing, if the Offeror acquires at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of Odwalla's shareholders in accordance with Section 1110 of the CGCL.

     Board Recommendation; Competing Acquisition Proposals. Except as expressly permitted by the Merger Agreement, neither the Board of Directors of Odwalla nor any committee thereof may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to TCCC, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger, or the Merger Agreement, (ii) endorse, approve, recommend or submit to the Odwalla shareholders, or propose publicly to endorse, approve, recommend or submit to the Odwalla shareholders, any transaction involving a Competing Acquisition Proposal (as hereinafter defined) or (iii) cause Odwalla to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement (an "Acquisition Agreement") relating to any Competing Acquisition Proposal. Notwithstanding the foregoing, if prior to the consummation of the Offer, the Board of Directors of Odwalla determines in good faith that it has received a Superior Proposal (as hereinafter defined) in compliance with the solicitation provisions contained in the Merger Agreement and after taking into account the opinion of outside counsel with respect to its fiduciary duties to Odwalla's shareholders under applicable California law, the Board of Directors of Odwalla may (except as described in this and the following sentences) inform its shareholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Adverse Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is more than three (3) business days following TCCC's receipt of written notice advising TCCC that Odwalla's Board of Directors intends to make a Subsequent Adverse Determination; provided that the Board of Directors may not at any time withdraw its approval of the Offer, the Merger or the Merger Agreement or seek to abandon the Offer, the Merger or the Merger Agreement. Such notice shall specify the material terms and conditions of such Superior Proposal (and include a copy of such proposal with all accompanying documentation), identify the person making such Superior Proposal and state that the Board of Directors intends to make a Subsequent Adverse Determination. During this three business day period, Odwalla shall provide an opportunity for TCCC to propose adjustments to the terms and conditions of the Merger Agreement to enable Odwalla to proceed with its recommendation to its shareholders without a Subsequent Adverse Determination. A "Competing Acquisition Proposal" means any proposal from a third party with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving Odwalla or any subsidiary of Odwalla, or any purchase or other acquisition of 20% or more of the assets of Odwalla or any subsidiary of Odwalla or any purchase or other acquisition of any equity interest in Odwalla or any subsidiary of Odwalla. A "Superior Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Odwalla or any subsidiary of Odwalla, or any purchase or other acquisition of 70% or more of the assets of Odwalla or any subsidiary of Odwalla, taken as a whole, or any purchase or other acquisition of more than 50% of the equity interests in the Odwalla in each case, which (w) is fully financed without any financing condition, (x) does not contain a "right of first refusal" or "right of first offer" with respect to any proposal that TCCC may make, (y) does not contain any "due diligence" condition and (z) the Board of Directors of Odwalla determines in good faith after taking into advice from its independent financial advisor is more favorable to the Odwalla shareholders than the transactions contemplated by the Merger Agreement from a financial point of view taking into account any proposed changes to such transactions that may be proposed by TCCC in response to such proposal. Notwithstanding any other provision of the Merger Agreement, Odwalla shall submit the Merger Agreement to the Odwalla shareholders whether or not the Board of Directors of Odwalla makes a Subsequent Adverse Determination provided that Odwalla, concurrently with the submission of the Merger Agreement and the

Merger, may submit to the Odwalla shareholders other Competing Acquisition Proposals if it has complied with the provisions governing such matters in the Merger Agreement.

     Other Offers. The Merger Agreement provides that Odwalla will not, nor shall Odwalla authorize or permit any of its subsidiaries, officers, directors or employees or any financial advisors, auditors, attorneys, lenders or other advisors or representatives to directly or indirectly, (a) solicit, initiate or encourage the submission of any Competing Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any acquisition agreement with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of Odwalla, prior to the consummation of the Offer, from furnishing information to, or entering into or participating in discussions or negotiations with, any person or entity that makes an unsolicited Competing Acquisition Proposal only if, and only to the extent that, (A) the Board of Directors of Odwalla, after taking into account advice from independent outside legal counsel and financial advisors determines in good faith that such action is required for the Board of Directors of Odwalla to comply with its fiduciary obligations to the Odwalla shareholders under applicable California law, (B) prior to taking such action, Odwalla receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and including standstill provisions no less favorable to Odwalla than those contained in the Confidentiality Agreement and (C) the Board of Directors of Odwalla concludes in good faith, after taking into account the advice from its independent financial advisor, that the Competing Acquisition Proposal is a Superior Proposal. Odwalla shall provide immediate oral and written notice to TCCC of (a) the receipt of any such Competing Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Competing Acquisition Proposal, (b) the material terms and conditions of such Competing Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Competing Acquisition Proposal or inquiry and (d) Odwalla's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. Odwalla shall continue to keep TCCC fully informed of the status and details of any such Competing Acquisition Proposal or inquiry.

     Nothing contained in the Merger Agreement shall prohibit Odwalla from referring a third party to the provisions in the Merger Agreement governing Competing Acquisition Proposals, complying with Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to Odwalla's shareholders if, in the good faith judgment of the Board of Directors of Odwalla, based on advice from its outside counsel, failure so to disclose would violate applicable law; provided, however, that, except as expressly provided in the Merger Agreement, neither Odwalla nor its Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger Agreement or in connection with the Offer or the Merger, or approve or recommend, or propose to approve or recommend, a Competing Acquisition Proposal.

     Designation of Directors. The Merger Agreement provides that, promptly after the Offeror acquires Shares which represent at least the Minimum Condition, the Option Exercise Minimum Number or the Revised Minimum Number, the Offeror will be entitled to designate, rounded up to the next whole number, such number of directors on the Post-Acceptance Board, subject to compliance with
Section 14(f) of the Exchange Act, as will make the number of Odwalla's directors designated by the Offeror equal to the product of (1) the total number of available seats on the Board of Directors and (2) the percentage that the number of Shares owned by the Offeror and TCCC bears to the total number of Shares issued and outstanding provided that, prior to or upon the purchase by the Offeror of any Shares in the Offer, Odwalla shall increase the number of directors on the Board of Directors from seven to eight and shall maintain the number of directors at eight until the Effective Time. Prior to the Effective Time, Odwalla shall use its reasonable best efforts to ensure that the Post-Acceptance Board includes four Continuing Directors. If the number of Continuing Directors is reduced below four, then any remaining Continuing Directors will be entitled to designate such persons to fill such vacancies, who will be considered Continuing Directors. If no Continuing Directors remain, the other directors shall designate four persons to fill the vacancies and such persons will be considered Continuing Directors. Odwalla shall, at such time, take all action necessary to cause the Offeror's designees to be so elected by its existing Board of Directors. Odwalla has agreed to take all action necessary to enable the

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

Offeror's designees to be elected or appointed to the Board of Directors including, without limitation increasing the number of directors and seeking and accepting the resignation of incumbent directors. In addition, Odwalla shall use its commercially reasonable efforts to cause to be delivered to TCCC resignations of all of the directors of Odwalla's subsidiaries to be effective upon consummation of the Merger.

     Odwalla shall use its reasonable best efforts to cause individuals designated by Offeror to serve on the Board of Directors to constitute the same percentage as such individuals represent on the Post-Acceptance Board of each committee of the Board of Directors (other than any committee of the Board of Directors established to take action under the Merger Agreement).

     Following the election or appointment of Offeror's designees pursuant to the Merger Agreement and prior to the Effective Time, TCCC and Offeror shall not cause Odwalla to take any action with respect to any amendment, or waiver of any term or condition, of the Merger Agreement, the Articles of Incorporation of Odwalla or the Bylaws of Odwalla, any termination or rescission of the Merger Agreement by Odwalla, any extension by Odwalla of the time for the performance of any of the obligations or other acts of Offeror or TCCC or waiver or assertion of any of Odwalla's rights under the Merger Agreement, or any other consent or action by the Post-Acceptance Board with respect to the Merger Agreement or the Offer (including any action which would cause Odwalla to breach the Merger Agreement), without the concurrence of a majority of the Continuing Directors and the concurrence of a majority of the directors who are not Continuing Directors.

     Access to Information; Confidentiality. Until the Effective Time, Odwalla shall, and shall cause its officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") to afford the Representatives of TCCC and the Offeror reasonable access at all reasonable times and upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of Odwalla and its subsidiaries, and shall furnish TCCC and the Offeror with all financial, operating and other data and information as TCCC or the Offeror, through its Representatives, may reasonably request. Odwalla shall furnish to TCCC and the Offeror monthly financial and operating data and information for each four or five weeks fiscal period in the form currently prepared by Odwalla within seventeen (17) days following the end of each such period.

     All information obtained by TCCC or the Offeror concerning Odwalla and its subsidiaries in connection with the transactions contemplated by the Merger Agreement shall be kept confidential in accordance with the Confidentiality Agreement, dated as of September 7, 2001, as amended, between TCCC and Odwalla (the "Confidentiality Agreement").

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that, for six (6) years from and after the Effective Time, TCCC will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of Odwalla and of its subsidiaries for acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified by Odwalla pursuant to its Articles of Incorporation or Bylaws or agreements in effect on October 29, 2001.

     TCCC has agreed to maintain (or to cause the Surviving Corporation to maintain), for an aggregate period of at least six (6) years from the Effective Time, the current directors' and officers' insurance and indemnification policies ("D&O Insurance") that provide coverage for events occurring prior to the Effective Time or, coverage containing terms that are at least as favorable as the current D&O Insurance; provided, however, that the Surviving Corporation shall not be required to expend more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by Odwalla for such insurance.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, from and after the date thereof until the Effective Time or the termination of the Merger Agreement unless TCCC shall otherwise expressly agree in writing (which agreement shall not be unreasonably withheld or delayed):

      -- (i) the business of Odwalla and its subsidiaries shall be conducted only in, and Odwalla and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice; (ii) Odwalla and its subsidiaries shall use their reasonable best efforts to preserve intact their business organizations, keep available the services of their current officers and employees and preserve the current relationships of Odwalla and its subsidiaries with customers, suppliers, distributors and other persons with which Odwalla or its subsidiaries has material business relations; and (iii) Odwalla and its subsidiaries will comply in all material respects with all applicable laws and regulations wherever their business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the Commission required pursuant to the Securities Act or the Exchange Act.

      --   Odwalla shall not, nor shall it permit any of its subsidiaries to,
           (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends payable to Odwalla by a wholly owned subsidiary; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Shares upon (A) the exercise of Company Options outstanding as of the date of the Merger Agreement or awarded in conformity with the provisions described in clause (v) below, and (B) the exercise of warrants outstanding as of the date of the Merger Agreement; (v) award or grant, or authorize or propose the award or grant of, any unvested Company Options, other than the award or grant of Company Options to employees (other than executive officers of Odwalla) in accordance with the terms of Odwalla Stock Option Plans and in the ordinary course of business and consistent with past practices for up to no more than 100,000 Shares in the aggregate for all employees; (vi) modify or adjust any outstanding options to acquire Shares; or (vii) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in the Merger Agreement governing the conduct of business pending the Merger not being satisfied.

      --   Odwalla shall not, nor shall it permit any of its subsidiaries to,
           (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person or mortgage or pledge any of its assets or properties, other than in connection with (A) existing lines of credit, (B) indebtedness owing to, or guaranties of indebtedness owing to, Odwalla, (C) leasing contracts entered into in the ordinary course of business with payments of less than $50,000 in the aggregate on a monthly basis, (D) indebtedness incurred to make payments specifically provided or contemplated by the Merger Agreement or (E) accounts payable incurred in the ordinary course of business consistent with past practice; (iii) make any loans or advances to any other person other than loans or advances between any subsidiaries of Odwalla or between Odwalla, and any of its subsidiaries and other than advances of ordinary business expenses or to employees in the ordinary course of business consistent with past practice in principal amounts of not more than $10,000; (iv) merge or consolidate with any other entity in any transaction, (v) sell any business or assets, other than sales of assets and other than sales of products and inventory in the ordinary course of business consistent with past practices) having a value of less than $200,000 individually and $500,000 in the aggregate to the extent such sales are in the ordinary course of business and consistent with past practices; (vi) change its accounting policies except as required by generally accepted accounting principles or applicable law; (vii) make any change in employment terms for any of its directors or officers, except as expressly contemplated by the Merger Agreement;
           (viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of Odwalla or its subsidiaries or enter into any new, or amend any existing, employment agreements, except (A) as required by applicable law or
           (B) severance agreements containing terms consistent with Odwalla's policies and practices in amounts not to exceed $15,000 individually or $150,000 in the aggregate other than severance agreements with certain key employees; (ix) make any change to the Odwalla benefit plans, except as required by applicable law; (x) amend or cancel or agree to the amendment or cancellation of any material contract; (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiii) make any tax election or settle or compromise any tax liability involving amounts in excess of $25,000 individually or $200,000 in the aggregate; or (xiv) pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $75,000 individually or $200,000 in the aggregate. Odwalla also shall not amend, modify, terminate or rescind, or waive any provision of, or otherwise alter in any way the employment agreement (of even date of the date of the Merger Agreement) between Odwalla and D. Stephen C. Williamson prior to the Effective Time without the prior written consent of TCCC.

     In connection with the continued operation of Odwalla and its subsidiaries between the date of the Merger Agreement and the Effective Time or the termination of the Merger Agreement, Odwalla will confer in good faith on a regular and frequent basis with one or more representatives of TCCC designated to Odwalla regarding operational matters and the general status of ongoing operations promptly and will notify TCCC of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect (as defined below). Odwalla acknowledges that TCCC does not and will not waive any rights it may have under the Merger Agreement as a result of such consultations. Odwalla shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Odwalla set forth in the Merger Agreement becoming untrue.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by Odwalla concerning: Odwalla's organization, standing and power; capitalization; the Board of Directors' approval of the Merger Agreement and the Offer and the transactions contemplated by the Merger Agreement; required filings and consents; Commission filings and financial statements; absence of certain changes or events; compliance with law; tax matters; absence of litigation; employee benefit plans; worker safety and environmental matters; labor matters; required shareholder vote; financial advisor opinion; and brokers. Some of the representations are qualified by a material adverse effect clause. For purposes of the Merger Agreement, "Company Material Adverse Effect" shall mean, with respect to Odwalla, any change, event or effect that, when taken together with all other adverse changes, events or effects that have occurred, (i) is materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of Odwalla and its subsidiaries taken as a whole or (ii) prevents or delays beyond May 31, 2002 the consummation of the Offer or the Merger; provided, however, that a Company Material Adverse Effect shall not include (x) in and of itself failure by Odwalla to meet analysts' earnings forecasts or estimates or changes in the market price of the Shares in and of itself or (y) any effect resulting from any change in general economic conditions, including any change in general economic conditions due to any act of war, terrorism or threat of war or terrorism, which changes do not disproportionately affect Odwalla and its subsidiaries (provided that it is understood and agreed that the foregoing exclusion shall not exclude any change, event or effect that would otherwise be a Company Material Adverse Effect caused by any act of war or terrorism or threat of war or terrorism directed at the beverage industry which disproportionately affects Odwalla and its subsidiaries as compared to the beverage industry as a whole) or (z) any effect resulting solely in and of itself from the public announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement or the consummation of such transactions (other than any litigation or claims the substance of which is not related to the public announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement or the consummation of such transactions).

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger shall be subject to the following conditions:

     (a) The Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that neither TCCC, the Offeror nor Odwalla shall be entitled to invoke this condition if, in breach of its obligations under the Merger Agreement, it shall have been the cause of the failure of the Offeror to purchase pursuant to the Offer Shares validly tendered and not withdrawn;

     (b) The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Odwalla shareholders, if any, as required by the CGCL, the Odwalla Articles of Incorporation and the Odwalla Bylaws;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger shall be in effect, provided that the party relying on this condition shall have complied in all material respects with its obligations to perform certain obligations under the Merger Agreement; and

     (d) All actions by or in respect of or filings with any governmental entity required to permit the consummation of the Offer and the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

     Termination Events. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of Odwalla:

     (a)  By mutual written consent of TCCC and Odwalla;

     (b) By any of TCCC, Offeror or Odwalla if any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, except if the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations to perform certain obligations under the Merger Agreement;

     (c) By any of TCCC, Offeror or Odwalla if (x) as a result of the failure of any of the conditions of the Offer the Offer shall have terminated or expired in accordance with its terms without Offeror, in accordance with the Merger Agreement, having accepted for payment any Shares pursuant to the Offer within the time period for acceptance specified by the Agreement, or (y) Offeror, in accordance with the Agreement, shall not have accepted for payment any Shares pursuant to the Offer by May 31, 2002; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the expiration or termination of the Offer on or before such date;

     (d) By TCCC or the Offeror if a Competing Acquisition Proposal shall have been consummated or if the Board of Directors of Odwalla shall have made a Subsequent Adverse Determination;

     (e) By Odwalla, if TCCC or Offeror shall breach in any material respect any of their respective representations, warranties or obligations under the Merger Agreement and, within twenty (20) days after written notice of such breach to TCCC from Odwalla, such breach shall not have been cured in all material respects or waived by Odwalla;

     (f) By any of Odwalla, TCCC or Offeror, if the Merger Agreement and the Merger shall fail to be approved and adopted by the Odwalla shareholders at a duly held Shareholders' Meeting or at any adjournment or postponement thereof; provided, however, that neither TCCC nor Offeror may terminate the Merger Agreement under this provision if the Shares it is entitled to vote (whether by ownership, proxy or otherwise) shall not have been voted in favor of the Merger Agreement and the Merger;

     (g) By TCCC or Offeror, if Odwalla shall breach any of its representations, warranties, covenants or other obligations hereunder which would give rise to the failure of any of the following conditions: (A) the representations and warranties of Odwalla in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the expiration of the Offer without giving effect to any exceptions for "material" or "materiality" or "Company Material

          Adverse Effect", except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have and is not reasonably likely to have a Company Material Adverse Effect; (B) Odwalla shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under the Merger Agreement; (C) the directors of Odwalla shall have resigned as provided in the Merger Agreement; and
          (D) an officer of Odwalla shall have delivered to TCCC and the Offeror a certificate to the effect that each of the foregoing conditions are satisfied in all respects, and, within twenty (20) days after written notice of such breach to Odwalla from TCCC, such breach shall not have been cured, or waived by TCCC or Offeror;

     (h) By TCCC or Offeror, if, for any reason (i) the representations and warranties regarding Odwalla's capitalization or (ii) the representations and warranties of any Tendering Shareholder in such Shareholder's Tender Agreement regarding ownership of Shares (clause
          (i) and clause (ii) collectively being referred to as the "Capital Stock Representations") shall not be true and correct in all respects; provided, that neither TCCC nor Offeror may terminate the Merger Agreement under this provision if, after giving effect to the failure of any Capital Stock Representations to be true and correct, the number of Shares owned by the Tendering Shareholders which is subject to the Tender Agreements shall be equal to or greater than 54.0% of the sum of (x) the issued and outstanding Shares and (y) the number of Shares issuable upon the exercise of vested Company Options, and the number of Shares owned by the Tendering Shareholders which is subject to the voting provisions contained in the Tender Agreements shall be equal to or greater than 50.1% of the sum of (x) the issued and outstanding Shares and (y) the number of Shares issuable upon the exercise of vested Company Options.

     Odwalla shall pay TCCC a fee of $8.0 million (the "Termination Fee"), payable in same-day funds, if TCCC or the Offeror terminates the Merger Agreement in accordance with the provisions described paragraph (d) above. In addition, within one year after termination of the Merger Agreement (other than a termination pursuant to the provisions described paragraph (b) or paragraph
(c) above (but only if the termination pursuant to paragraph (c) results from a failure to satisfy the following Offer Conditions: at or prior to the expiration date of the Offer, (x) any applicable waiting period under the HSR Act shall have been expired or terminated, and (y) all other actions by or in respect of or other filings with any governmental entity required to permit the consummation of the Offer and the Merger shall have been obtained or made other than in the case of clause (y), such actions or filings the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect) or the provisions described paragraph (e) above) Odwalla shall enter into any agreement relating to a Competing Acquisition Proposal with a person or entity other than TCCC or the Offeror or a Competing Acquisition Proposal with a person or entity other than TCCC or the Offeror shall otherwise be consummated, then immediately prior to, and as a condition of, the entering into of such agreement or the consummation of such transaction, as the case may be, Odwalla shall pay to TCCC upon demand the Termination Fee, payable in same-day funds, to reimburse TCCC for its time, expense, lost opportunity costs and other costs and damages associated with pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have been paid in accordance with the first sentence of this paragraph.

     Fees and Expenses. Except as specifically provided, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses.

     Option Agreement. Under the Option Agreement, Odwalla granted to the Offeror an irrevocable Top-Up Stock Option to purchase that number of Top-Up Option Shares equal to the number of Shares that, when added to the number of Shares owned by Offeror and TCCC immediately following consummation of the Offer, will constitute 90.1% of the Shares then outstanding on a Fully Diluted Basis (assuming the issuance of the Top-Up Option Shares), calculated in accordance with the Option Agreement at a purchase price per Top-Up Option Share equal to the Offer Price. However, the Top-Up Stock Option will not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

     Subject to the terms and conditions of the Option Agreement, the Top-Up Stock Option may be exercised by the Offeror, at its election, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur for purposes of the Option Agreement upon the Offeror's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by TCCC, more than 50% of the outstanding Shares but less than 90% of the Shares then outstanding on a Fully Diluted Basis. Except as provided in the last sentence of this paragraph, the "Top-Up Termination Date" will occur for purposes of the Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the Merger Agreement; and (iv) and the date on which the Offeror reduces the Minimum Condition to the Revised Minimum Number and accepts for payment the Revised Minimum Number of Shares. Nevertheless, even if the Top-Up Termination Date has occurred, the Offeror will be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms of the Option Agreement prior to such occurrence.

     The obligation of Odwalla to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions: (a) any applicable waiting period under the HSR Act and any applicable non-United States laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Top-Up Option Shares will have expired or been terminated prior to the expiration of the Offer; (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (c) delivery of the Top-Up Option Shares would not require the approval of Odwalla's shareholders pursuant to the rules of the National Association of Securities Dealers.

     Tender Agreements. Concurrently with the execution and delivery of the Merger Agreement, TCCC, the Offeror and each of the Tendering Shareholders entered into the Tender Agreements. Pursuant to the Tender Agreements, the Tendering Shareholders agreed to tender into the Offer the Committed Shares currently owned by the Tendering Shareholders. The Tender Agreements also provide that the Voting Shareholders representing in the aggregate 5,950,650 Shares, irrevocably appoint the Offeror as their proxy to vote their portion of such Committed Shares in connection with the transaction in the following manner: (i) for the adoption and approval of the Merger Agreement and the Merger and (ii) in any manner as TCCC, in its sole discretion, may see fit with respect to any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of Odwalla or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving Odwalla or any of its subsidiaries, including, but not limited to, any Competing Acquisition Proposal. Notwithstanding the foregoing grant to TCCC of the irrevocable proxy, if TCCC elects not to exercise its rights to vote the securities pursuant to the irrevocable proxy, the Voting Shareholders agreed to vote the securities during the term of the Tender Agreement (i) in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in the Tender Agreements, or (ii) in the manner directed by TCCC if the issue on which the Voting Shareholders are requested to vote is a matter described in clause (ii) of the preceding sentence, in each case at any annual, special or other meeting or action of the shareholders of Odwalla, in lieu of a meeting or otherwise. Pursuant to the Merger Agreement, if TCCC requires any of D. Stephen C. Williamson, James R. Steichen and/or Theodore R. Leaman III (the "Executives", each an "Executive") to exercise Company Options to purchase Shares immediately prior to the consummation of the Offer pursuant to such Executive's Tender Agreement, Odwalla will loan to the Executive such funds as may be necessary to permit any of such Executives to exercise such Company Options. If Odwalla becomes obligated to advance funds pursuant to the immediately preceding sentence and Odwalla fails to advance such funds to any Executive, TCCC shall advance such funds to any Executive on commercially reasonable terms.

     The Tender Agreements provide that the Tendering Shareholders (i) except as consented to in writing by TCCC in its sole discretion, will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit their right to vote in any manner any of the Committed Shares, or agree to do any of the foregoing, and (ii) will not take any action which would have the effect of preventing or disabling the Tendering Shareholders from performing their obligations under the Tender Agreements. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Competing Acquisition Proposal, the Tendering Shareholders may transfer any or all of the Committed Shares as follows: (i) in the case of a Tendering Shareholder that is an entity, to any subsidiary, partner or member of the Tendering Shareholder and (ii) in the case of an individual Tendering Shareholder, to such Tendering Shareholder's descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Committed Shares or any interest in any of such Committed Shares is or may be transferred (a) shall have executed and delivered to TCCC and the Offeror a counterpart to the applicable Tender Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of the applicable Tender Agreement, and (b) shall have agreed in writing with TCCC and the Offeror to hold such Shares or interest in such Shares subject to all of the terms and provisions of the applicable Tender Agreements, and (y) the applicable Tender Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by the applicable Tender Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

     In addition, during the term of the Tender Agreements, neither the Tendering Shareholders nor any person acting as an agent of the Tendering Shareholders or otherwise on the Tendering Shareholders' behalf shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Committed Shares or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Committed Shares, in any case, from, to or with any person other than TCCC or the Offeror. The Tendering Shareholders agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Tendering Shareholders also agreed to notify the Offeror immediately if any party contacts the Tendering Shareholders following the date of the Tender Agreements (other than the Offeror or an affiliate or associate of the Offeror) concerning any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of the Committed Shares.

     The Tender Agreements terminate upon the earlier of (1) the termination of the Merger Agreement pursuant to Sections 8.1(a), (b), (c), (d) or (e) of the Merger Agreement or (2) six months after the termination of the Merger Agreement pursuant to Sections 8.1 (f), (g) or (h) of the Merger Agreement.

     Employment Agreement. Concurrently with the execution of the Merger Agreement, Odwalla entered into a new employment agreement with D. Stephen C. Williamson, the Chief Executive Officer and Chairman of the Board of Odwalla (the "New Employment Agreement"). The New Employment Agreement will commence at the Effective Time (as defined in the Merger Agreement) and will supersede Mr. Williamson's current employment agreement with Odwalla, dated December 21, 1999, which is more fully described in the section entitled "Certain Relationships and Related Transactions" in the Information Statement attached as Annex I to the
Schedule 14D-9.

     The initial term of the New Employment Agreement extends through December 31, 2002, and thereafter is subject to annual automatic renewals through December 31, 2005, unless either party provides 60 days written notice to the other party in advance of a renewal period. Under the New Employment Agreement, Mr. Williamson will receive an annual salary of $450,000, subject to annual review by the Board of Directors, and will be eligible for a special performance award of 20,000 TCCC stock options for achieving certain revenue and operating income targets. Odwalla shall also provide Mr. Williamson customary fringe benefits provided to similarly situated employees at Odwalla.

     Upon the expiration of the New Employment Agreement, Odwalla shall pay Mr. Williamson his base salary then in effect for a period of one year following the date of the expiration, offset by any severance payment Mr. Williamson may otherwise receive. Odwalla may terminate the New Employment Agreement with written notice for cause without liability or further obligation. If Mr. Williamson is not terminated for cause or Mr. Williamson terminates the New Employment Agreement for good reason, Odwalla will (1) pay Mr. Williamson his base salary then in effect for a period of one year following the date of the expiration, offset by any severance payment Mr. Williamson may otherwise receive, (2) reimburse Mr. Williamson for the cost of acquiring health benefits for a period of one year, and (3) negotiate with Mr. Williamson the treatment of any special performance award. In the event that Mr. Williamson's severance and other benefits constitute a parachute payment under the Federal tax law and would be subject to an excise tax, then Mr. Williamson's benefits will either be delivered in full or delivered to such lesser extent as to avoid an excise tax, whichever results in Mr. Williamson receiving the greatest amount on an after-tax basis.

     Under the terms of the New Employment Agreement, Mr. Williamson agreed that he will not, while employed by Odwalla and for a period of two years following the expiration or termination of his employment, solicit, interfere with or endeavor to entice away from TCCC or any of its subsidiaries any other employee of TCCC. Additionally, Mr. Williamson agreed that he will not at any time while employed by Odwalla and for a period of one year following the expiration or termination of his employment engage in the manufacture, sale, or distribution of non-alcoholic beverages in the United States.

     During the term of the New Employment Agreement and at all times thereafter, Mr. Williamson has agreed to keep in confidence and not publish, use or disclose to others, without Odwalla's prior written consent, any trade secrets or other confidential information related to TCCC or TCCC's business.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR ODWALLA. The purpose of the Offer is to acquire control of, and the entire equity interest in, Odwalla. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following the purchase of Shares pursuant to the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Offeror intends to acquire the remaining equity interest in Odwalla not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of Odwalla has approved and adopted the Offer, the Merger and the Merger Agreement in accordance with the CGCL. If the Minimum Condition or the Option Exercise Minimum Number, as applicable, and the other conditions to the Offer are satisfied and the Offer is consummated, Offeror will own a number of Shares to cause the Merger to occur without a vote of the shareholders of Odwalla, pursuant to Section 1110 of the CGCL. The Minimum Condition requires that there shall have been validly tendered and not properly withdrawn, together with the Shares owned by TCCC, the Offeror and their direct and indirect subsidiaries, at least ninety and one-tenth percent (90.1%) of the Shares then outstanding on a Fully Diluted Basis. If however, the Minimum Condition or the Option Exercise Minimum Number, as applicable, is not satisfied but the Revised Minimum Number and the other conditions are satisfied, the Board of Directors will be required to submit the Merger Agreement to Odwalla's shareholders for approval at a shareholders' meeting convened for that purpose in accordance with the CGCL. Pursuant to the Merger Agreement, Odwalla has represented that the execution and delivery of the Merger Agreement and the Option Agreement by Odwalla and the consummation by Odwalla of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Odwalla, subject to the approval and adoption of the Merger by the shareholders of Odwalla in accordance with the CGCL. In addition, Odwalla has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of Odwalla's capital stock necessary in connection with the consummation of the Merger. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under the CGCL described below (in which case no action by the shareholders of Odwalla will be required to consummate the Merger), the only remaining corporate action of Odwalla will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that TCCC will vote all Shares beneficially owned by it in favor of the adoption of the Merger Agreement at Odwalla shareholder's meeting. If the Offeror acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of Odwalla with the approval of a de minimis number of remaining outstanding Shares.

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

     Under the CGCL, the merger consideration paid to Odwalla's shareholders may not be cash if Offeror or TCCC owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the CGCL requires that the consideration received in the Merger consist only of non-redeemable common stock of TCCC. The purpose of the Offer is to obtain 90.1% or more of the Shares then outstanding on a Fully Diluted Basis and thus to enable TCCC and Offeror to acquire all the equity of Odwalla for consideration consisting solely of cash.

     THIS OFFER TO PURCHASE ALSO CONSTITUTES NOTICE UNDER SECTION 1110 OF THE CGCL THAT IF THE OFFEROR, TCCC OR ANY OTHER SUBSIDIARY OF TCCC ACQUIRES AT LEAST 90.1% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, TCCC OR THE OFFEROR SHALL CAUSE THE SHORT-FORM MERGER TO BECOME EFFECTIVE WITHOUT ANY FURTHER NOTICE TO ODWALLA'S SHAREHOLDERS. SEE APPENDIX A (AGREEMENT AND PLAN OF MERGER).

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION, THE OPTION EXERCISE MINIMUM NUMBER OR THE REVISED MINIMUM NUMBER BEING SATISFIED.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF ODWALLA'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, certain holders of Shares who fully comply with and meet all the requirements of Chapter 13 of the CGCL ("Qualifying Shareholders"), may have certain rights to dissent and to require Odwalla to purchase their Shares for cash at "fair market value." Additionally, Qualifying Shareholders will be entitled to exercise dissenters' rights under the CGCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by Odwalla or by any law or regulation ("Restricted Shares"). Accordingly, if the holders of five percent or more of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL, all other Qualifying Shareholders will be entitled to require Odwalla to purchase their Shares for cash at their fair market value if the Merger is consummated. If the holders of fewer than five percent of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL but any holder of Restricted Shares properly files such a demand, only such holder or holders of Restricted Shares shall be entitled to require Odwalla to purchase their Shares as described in the preceding sentence. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange certified by the California Commission of Corporations or listed on the National Market System of the Nasdaq Stock Market, holders of Shares may exercise dissenters' rights as to any or all of their Shares entitled to such rights.

     Under the CGCL, the "fair market value" of the Shares may be one agreed to by Odwalla and the Qualifying Shareholder or judicially determined, depending on the circumstances. The "fair market value" is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the Offer Price.

     If the Merger is not completed, no Qualifying Shareholder will be entitled to have Odwalla purchase such holder's Shares under Chapter 13 of the CGCL. If a shareholder and Odwalla do not agree on whether that shareholder is a Qualifying Shareholder, or if a Qualifying Shareholder and Odwalla fail to agree on the fair market value of Shares and neither Odwalla nor the Qualifying Shareholder files a complaint or intervenes in a pending action within six months after Odwalla mails the required notice that shareholders have approved the Merger, that shareholder does not have (or will cease to have) rights as a dissenting shareholder. After a shareholder files a demand to exercise dissenters' rights, that shareholder may not withdraw the demand without Odwalla's consent.

     The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, which is set forth in Annex II to this Offer to Purchase and incorporated herein by reference.

     FAILING TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CGCL FOR PERFECTING DISSENTER'S RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Offeror seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, if the Offeror is deemed to have acquired control of Odwalla pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of Odwalla receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Offeror may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Odwalla and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority shareholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in Odwalla being able to terminate its Exchange Act registration. See Section 14 ("Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act Registration"). If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for Odwalla. TCCC will continue to evaluate the business and operations of Odwalla during the pendency of the Offer and after the consummation of the Offer and the Merger. TCCC intends to seek additional information about Odwalla during this period. Thereafter, TCCC intends to review such information as part of a comprehensive review of Odwalla's business, operations, capitalization and management with a view to optimizing Odwalla's potential contribution to TCCC's business.

     Except as indicated in this Offer to Purchase, TCCC does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Odwalla or any of its subsidiaries; a sale or transfer of a material amount of assets of Odwalla or any of its subsidiaries; any change in the present Board of Directors or management of Odwalla; any material change in Odwalla's present capitalization or dividend policy; or any other material change in Odwalla's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires a majority of the Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of Odwalla as will make the percentage of Odwalla's directors designated by the Offeror equal to the percentage of aggregate voting power of the Shares held by TCCC or any of its subsidiaries. In addition, assuming the Offeror's nominees are appointed as directors of Odwalla and so long as there are holders of Shares other than TCCC or any of its subsidiaries, TCCC expects that the Board of Directors of Odwalla would not declare dividends on the Shares.

     13. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, unless TCCC otherwise expressly agrees in writing (which agreement shall not be unreasonably withheld or delayed), Odwalla shall not, nor shall Odwalla permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends payable to Odwalla by a wholly owned subsidiary of Odwalla; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Shares upon (A) the exercise of Company Options outstanding as of the date of the Merger Agreement or awarded in conformity with clause; (v) below, and (B) the exercise of warrants outstanding as of the date of the Merger Agreement; (v) award or grant, or authorize or propose the award or grant of, any unvested Company Options, other than the award or grant of Company Options to employees (other than executive officers of Odwalla) in accordance with the terms of the Company Stock Option Plans and in the ordinary course of business and consistent with past practices for up to no more than 100,000 Shares in the aggregate for all employees issued to employees who have not prior to the date of the Merger Agreement received option grants in calendar year 2001; (vi) modify or adjust any outstanding options to acquire Shares; or (vii) take any action that would, or could reasonably be expected to, result in any of the conditions to closing set forth in the Merger Agreement not being satisfied.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following the purchase of Shares pursuant to the Offer, at least ninety and one-tenth percent (90.1%) of the Shares then outstanding on a Fully Diluted Basis or 49.9% of the outstanding Shares will be owned by the Offeror.

     Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq National Market for continued listing. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that (i) there be at least 750,000 publicly held shares; (ii) the publicly held shares have a market value of at least $5 million; (iii) the issuer have net tangible assets of at least $4 million or stockholder's equity of $10 million;
(iv) there be at least 400 shareholders of round lots; (v) the minimum bid price per share must be at least $1.00; and (vi) there be at least two registered and active market makers. The second maintenance standard requires that (i) the issuer have either (A) a market capitalization of at least $50 million or (B) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years; (ii) there be at least 1,100,000 shares publicly held; (iii) the publicly held shares have a market value of at least $15 million; (iv) the minimum bid price per share be at least $3.00; (v) there be at least 400 shareholders of round lots; and (vi) there be at least four registered and active market makers.

     If these standards for continued listing for Nasdaq National Market are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Inclusion in the Nasdaq SmallCap Market, however, would require that (i) there be at least 300 round lot holders, (ii) there be at least 500,000 publicly held shares, (iii) the publicly held shares have a market value of at least $1 million, (iv) there be at least two registered and active market makers, of which one may be entering stabilizing bids and (v) the issuer has either (A) net tangible assets of at least $2 million or stockholder's equity of $2.5 million, (B) market capitalization of at least $35 million or (C) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for the purpose of determining whether either of the Nasdaq Stock Market listing criteria are met.

     On September 27, 2001 the Nasdaq Stock Market implemented a moratorium on the minimum bid and public float requirements for continued listing on the Nasdaq National Market and the Nasdaq SmallCap Market. The temporary relief is available until January 2, 2002. Until that date, companies will not be cited for failing to meet the above described minimum bid and public float requirements for continued listing.

     If the purchase of Shares pursuant to the Offer causes the Shares to no longer meet the requirements for continued inclusion in Nasdaq National Market or the Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held Shares or the number of round lot holders or otherwise, as the case may be, the market for Shares could be adversely affected. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of Odwalla to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Odwalla to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of Odwalla and persons holding "restricted securities" of Odwalla may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities. Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose credits made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

     TCCC currently intends to seek delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements for such delisting and termination are met. If Nasdaq listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror's rights to extend and/or amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Offeror's obligations under the Merger Agreement pursuant to the Offer shall be subject to the following conditions, and if such conditions are not satisfied, the Offeror may delay the acceptance for payment of or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for:

      -- at or prior to the expiration date of the Offer, the number of Shares validly tendered and not withdrawn, together with any Shares then owned by TCCC or the Offeror, shall satisfy the Minimum Condition or, if applicable pursuant to the provisions of the Merger Agreement, the Option Exercise Minimum Number or the Revised Minimum Number;

      -- at or prior to the expiration date of the Offer, (a) any applicable waiting period under the HSR Act shall have expired or been terminated, and (b) all other actions by or in respect of or other filings with any governmental entity required to permit the consummation of the Offer and the Merger shall have been obtained or made other than in the case of clause (b), such actions or filings the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect;

      -- the Shareholders' Rights Agreement dated as of May 2, 2000 among Odwalla and certain shareholders shall have been terminated;

      -- immediately prior to the consummation of the Offer all unpaid fines, penalties and interest owed to the United States government under Odwalla's settlement agreement with the United States government dated July 23, 1998 (the "Settlement Fee") shall have been paid, unless such failure to make payment of the Settlement Fee is caused by the failure of TCCC to meet its obligation to loan Odwalla the amount necessary to pay the Settlement Fee; and Odwalla shall have provided to the Food and Drug Administration's San Francisco District Office not less than 10 days prior notice of the consummation of the Offer; and

      -- at any time after the date of the Merger Agreement and prior to acceptance for payment of Shares pursuant to the Offer, none of the following events or conditions shall occur or exist:

       -- there shall be instituted, pending or threatened any action or proceeding by any governmental authority: (i) challenging or seeking to permanently restrain, enjoin or otherwise prohibit the Offer or the Merger; (ii) seeking to restrain or prohibit TCCC's or the Offeror's full rights of ownership or operation of any portion of the business or assets of Odwalla, or to compel TCCC or the Offeror to dispose of or hold separate all or any portion of the business or assets of Odwalla; (iii) seeking to impose limitations on the ability of TCCC or the Offeror effectively to exercise full rights of ownership of the Shares acquired pursuant to the Offer and the Merger, including, without limitation, the right to vote any Shares acquired or owned by TCCC or the Offeror on all matters properly presented to Odwalla's shareholders; (iv) seeking to require divestiture by TCCC or the Offeror of any Shares; or (v) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

       -- there shall be enacted, enforced, promulgated, in force, or deemed applicable to the Offer or the Merger by any governmental authority any statute, rule, regulation, judgment, order or injunction (other than the application of the routine waiting period provisions of the HSR Act) that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in the paragraph above;

       -- an event shall have occurred that has resulted in, or would be reasonably expected to result in, a Company Material Adverse Effect; or

       -- any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or take any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger provided, that with respect to shareholder litigation, unless such order, decree, ruling or other action shall be final and nonappealable, this condition in and of itself shall not be a ground for termination and shall only have the effect of delaying the consummation of the Offer during the effective period of such order, decree, ruling or other action;

       -- there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States,
            (iii) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States, or
            (iv) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof, provided that this condition in and of itself shall not be a ground for termination and shall only have the effect of delaying the consummation of the Offer during the effective period of such declaration or suspension or other event;

       -- (A) the representations and warranties of Odwalla in the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of the expiration of the Offer without giving effect to any exceptions for "material" or "materiality" or "Company Material Adverse Effect", except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have and is not reasonably likely to have a Company Material Adverse Effect; (B) Odwalla shall not have performed in all material respects all covenants, agreements and obligations required to be performed by it under the Merger Agreement; (C) the directors of Odwalla shall have not resigned as provided in the Merger

            Agreement; or (D) an officer of Odwalla shall not have delivered to TCCC and the Offeror a certificate to the effect that each of the foregoing conditions are satisfied in all respects; or

       -- the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer.

     The foregoing conditions are for the sole benefit of TCCC and the Offeror and may be asserted or waived by TCCC or the Offeror, regardless of the circumstances giving rise to any such condition (including any action or omission by TCCC or the Offeror), in whole or in part at any time and from time to time in their sole discretion. The failure by TCCC or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

     16.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, based upon its examination of publicly available filings by Odwalla with the Commission and other publicly available information concerning Odwalla, neither the Offeror nor TCCC is aware of any licenses or other regulatory permits that appear to be material to the business of Odwalla and its subsidiaries, taken as a whole, that might be adversely affected by the Offeror's acquisition of Shares (and the indirect acquisition of the stock of Odwalla's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (Federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Odwalla's subsidiaries) by the Offeror pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Offeror's present intention to seek such approval or action. However, the Offeror does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Offeror's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Odwalla, TCCC or the Offeror or that certain parts of the businesses of Odwalla, TCCC or the Offeror might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Offeror to elect to terminate the Offer without purchasing the Shares thereunder. The Offeror's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the acquisition of Shares under the Offer may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period requirements have been satisfied. The FTC has deemed that TCCC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on November 2, 2001. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., Eastern time, on November 19, 2001 unless TCCC or Odwalla receives a request for additional documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of Odwalla. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of Odwalla or its subsidiaries or TCCC or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Additionally, at any time before or after the Offeror's acquisition of Shares pursuant to the Offer and notwithstanding that the HSR Act waiting period may have expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of Odwalla or its subsidiaries or TCCC or its subsidiaries. There can be no assurance that a challenge to the Offer, the consummation of the Merger or the tender of the Shares pursuant to the Tender Agreements on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15 ("Certain Conditions of the Offer").

     State Anti-Takeover Laws--California. Odwalla is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and (A) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (B) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (C) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of Odwalla, TCCC or Offeror believes that the Offer constitutes a transaction that falls within the provisions of Section 1203, an independent financial advisor, DrKW, has been retained by Odwalla to provide a fairness opinion with respect to the Offer and has provided such opinion to Odwalla.

     Under the CGCL, the Merger consideration paid to the shareholders of Odwalla may not be cash if the Offeror or TCCC owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of Odwalla consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

     If the Minimum Condition is not satisfied on any scheduled Expiration Date of the Offer, the Offeror may, in its sole discretion, either (x) extend the Offer pursuant to the provisions of the Merger Agreement, (y) amend the Offer in contemplation of the exercise of the Option Agreement (to the extent the Option Agreement is exercisable at such time) to reduce the Minimum Condition to the Option Exercise Minimum Number, or (z) amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any Shares theretofore acquired by TCCC or Offeror) and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, Offeror shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, subject to the prior satisfaction or waiver of the other conditions of the Offer, purchase, on a pro rata basis, the Revised Minimum Number of shares (it being understood that Offeror shall not in any event be required to accept for payment, or pay for, any Shares less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration date).

     State Takeover Laws--Other. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Except as described herein, the Offeror has not attempted to comply with any state takeover statutes in connection with the Offer. The Offeror reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. If any state takeover statute is found applicable to the Offer, the Offeror might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for purchase or pay for any Shares tendered. See
Section 15 ("Certain Conditions of the Offer").

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     17. FEES AND EXPENSES. Except as set forth below, neither the Offeror nor TCCC, nor any officer, director, shareholder, agent or other representative of the Offeror or TCCC will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Morgan Stanley is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to TCCC in connection with the proposed acquisition of Odwalla. TCCC has agreed to pay Morgan Stanley customary compensation for such services. TCCC has also agreed to reimburse Morgan Stanley for reasonable expenses incurred, including fees and expenses of legal counsel or advisors should they be engaged by Morgan Stanley, and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses in connection with the engagement of Morgan Stanley, including certain liabilities under the federal securities laws. Morgan Stanley and its affiliates have from time to time rendered, and continue to render, various investment banking services to TCCC and have received, and may receive, fees for the rendering of such services. In addition, at any time, Morgan Stanley and its affiliates may actively trade Shares for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in Shares.

     The Offeror has retained Innisfree M&A Incorporated as Information Agent and EquiServe Trust Company, N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile or personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares.

     The Offeror will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the

Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, TCCC and Offeror have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 ("Certain Information Concerning Odwalla") (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OR TCCC NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

November 6, 2001

                                                                         ANNEX I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF THE OFFEROR AND TCCC

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of Offeror. The business address of each such director and executive officer is: c/o The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313. All directors and executive officers listed below are citizens of the United States.

DIRECTORS OF OFFEROR

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------------------   ------------------------------------------------------------
Donald W. Short......................   Vice President of TCCC; President and Chief Executive
                                        Officer of The Minute Maid Company ("TMMC"), a division of
                                        TCCC; Chief Executive Officer of Global Health & Wellness
                                        Business of TCCC from January 2001 until October 2001;
                                        President of the Africa and Middle East Group from January
                                        2000 until January 2001; President of the India Division of
                                        TCCC from January 1997 until December 1999; Senior Vice
                                        President, Retail Marketing for Coca-Cola (Japan) Co. Ltd.,
                                        a subsidiary of TCCC, from 1993 until 1997.
                                        Sole Director of the Board of Directors of the Offeror.

EXECUTIVE OFFICERS OF OFFEROR

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------------------   ------------------------------------------------------------
Paul Etchells........................   Assistant Vice President of TCCC and Director of Mergers and
                                        Acquisitions; Group Mergers & Acquisitions Manager for Asia
                                        for TCCC from 1998 to September 2001; Managing Director of
                                        Swire Beverages, a key bottler with operations in China,
                                        Hong Kong, Taiwan, and the United States, from 1996 until he joined The Coca-Cola Company in 1998.
                                        President of the Offeror.
                                        Mr. Etchells is a citizen of the United Kingdom.
Shawn Sugarman.......................   Vice President and General Manager, Bottler Juice Brands
                                        Team and Business Development--TMMC from March 2001 to
                                        present; Vice President, Business Strategy--TMMC from
                                        January 2001 until February 2001; Vice President & Managing
                                        Director, Single Serve Business Team--TMMC from August 2000 until December 2000; President and CEO--TMMC from July 1998 until July 2000; Vice President and Controller--TMMC from
                                        May 1996 until June 1998.
                                        Chief Financial Officer of the Offeror.
Steven Hauser........................   Vice President and General Counsel of TMMC.
                                        Secretary of the Offeror.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------------------   ------------------------------------------------------------
Steve Whaley.........................   Vice President and General Tax Counsel of TCCC since October
                                        1996.
                                        Assistant Secretary of the Offeror.
David Taggart........................   Vice President and Treasurer of TCCC; Manager of Treasury
                                        Operations from 1983 until 1985. Assistant Treasurer of TCCC from 1985 until 1993.
                                        Treasurer of the Offeror.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF TCCC. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of TCCC. Unless otherwise indicated, the business address of each such director and executive officer is: c/o The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313. Except as set forth below, all directors and executive officers listed below are citizens of the United States.

DIRECTORS OF TCCC

                                  PRINCIPAL OCCUPATION
                               OR EMPLOYMENT AND MATERIAL
         NAME            POSITIONS HELD DURING PAST FIVE YEARS              ADDRESS
----------------------  ----------------------------------------  ---------------------------
Douglas N. Daft.......  Chairman of the Board of Directors and
                        Chief Executive Officer of TCCC;
                        President and Chief Operating Officer of
                        TCCC from December 5, 1999 until
                        February 17, 2000; Senior Vice President
                        of TCCC from 1991 until December 5,
                        1999.
                        Mr. Daft is a citizen of Australia.
Herbert A. Allen......  President and Chief Executive Officer of  Allen & Company
                        Allen & Company Incorporated, a             Incorporated
                        privately held investment banking firm,   711 Fifth Avenue
                        for more than the past five years;        New York, NY 10022
                        Director of Convera Corporation.
Ronald W. Allen.......  Consultant to and advisory director of    Monarch Tower
                        Delta Air Lines, Inc., a major U.S. air   Suite 1745
                        transportation company; Chairman of the   3424 Peachtree Road, N.E.
                        Board of Directors and Chief Executive    Atlanta, GA 30326
                        Officer of Delta Air Lines, Inc. from
                        1987 to July 1997.
Cathleen P. Black.....  President of Hearst Magazines, a unit of  Hearst Magazines
                        The Hearst Corporation, a major media     959 8th Avenue
                        and communications company; Director of   New York, NY 10019
                        International Business Machines
                        Corporation and Women.com Networks, Inc.
Warren E. Buffett.....  Chairman of the Board of Directors and    Berkshire Hathaway Inc.
                        Chief Executive Officer of Berkshire      1440 Kiewit Plaza
                        Hathaway Inc., a diversified holding      Omaha, NE 68131
                        company; Director of The Gillette
                        Company and Director of The Washington
                        Post Company.

                                  PRINCIPAL OCCUPATION
                               OR EMPLOYMENT AND MATERIAL
         NAME            POSITIONS HELD DURING PAST FIVE YEARS              ADDRESS
----------------------  ----------------------------------------  ---------------------------
Susan B. King.........  President of The Leadership Initiative,   Duke University
                        a support corporation of Duke University  The Leadership Initiative
                        charged with the establishment of         Box 90545
                        undergraduate college leadership          Durham, NC 27708-0545
                        programs, since September 1999; From
                        January 1995 to September 1999, served
                        as Leader in Residence, Hart Leadership
                        Program, Stanford Institute of Public
                        Policy, Duke University, a program for
                        the development and advancement of
                        leadership and management skills in the
                        public and private sectors; Director of
                        Guidant Corporation.
Donald F. McHenry.....  Distinguished Professor in the Practice   The IRC Group, LLC
                        of Diplomacy and International Affairs,   1320 19th Street, N.W.
                        Georgetown University; a principal owner  Suite 410
                        and President of The IRC Group, LLC, a    Washington, D.C. 20036
                        New York City and Washington, D.C.
                        consulting firm; Director of AT&T
                        Corporation, FleetBoston Financial
                        Corporation, International Paper Company
                        and GlaxoSmithKline plc.
Sam Nunn..............  Partner in the law firm of King &         King & Spalding
                        Spalding since January 1997; A member of  191 Peachtree Street
                        the United States Senate from 1972        Atlanta, GA 30303-1763
                        through 1996; Director of Community
                        Health Systems, Inc., Dell Computer
                        Corporation, General Electric Company,
                        Internet Security Systems, Inc.,
                        National Service Industries, Inc.,
                        Scientific-Atlanta, Inc., Texaco, Inc.
                        and Total System Services, Inc.
Paul F. Oreffice......  Retired in 1992 as Chairman of the Board  11120 North 107th Way
                        of Directors and Chief Executive Officer  Scottsdale, AZ 85259
                        of The Dow Chemical Company, a
                        diversified chemical, metals, plastics
                        and packaging company.
James D. Robinson       Co-founder, Chairman and Chief Executive  RRE Investors, LLC
  III.................  Officer of RRE Investors, LLC, a private  22nd Floor
                        information technology venture            126 East 56th Street
                        investment firm; General Partner of RRE   New York, NY 10022
                        Ventures, L.P.; Chairman of Violy,
                        Byorum & Partners Holdings, LLC, a
                        private firm specializing in financial
                        advisory and investment banking
                        activities in Latin America; Director of
                        Bristol-Myers Squibb Company, Cambridge
                        Technology Partners (Massachusetts),
                        Inc., First Data Corporation,
                        ScreamingMedia, Inc. and Sunbeam
                        Corporation.

                                  PRINCIPAL OCCUPATION
                               OR EMPLOYMENT AND MATERIAL
         NAME            POSITIONS HELD DURING PAST FIVE YEARS              ADDRESS
----------------------  ----------------------------------------  ---------------------------
Peter V. Ueberroth....  Investor and Chairman of The Contrarian   The Contrarian Group, Inc.
                        Group, Inc., a business management        Suite 111
                        company; Chairman of Ambassadors          1071 Camelback Street
                        International, Inc.; Director of Hilton   Newport Beach, CA 92660
                        Hotels Corporation and Co-Chairman of
                        Pebble Beach Company.
James B. Williams.....  Director and Chairman of the Executive    SunTrust Banks, Inc.
                        Committee of SunTrust Banks, Inc., a      P.O. Box 4418
                        bank holding company; Retired in March    Atlanta, GA 30302
                        1998 as Chairman of the Board of
                        Directors and Chief Executive Officer of
                        SunTrust Banks, Inc.; Director of
                        Genuine Parts Company, Georgia-Pacific
                        Corporation, Rollins, Inc. and RPC, Inc.

EXECUTIVE OFFICERS OF THE COCA-COLA COMPANY

                                                   PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------------------   ------------------------------------------------------------
Brian G. Dyson.......................   Vice Chairman and Chief Operating Officer; Joined TCCC in
                                        1959 and worked for many years in South America, the
                                        Caribbean and Mexico; President of Coca-Cola USA from 1978 until 1983; President of Coca-Cola North America from 1983 until 1986; President and Chief Executive Officer of
                                        Coca-Cola Enterprises, Inc. from 1988 until 1994
                                        Mr. Dyson is a citizen of Argentina.
Steven J. Heyer......................   Executive Vice President and President and Chief Operating
                                        Officer, Coca-Cola Ventures; In 1996, became President and
                                        Chief Operating Officer of Turner Broadcasting System, Inc.;
                                        In 1994, joined TBS, Inc. as President of Turner
                                        Broadcasting Sales, Inc.
Mary Minnick.........................   Executive Vice President and President and Chief Operating
                                        Officer, Coca-Cola Asia Group; From 1996-1997, Vice
                                        President and Director, Middle and Far East Marketing
                                        President, South Pacific Division from 1997-2000; President,
                                        Coca-Cola (Japan) Co., Ltd. 2000-2001; Ms. Minnick began her career at TCCC in 1983, and spent ten years working in
                                        Coca-Cola USA, both in Fountain Sales and in the Bottle/Can
                                        Division.
Alexander R.C. Allan.................   Executive Vice President and President and Chief Operating
                                        Officer, Europe, Eurasia and Middle East Group; Mr. Allan, a
                                        native of Johannesburg, joined the Coca-Cola system in 1968;
                                        Formerly President of the Middle East Division (renamed
                                        Middle East & North Africa Division in 1998); In October
                                        1999, appointed President of the Middle & Far East Group.

                                                   PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                NAME                           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------------------   ------------------------------------------------------------
James E. Chestnut....................   Executive Vice President, Operations Support; Joined TCCC in
                                        1972 as financial analyst for The Coca-Cola Export
                                        Corporation in London; In 1989, became Chief Financial
                                        Officer of Coca-Cola (Japan) Company Limited; Vice President
                                        and Controller of TCCC from 1993 until 1994; Elected Chief
                                        Financial Officer of TCCC in 1994; Director of Coca-Cola
                                        FEMSA and Coca-Cola Enterprises, Inc.
                                        Mr. Chestnut is a citizen of the United Kingdom.
Carl Ware............................   Executive Vice President, Public Affairs; Appointed Vice
                                        President, Special Markets, Coca-Cola USA in 1979; Appointed
                                        Vice President, Urban Affairs of TCCC in 1982; Elected
                                        Senior Vice President and Director, Corporate External
                                        Affairs in 1986 and became Deputy Group President of
                                        Northeast Europe/Africa Group of International Business
                                        Sector in 1991; Appointed President of the Africa Group in
                                        1993.
Deval L. Patrick.....................   Executive Vice President and General Counsel; In 1999,
                                        joined Texaco, Inc. as Vice President and General Counsel;
                                        Partner with the law firm of Day Berry & Howard LLP since
                                        1997; Assistant Attorney General of the United States and
                                        Chief of the U.S. Justice Department's Civil Rights Division
                                        from 1994 until 1997, where he was responsible for enforcing federal laws prohibiting discrimination.
Gary P. Fayard.......................   Senior Vice President and Chief Financial Officer; In July
                                        1994, elected Vice President and Controller of TCCC; Partner with Ernst & Young prior to April 1994.
Stephen C. Jones.....................   Senior Vice President and Chief Marketing Officer; Joined
                                        Coca-Cola Canada in 1986 as Brand Manager for Sprite; In
                                        1998, joined Coca-Cola USA as Brand Manager for diet Coke
                                        and Sprite; In 1994, appointed Senior Vice President,
                                        Consumer Marketing for Coca-Cola (Japan) Co. Ltd. ("CCJC"),
                                        and was named Deputy Division Manager and Executive Vice
                                        President of CCJC in 1997; Appointed President and Chief
                                        Executive Officer of The Minute Maid Company in October
                                        1999.

                                                                        ANNEX II

                                   SCHEDULE B

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                               DISSENTERS' RIGHTS

SEC.1300.  REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
           PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either

           (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or

           (B) listed on the National Market System of the Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC.1301.  NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR
           PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302.  SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
            SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303.  PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
            VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304.  ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
            MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305.  REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
            JUDGMENT; PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307.  DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308.  RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
            DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310.  SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
            LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311.  EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312.  RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
            MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION;
            CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             THE COCA-COLA COMPANY,

                              PERRY PHILLIP CORP.

                                      AND

                                 ODWALLA, INC.

                             DATED OCTOBER 29, 2001

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I         THE OFFER...................................................    A-1
  Section 1.1.    The Offer...................................................    A-1
  Section 1.2.    Company Action..............................................    A-3
  Section 1.3.    SEC Actions.................................................    A-3
  Section 1.4.    Directors...................................................    A-4

ARTICLE II        THE MERGER..................................................    A-5
  Section 2.1.    The Merger..................................................    A-5
  Section 2.2.    Effective Time; Closing.....................................    A-5
  Section 2.3.    Effect of the Merger........................................    A-6
  Section 2.4.    Conversion of Company Common Stock..........................    A-6
  Section 2.5.    Dissenting Shares...........................................    A-6
  Section 2.6.    Stock Option Plans..........................................    A-7
  Section 2.7.    Company Warrants............................................    A-7
  Section 2.8.    Surrender of Shares of Company Common Stock; Stock Transfer
                  Books.......................................................    A-8
  Section 2.9.    Shareholders Meeting........................................   A-10
  Section 2.10.   Subsequent Actions..........................................   A-11

ARTICLE III       THE SURVIVING CORPORATION...................................   A-11
  Section 3.1.    Articles of Incorporation...................................   A-11
  Section 3.2.    Bylaws......................................................   A-11
  Section 3.3.    Directors and Officers......................................   A-11

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-11
  Section 4.1.    Organization and Standing...................................   A-11
  Section 4.2.    Capitalization..............................................   A-12
  Section 4.3.    Authority for Agreement.....................................   A-12
  Section 4.4.    No Conflict.................................................   A-13
  Section 4.5.    Required Filings and Consents...............................   A-14
  Section 4.6.    Compliance..................................................   A-14
  Section 4.7.    SEC Filings, Financial Statements...........................   A-14
  Section 4.8.    Absence of Certain Changes or Events........................   A-15
  Section 4.9.    Taxes.......................................................   A-15
  Section 4.10.   Assets......................................................   A-16
  Section 4.11.   Change of Control Agreements................................   A-16
  Section 4.12.   Litigation..................................................   A-16
  Section 4.13.   Contracts and Commitments...................................   A-17
  Section 4.14.   Employee Benefit Plans......................................   A-17
  Section 4.15.   Labor and Employment Matters................................   A-18
  Section 4.16.   Environmental Compliance and Disclosure.....................   A-20
  Section 4.17.   Intellectual Property Rights................................   A-21
  Section 4.18.   Products....................................................   A-22
  Section 4.19.   Brokers.....................................................   A-22
  Section 4.20.   Trade Secrets...............................................   A-22
  Section 4.21.   Insurance Policies..........................................   A-22
  Section 4.22.   Notes and Accounts Receivable...............................   A-23

                                                                                 PAGE
                                                                                 ----
  Section 4.23.   Transactions with Affiliates................................   A-23
  Section 4.24.   No Existing Discussions.....................................   A-23
  Section 4.25.   Shareholder Rights Agreement................................   A-23
  Section 4.26.   Major Suppliers, Customers and Distributors.................   A-23

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............   A-24
  Section 5.1.    Organization and Standing...................................   A-24
  Section 5.2.    Sub.........................................................   A-24
  Section 5.3.    Authority for Agreement.....................................   A-24
  Section 5.4.    No Conflict.................................................   A-24
  Section 5.5.    Required Filings and Consents...............................   A-25
  Section 5.6.    Brokers.....................................................   A-25
  Section 5.7.    Financing...................................................   A-25

ARTICLE VI        COVENANTS...................................................   A-25
  Section 6.1.    Conduct of the Business Pending the Merger..................   A-25
  Section 6.2.    Access to Information; Confidentiality......................   A-27
  Section 6.3.    Notification of Certain Matters.............................   A-27
  Section 6.4.    Reasonable Efforts; Further Assurances; Cooperation.........   A-27
  Section 6.5.    Board Recommendations.......................................   A-28
  Section 6.6.    Shareholder Litigation......................................   A-29
  Section 6.7.    Indemnification.............................................   A-29
  Section 6.8.    Public Announcements........................................   A-30
  Section 6.9.    Competing Acquisition Proposals.............................   A-30
  Section 6.10.   Undertakings of Parent......................................   A-31
  Section 6.11.   Director Resignations.......................................   A-31
  Section 6.12.   Shareholders' Rights Agreement..............................   A-31
  Section 6.13.   Employee Benefits...........................................   A-31
  Section 6.14.   Environmental Assessments...................................   A-31
  Section 6.15.   Settlement Fee..............................................   A-32
  Section 6.16.   Conveyance Taxes............................................   A-32
  Section 6.17.   Shareholder Rights Plan.....................................   A-32
  Section 6.18.   Actions by Company Board....................................   A-32
  Section 6.19.   Loans to Permit Exercise of Company Options.................   A-32

ARTICLE VII       CONDITIONS..................................................   A-33
  Section 7.1.    Conditions to the Obligation of Each Party..................   A-33

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER...........................   A-33
  Section 8.1.    Termination.................................................   A-33
  Section 8.2.    Effect of Termination.......................................   A-34
  Section 8.3.    Amendments..................................................   A-35
  Section 8.4.    Waiver......................................................   A-35

ARTICLE IX        GENERAL PROVISIONS..........................................   A-35
  Section 9.1.    No Third Party Beneficiaries................................   A-35
  Section 9.2.    Entire Agreement............................................   A-35
  Section 9.3.    Succession and Assignment...................................   A-35
  Section 9.4.    Counterparts................................................   A-35
  Section 9.5.    Headings....................................................   A-35

                                                                                 PAGE
                                                                                 ----
  Section 9.6.    Governing Law...............................................   A-35
  Section 9.7.    Severability................................................   A-35
  Section 9.8.    Specific Performance........................................   A-36
  Section 9.9.    Construction................................................   A-36
  Section 9.10.   Non-Survival of Representations and Warranties and
                  Agreements..................................................   A-36
  Section 9.11.   Certain Definitions.........................................   A-36
  Section 9.12.   Fees and Expenses...........................................   A-37
  Section 9.13.   Notices.....................................................   A-37
  Section 9.14.   Waiver of Jury Trial........................................   A-38

ANNEX I           CONDITIONS TO THE OFFER.....................................    I-1
EXHIBIT A.....................................................................    A-1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated October 29, 2001 by and among The Coca-Cola Company, a Delaware corporation ("Parent"), Perry Phillip Corp., a California corporation ("Sub") and wholly owned subsidiary of Parent, and Odwalla, Inc., a California corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent pursuant to a tender offer (the "Offer") by Sub for any and all the issued and outstanding shares (the "Shares") of Common Stock, no par value, of the Company ("Company Common Stock") followed by a merger (the "Merger") of Sub with and into the Company with the Company as the surviving corporation in accordance with the California General Corporation Law (the "CGCL");

     WHEREAS, as an inducement to Parent and Sub to enter into this Agreement, Parent, Sub and the Company have entered into a Stock Option Agreement (the "Option Agreement"), pursuant to which the Company has granted to Sub an option to purchase newly issued shares of Company Common Stock under certain circumstances;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, each of the persons and entities set forth on Exhibit A hereto (collectively, the "Principal Shareholders") has entered into a tender and/or voting agreement, dated as of the date hereof (collectively, the "Tender Agreements"), pursuant to which, among other things, each of the Principal Shareholders has agreed to tender its shares of Company Common Stock to Sub in the Offer;

     WHEREAS, the Board of Directors of Parent and Sub have each unanimously approved this Agreement, the Option Agreement, the Offer, the Merger and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement, the Option Agreement, the Offer, the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement, are fair to and in the best interests of the holders of the Company Common Stock (the "Company Shareholders"); and

     WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend that the Company Shareholders approve this Agreement, the Option Agreement, the Offer, the Merger and the transactions contemplated hereby to which the Company is a party.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1.  The Offer.

     (a) Subject to the provisions of this Agreement, Parent shall cause Sub, no later than November 8, 2001, to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer, at a price of $15.25 per share, net to the seller in cash, without interest (or at such higher price as Sub in its sole discretion elects to offer) (the "Offer Price"), but subject to any withholding required by law. The obligation of Parent and Sub to accept and pay for Shares tendered shall be subject only to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, when added to the shares of Company Common Stock owned by Parent, represent at least 90.1% of the Shares issued and outstanding on a fully diluted basis (including for purposes of such calculation all shares of Company Common Stock issuable upon exercise of all Company Options (as defined in Section 2.6) that vest (or upon consummation of the Offer will vest) (but excluding shares of Company Common Stock that are issuable upon the exercise of Company Options that are cancelled pursuant to Section 2.6(a) hereof or upon the exercise of Company Warrants that are cancelled pursuant to Section 2.7 hereof) and the exercise of all outstanding Company Warrants (as defined in Section 2.7)) (the "Minimum Condition") and to the other conditions set forth in Annex I (collectively, the "Offer Conditions"). Parent and Sub expressly reserve the right to waive any of the Offer Conditions (except that Parent and Sub may not waive the Minimum Condition except with the consent of the Company or as and to the extent provided in this Agreement), to increase the price per share payable in the Offer and to make any other change or changes in the terms or conditions of the Offer, including without limitation extending the expiration date, except that, without the consent of the Company, Parent and Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement) in a manner adverse to the holders of the Company Common Stock, (iv) except as provided in Section 1.1(b), extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the Company Shareholders.

     (b) Subject to the terms and conditions hereof, the Offer shall expire at midnight, San Francisco time, on the date twenty business days (as defined under the Exchange Act) after the date the Offer is commenced, provided, that Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, subject in each case to any right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. If, at any scheduled expiration date of the Offer, the conditions set forth in paragraph 5(g) of Annex I are satisfied, but any of the conditions set forth in paragraphs 2 or 5(a), (b), (c), (d), (e) or (f) of Annex I are not satisfied, then at the request of the Company, Sub shall extend the Offer from time to time, subject to any right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof.

     (c) Notwithstanding any other provision contained herein, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, at the request of the Company, subject to any right of Parent or Sub to terminate this Agreement pursuant to the terms hereof, Sub shall, and Parent shall cause Sub to, take any of the actions set forth in the following clauses
(x), (y) or (z) (provided that Sub shall have complete discretion as to which actions among the three clauses to take) as follows: (x) extend the Offer pursuant to Section 1.1(b), (y) amend the Offer in contemplation of the exercise of the Option Agreement (to the extent the Option Agreement is exercisable at such time) to reduce the Minimum Condition to that number of shares (the "Option Exercise Minimum Number") equal to the number of shares which, when combined with the number of shares issued upon exercise of the Option Agreement, equals 90.1% of the shares of Company Common Stock on a fully diluted basis (but excluding shares of Company Common Stock that are issuable upon the exercise of Company Options that are cancelled pursuant to Section 2.6(a) hereof or upon the exercise of Company Warrants that are cancelled pursuant to Section 2.7 hereof) or (z) amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any shares of Company Common Stock theretofore acquired by Parent or Sub) and (ii) the number of shares of Company Common Stock tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding shares of Company Common Stock, Sub shall waive the Minimum Condition and amend the Offer to reduce the number of shares of Company Common Stock subject to the Offer to 49.9% of the shares of Company Common Stock then outstanding (the "Revised Minimum Number") and, subject to the prior satisfaction or waiver of the other conditions of the Offer, purchase, on a pro rata basis, the Revised Minimum Number of shares (it being understood that Sub shall not in any event be required to accept for payment, or pay for, any shares of Company Common Stock if less than the Revised Minimum Number of shares are tendered pursuant to the Offer and not withdrawn at the expiration date).

          (d) Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment shares of Company Common Stock validly tendered as soon as practicable (and in any event within five business days) after such satisfaction or waiver of all conditions of the Offer, and pay for accepted shares of Company Common Stock as promptly thereafter as reasonably practicable, and in any event in compliance with Rule 14e-1(c) under the Exchange Act. Parent shall provide, or cause to be provided to Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock Sub accepts or becomes obligated to accept for payment.

     Section  1.2. Company Action.

     (a) The Company hereby approves and consents to the Offer and to the inclusion in the Offer and the related documents thereto of the recommendation of the Board of Directors of the Company described in Section 4.3(b) and the opinion of the Independent Advisor described in Section 4.3(c).

     (b) The Company will promptly, and in any event within three (3) business days after the execution of this Agreement, instruct its transfer agent to furnish Sub with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of outstanding shares of Company Common Stock and lists of securities positions of outstanding shares of Company Common Stock held in stock depositories, and to provide to Sub such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Sub or any of their respective agents may reasonably request in connection with the Offer and Merger. Subject to the requirements of applicable Law (as defined in Section 4.4), and except for such steps as are necessary to disseminate the Offer Documents (as defined below) and any other documents necessary to consummate the Merger, Parent and Sub shall, and shall cause their agents to, hold in confidence and otherwise in conformity with the provisions of the Confidentiality Agreement dated September 7, 2001, as amended (the "Confidentiality Agreement"), the information contained in any such labels, listings and files, use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, upon request, promptly deliver to the Company all copies of such information then in their possession or control.

     Section 1.3.  SEC Actions.

     (a) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (including all supplements and amendments thereto, the "Schedule TO"), which shall contain an offer to purchase, a related letter of transmittal and summary advertisement (such Schedule TO and all other documents required to be filed by Parent and Sub with the SEC in connection with the Offer and the Merger, are collectively referred to as the "Offer Documents").

     (b) On or as soon as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (including all supplements and amendments thereto, the "Schedule 14D-9"). The Schedule 14D-9 shall (except as specifically provided in Section 6.5 hereof) contain the unanimous recommendation of the Board of Directors of the Company in favor of the Offer and the Merger.

     (c) (i) Parent and Sub will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9 and all other documents required to be filed by the Company with the SEC in connection with the Offer and the Merger (collectively, the "Company Disclosure Documents"), comply or complies in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that Parent and Sub make no representation with respect to information furnished by the Company for inclusion in the Offer Documents and provided further that the Company makes no representation with respect to information furnished by Parent or Sub for inclusion in the Company Disclosure Documents.

     (ii) The Company will ensure that the information with respect to the Company that the Company furnishes to Parent in writing specifically for inclusion in the Offer Documents does not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Sub will ensure that the information with respect to Parent and Sub that (x) Parent or Sub furnishes to the Company in writing specifically for inclusion in the Company Disclosure Documents, (y) is incorporated in the Company Disclosure Documents by reference to any of the Offer Documents (other than any information set forth in any of the Offer Documents that is furnished by the Company for inclusion therein), or (z) is set forth in the Schedule TO (other than any information set forth in the Schedule TO that is furnished by the Company for inclusion therein), does not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents and the Company Disclosure Documents, as the case may be, if and to the extent that it shall have become false and misleading in any material respect.

     (iii) Each of Parent and Sub will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Company Disclosure Documents, in each case including all amendments thereto, to be filed with the SEC and to be disseminated to holders of the outstanding shares of Company Common Stock as and to the extent required by applicable federal securities laws.

     (iv) Each of the Company, on the one hand, and Parent and Sub on the other hand, will give the other, and their respective counsel, the opportunity to review and provide comments with respect to the Company Disclosure Documents and the Offer Documents, as the case may be, before they are filed with the SEC, in each case including all amendments thereto. In addition, each such party will provide the other such parties and their counsel with any comments, whether written or oral, which it may receive from time to time from the SEC or its staff with respect to the Company Disclosure Documents or the Offer Documents promptly after the receipt of such comments.

     Section 1.4.  Directors.

     (a) Effective upon the purchase by Sub of such number of shares of Company Common Stock as shall constitute satisfaction of the Minimum Condition, the Option Exercise Minimum Number or the Revised Minimum Number, as the case may be, and subject to compliance with Section 14(f) of the Exchange Act, Sub shall be entitled, at its option, to designate the number of directors, rounded up to the next whole number, on the Company Board for the period following such purchase (the "Post-Acceptance Board") that equals the product of (i) the total number of available seats on the Post-Acceptance Board (giving effect to the election of any additional directors, the resignation of any existing directors and/or the increase in the number of members of the Company's Board of Directors pursuant to this Section 1.4) and (ii) the percentage that the number of shares of Company Common Stock owned by Sub (including shares of Company Common Stock accepted for payment) and Parent bears to the total number of shares of Company Common Stock issued and outstanding; provided that, prior to or upon the purchase by Sub of Company Common Stock in the Offer, the Company shall increase the number of directors on the Company's Board of Directors from seven to eight and shall maintain the number of directors at eight until the Effective Time. The Company shall take all action necessary to cause Sub's designees to be elected or appointed to the Post-Acceptance Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. The Company will use its reasonable best efforts to cause individuals designated by Sub to constitute the same percentage as such individuals represent on the Post-Acceptance Board of each committee of such Post-Acceptance Board (other than any committee of such Post-Acceptance Board established to take action under this Agreement). Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that prior to the Effective Time, the Post-Acceptance Board shall include at least four directors in office as of the date hereof (any such director remaining in office being a "Continuing Director"). In the event that the number of Continuing Directors shall be reduced below four for any reason whatsoever, any remaining

Continuing Directors (or Continuing Director, if there shall only be one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement. If no Continuing Directors remain, the other directors shall designate four persons to fill such vacancies and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which Parent or Sub or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of Law with respect to the election of directors or otherwise.

     (b) To the fullest extent permitted by applicable Law, upon any request by Sub following the purchase by Sub of such number of Shares as shall constitute satisfaction of the Minimum Condition, the Option Exercise Minimum Number or the Revised Minimum Number, as the case may be, the Company shall promptly take all actions required in order to fulfill its obligations under this Section 1.4, including without limitation, in the case of satisfaction of the Minimum Condition, all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which shall include without limitation filing with the SEC and transmitting to the record shareholders of the Company such information with respect to the Company and its officers and directors and Sub's designees as is necessary to enable Sub's designees to be elected to the Post-Acceptance Board. Parent or Sub will supply to the Company any information with respect to itself and such nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and Parent and Sub jointly and severally represent to the Company that such information will not, at the time of the filing with the SEC of any document required to be filed pursuant to this
Section 1.4, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, are not misleading.

     (c) Following the election or appointment of Sub's designees pursuant to
Section 1.4(a) and prior to the Effective Time, Parent and Sub shall not cause the Company to take any action with respect to any amendment, or waiver of any term or condition, of this Agreement, the Articles of Incorporation of the Company or the Bylaws of the Company, any termination or rescission of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or Parent or waiver or assertion of any of the Company's rights hereunder, or any other consent or action by the Board of Directors of the Company with respect to this Agreement or the Offer (including any action which would cause the Company to breach this Agreement), without the concurrence of a majority of the Continuing Directors and the concurrence of a majority of the directors who are not Continuing Directors.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CGCL, at the Effective Time (as defined in Section 2.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the Laws of the State of California.

     Section 2.2. Effective Time; Closing. As promptly as practicable (and in any event within three (3) business days) after the conditions set forth in
Article VII hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing an agreement of merger pursuant to
Section 1103 of the CGCL (the "Agreement of Merger"), with the Secretary of State of the State of California and by making all other filings or recordings required under the CGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the CGCL. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of the State of California, or at such other time as the parties hereto agree shall be specified in the Agreement of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 1:00 p.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

     Section 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger, shall be as provided in the Agreement of Merger, the applicable provisions of the CGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     Section 2.4.  Conversion of Company Common Stock.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(a)(ii) and Dissenting Shares (as defined in Section 2.5), if any) shall be canceled and, subject to Section 2.5, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to the Offer Price or any higher price paid for each outstanding share of Company Common Stock in the Offer payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 2.8 (together with amounts payable under Section 2.6(b), the "Merger Consideration"); and

          (ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub or any of their direct or indirect subsidiaries and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities, each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 2.4(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.4(a)(i).

     Section 2.5.  Dissenting Shares.

     (a) If and only to the extent that any holders of shares of Company Common Stock are entitled under Section 1300(b)(1) of the CGCL to be paid the "fair market value" of such shares of Company Common Stock, then notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Shareholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 1300 of the CGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the CGCL (the "Dissenting Shares") shall not be converted as described in
Section 2.4(a)(i), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 1300 of the CGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the CGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.4(a)(i), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 1300 of the CGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     Section 2.6.  Stock Option Plans.

     (a) In connection and simultaneously with the Offer, the Company shall use its reasonable best efforts to ensure that each holder of outstanding options (whether vested or unvested) to acquire Company Common Stock (the "Company Options") granted under the Company's Stock Option Plan adopted in 1993, the Company's 1994 Non-Employee Directors' Stock Option Plan and the Company's Amended and Restated 1997 Stock Option/Stock Issuance Plan (collectively, the "Company Stock Option Plans") shall execute an agreement to exchange immediately prior to the consummation of the Offer such holder's Company Options to the Company for an amount in cash determined by multiplying (A) the excess, if any, of the Offer Price over the applicable exercise price per share of the Company Option (regardless of the exercise price) by (B) the number of shares of Company Common Stock subject to the Company Options (whether vested or unvested) held by such holder (such amount, the "Option Consideration"). Upon the expiration date of the Offer, each holder of Company Options immediately prior to the consummation of the Offer, who has exchanged such Company Options in accordance with this Section 2.6 shall become entitled to the Option Consideration, and all rights of such holder associated with the Company Options shall be terminated and canceled. The obligation of the Company to accept and pay for the Company Options so exchanged shall be subject to the satisfaction, or waiver by Sub, of the conditions set forth in Annex I. On or prior to the expiration date of the Offer, the Purchaser shall, or shall cause Sub to, lend to the Company on commercially reasonable terms an amount equal to the aggregate amount of the Option Consideration. The Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable to any holder of Company Options such amount that the Company is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. The Company shall promptly pay or cause to be paid any amounts withheld pursuant to this
Section 2.6 for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of Company Options.

     (b) As of the Effective Time, either (i) each Company Option not so exchanged immediately prior to the consummation of the Offer shall be canceled, and in consideration for such cancellation the holder thereof shall become entitled to receive an amount in cash (subject to Section 2.8(f)) equal to the Option Consideration, or (ii) the Company shall use its reasonable best efforts to ensure that each holder of a Company Option shall execute an agreement which provides that such Company Option shall be canceled, and in consideration for such cancellation the holder thereof shall become entitled to receive an amount in cash (subject to Section 2.8(f)) equal to the product of (i) the number of shares subject to the Company Options, whether vested or unvested, held by such holder and (ii) the excess of the Merger Consideration per share over the per share exercise price of each such Company Option.

     Section 2.7. Company Warrants. The Company shall use its reasonable best efforts to provide that each of the issued and outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants") shall be exercised in full immediately prior to the consummation of the Offer. In addition, the Company shall, by written notice to each holder of Company Warrants, offer to pay such holder upon the consummation of the Offer, in exchange for the cancellation of such holder's Company Warrants (regardless of exercise price) upon the consummation of the Offer, an amount in cash determined by multiplying
(A) the excess, if any, of the Offer Price over the applicable exercise price per share of the Company Warrant by (B) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Warrant in full immediately prior to the consummation of the Offer (the "Warrant

Consideration"). The Company shall be entitled to deduct and withhold from the Warrant Consideration otherwise payable to any holder of Company Warrants such amount that the Company is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. The Company shall promptly pay or cause to be paid any amounts withheld pursuant to this
Section 2.7 for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of Company Warrants.

     Section 2.8. Surrender of Shares of Company Common Stock; Stock Transfer Books.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds necessary to make the payments to such holders provided for in Section 2.4 upon surrender of their Certificates and for the holders of Company Options to receive the payments provided for in Section 2.6(b) upon surrender and cancellation of the Company Options. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock and Company Options (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of, or guaranteed by, the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc., or Standard and Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, or repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US$100 million (based upon the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Fund and be payable to the Surviving Corporation upon demand of non-disbursed funds pursuant to Section 2.8(d) hereof. Parent shall promptly replace any monies lost through any investment made pursuant to this Section 2.8(a), and Parent shall in any event be liable for the payment of the Merger Consideration, notwithstanding any losses in the Fund. The Fund shall not be used for any purpose except as expressly provided in this Agreement. The Paying Agent shall make the payments provided for in Sections 2.4 and 2.6(b).

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.4.

     (c) The Parent and the Surviving Corporation shall cause the Paying Agent to pay the amounts payable to each holder of a Company Option pursuant to
Section 2.6(b) as soon as reasonably practicable following the Effective Time.

     (d) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.5), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

     (e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article II upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

     (f) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Options such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Options in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent. The Surviving Corporation or Parent shall promptly pay or cause to be paid any amounts withheld pursuant to this
Section 2.8(f) for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of Company Common Stock or Company Options.

     (g) Except as otherwise provided in this Agreement, the Surviving Corporation shall pay all charges and expenses including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

     Section 2.9.  Shareholders Meeting.

     (a) Subject to Section 2.9(d), if required by applicable Law in order to consummate the Merger, the Company, acting through the Post-Acceptance Board, shall, in accordance with applicable Law:

          (i) duly call, give notice of, convene and hold a special meeting of the Company Shareholders (the "Shareholders Meeting"), as promptly as practicable following the acceptance for payment and purchase of shares of Company Common Stock by Sub pursuant to the Offer, for the purpose of obtaining the approval of the Merger and this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy statement or information statement (the "Proxy Statement") relating to the Merger and this Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by applicable Law in the preliminary Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and (y) to cause the Proxy Statement and any amendment or supplement thereto, to be mailed to the Company Shareholders, provided, that the Company (1) will promptly notify Parent of its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements of the Proxy Statement or for additional information; (2) will promptly provide Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and (3) will not amend or supplement the Proxy Statement without first consulting with Parent and its counsel, and
     (z) to obtain the necessary approvals of the Merger and this Agreement by its shareholders to the extent required by the CGCL;

          (iii) prepare and revise the Proxy Statement so that, at the date mailed to Company shareholders and at the time of the Shareholders Meeting, the Proxy Statement will (x) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they are made, are not misleading (except that the Company shall not be responsible under this clause (iii) with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement), and (y) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder;

          (iv) include in the Proxy Statement the recommendation of the Board of Directors of the Company that the Company Shareholders vote in favor of the approval of the Merger and the adoption of this Agreement; and

          (v) solicit proxies from the Company Shareholders in favor of the approval of the Merger and the adoption of this Agreement and take all other action necessary, or in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the CGCL or this Agreement to effect the Merger.

     (b) Parent shall furnish to the Company such information concerning itself and Sub, for inclusion in the Proxy Statement, as may be requested by the Company and required to be included in the Proxy Statement. Such information provided by Parent and Sub in writing expressly for inclusion in the Proxy Statement will not, at the date the Proxy Statement is filed with the SEC, and mailed to Company shareholders and (including any corrections or modifications made by Parent or Sub to such information) at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, are not misleading.

     (c) Parent shall vote or cause to be voted all shares of the Company Common Stock purchased pursuant to the Offer and all other shares beneficially owned by Parent or Sub in favor of adoption of the Merger and the Merger Agreement.

     (d) In the event that Parent or Sub, collectively, shall acquire at least 90% of the issued and outstanding shares of Company Common Stock, the Company, Parent and Sub shall take all appropriate and necessary action to cause the Merger to become effective as soon as practicable after the expiration or termination of the Offer, without a meeting of shareholders of the Company, in accordance with Section 1110 of the CGCL.

     Section 2.10. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement and the Merger, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of Sub or the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Sub or the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the Merger.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     Section 3.1. Articles of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until, subject to
Section 6.7(a), the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such Articles of Incorporation.

     Section 3.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until, subject to Section 6.7(a), the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

     Section 3.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub (except as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations and warranties contained in this Agreement) delivered by the Company to Parent and Sub in connection with the execution and delivery of this Agreement (the "Company Disclosure Letter")) as follows:

     Section 4.1. Organization and Standing. Each of the Company and each Subsidiary (as defined in Section 4.2(c)) (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of this clause (iii), where the failure to be so qualified or licensed or be in such good standing is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.11(a)). The Company has furnished or made available to Parent true and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the "Company Articles of Incorporation") and bylaws (the "Company Bylaws") and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

     Section 4.2.  Capitalization

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of October 25, 2001, (i) 11,103,321 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) Company Options (as defined in Section 1.6) to purchase 1,737,699 shares of Company Common Stock are outstanding pursuant to the Company Stock Option Plans, and an additional 188,886 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Stock Option Plans that have not yet been awarded, (iv) no shares of Preferred Stock are issued or outstanding, and (v) Company Warrants to purchase 31,806 shares of Company Common Stock are outstanding and 31,806 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. Section 4.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options and Company Warrants together with the exercise prices thereof. During the period from October 25, 2001 through the date of this Agreement, the Company has not issued any shares of capital stock of the Company or any other securities of the Company or any options or warrants to acquire any such shares or other securities, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants outstanding as of October 25, 2001.

     (b) Except as set forth in Section 4.2(a) of this Agreement or in Section 4.2(b) of the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other similar rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

     (c) Section 4.2(c) of the Company Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company owns of record or beneficially, directly or indirectly, 30% or more of the outstanding equity interests (each a "Subsidiary" and collectively, the "Subsidiaries"). The Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except for liens for Taxes accrued but not yet payable.

     Section 4.3.  Authority for Agreement

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its obligations hereunder and thereunder and, subject to obtaining necessary shareholder approval (if required by applicable Law), to consummate the Merger and the

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other transactions to which the Company is a party contemplated by this
Agreement and the Option Agreement. The execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation by the Company of the Merger and the other transactions to which the Company is a party contemplated by this Agreement and the Option Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement or to consummate the Merger or the other transactions to which the Company is a party contemplated by this Agreement and the Option Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of a majority of the then outstanding shares of Company Common Stock (if required by applicable Law) and the filing and recordation of appropriate merger documents as required by the CGCL). Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles. The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of shareholders is the only vote of the Company Shareholders necessary to approve this Agreement, the Merger and the other transactions to which the Company is a party contemplated by this Agreement.

     (b) At a meeting duly called and held on October 29, 2001, the Board of Directors of the Company unanimously (i) determined that, as of the date of this Agreement, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby to which the Company is a party, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company Shareholders, (ii) approved, authorized and adopted this Agreement, the Option Agreement, the Offer and the Merger and the other transactions to which the Company is a party contemplated hereby, and (iii) resolved, subject to the provisions of this Agreement, to recommend approval, adoption and acceptance of this Agreement, the Offer, and the Merger by the Company Shareholders. No antitakeover or similar statute in California or New York, or to the knowledge of the Company and its Subsidiaries in any other jurisdiction, is applicable to Parent, Sub, the Company or the Surviving Corporation in connection with the Merger, the Offer, this Agreement, the Option Agreement, the Tender Agreements or any of the transactions to which the Company is a party contemplated hereby or thereby.

     (c) Dresdner Kleinwort Wasserstein, Inc. (the "Independent Advisor") has delivered to the Board of Directors of the Company its opinion, as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders in the Offer and the Merger is fair to the Company Shareholders from a financial point of view. The Company will provide to Parent and Sub a copy of the written opinion of the Independent Advisor promptly after the date hereof.

     Section 4.4. No Conflict. The execution and delivery of this Agreement and the Option Agreement by the Company do not, and the performance of this Agreement and the Option Agreement by the Company and the consummation of the Merger, the Offer and the other transactions to which the Company is a party contemplated by this Agreement and the Option Agreement will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to
Section 4.5, conflict with or violate any United States federal, state or material local or any material foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other material requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any material property or material group of properties or material asset or material group of assets of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or material group of properties or material asset or material group of assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as defined in Section 4.13) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

     Section 4.5. Required Filings and Consents. The execution and delivery of this Agreement and the Option Agreement by the Company do not, and the performance of this Agreement and the Option Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental entity or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act (including relating to the Offering Documents and, if necessary, the Proxy Statement) and state securities or "blue sky" laws ("Blue Sky Laws"), (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) for filings contemplated by Article II hereof, and (iv) for other immaterial approvals, authorizations, consents, orders, filings, registrations or notifications.

     Section 4.6. Compliance. Each of the Company and its Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in material default or material violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any material property or material group of properties or material asset or material group of assets of the Company or any of its Subsidiaries is bound or affected.

     Section 4.7.  SEC Filings, Financial Statements.

     (a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since August 28, 1999 (collectively, including all exhibits thereto, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports as of their filing dates or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) All of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively referred to as the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as noted therein, and, in the case of the unaudited statements, as may be permitted by the applicable rules and regulations promulgated under the Exchange Act and the Securities Act and subject, in the case of unaudited statements, to normal year end adjustments permitted by GAAP and consistent with the Company's past practices) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

     (c) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at September 2, 2000, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, and
(iii) liabilities incurred in the ordinary course of business consistent with past practice since September 2, 2000, none of which is, individually or in the aggregate, reasonably likely to be material to the Company.

     (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 4.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement or to the extent specifically disclosed in the SEC Reports filed prior to the date hereof, since September 2, 2000, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate with other events, occurrences or conditions, a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) any change in accounting methods, principles or practices employed by the Company, except as may have been required by changes in GAAP or applicable Law that are not material and except for any changes to comply with Statement of Financial Accounting Standards No. 141 and No. 142, or (iv) any action of the type described in Sections 6.1(b) (i) or (ii) or 6.1(c) (ii), (iii), (iv), (v), (vi),
(vii), (viii), (ix), (xi), (xii), (xiii) or (xiv) which had such action been taken after the date of this Agreement would be in violation of any such Section.

     Section 4.9. Taxes. The Company and each of its Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments that, if upheld, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.9 of the Company Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes measured by income or gross receipts (a "Taxable Presence") and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1998, (ii) all Tax Returns for Taxes measured by income or gross receipts filed or due to be filed applicable to the three year period ending on the date hereof and (iii) all material correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1998.

     Section 4.10.  Assets.

     (a) Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 2, 2000 (the "10-K"), the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after September 2, 2000 (other than assets disposed of since September 2, 2000 in the ordinary course of business consistent with past practice or which had an individual value of less than $200,000 or an aggregate value of less than $1,000,000), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after September 2, 2000, provided that the obligations secured by such liens are not delinquent; and (iv) liens that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. Section 4.10 of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a written, or to the knowledge of the Company or any Subsidiary any other, license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way pursuant to any written, or to the knowledge of the Company or any Subsidiary any other, agreement, arrangement or understanding or (iv) in which the Company or a Subsidiary has any other material interest.

     (b) Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets (other than sales of products and inventory in the ordinary course of business consistent with past practices) with an individual value in excess of $200,000 or an aggregate value in excess of $500,000.

     (c) The buildings, fixtures and equipment of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put and for the conduct of the business of the Company and its Subsidiaries as conducted at and prior to the Effective Time.

     Section 4.11. Change of Control Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company or any Subsidiary. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 4.12. Litigation. Except to the extent specifically disclosed in the SEC Reports filed prior to the date hereof, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries. Except to the extent specifically disclosed in the SEC Reports filed prior to the date hereof, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) to which the Company or any of its Subsidiaries is a party, or to the knowledge of the Company or any Subsidiary, is otherwise subject. To the knowledge of the Company and its Subsidiaries, the Company has complied with and is in compliance with the Settlement Agreement with the United States government dated July 23, 1998, and there have been no written, or to the knowledge of the Company or any of its Subsidiaries any other, allegations by any person or entity, including any Governmental Entity, that any of the Company or its Subsidiaries has failed to so comply.

     Section 4.13.  Contracts and Commitments.

     (a) Except for any contracts which have prior the date hereof been terminated in accordance with their terms or been terminated by the parties thereto, in each case with no continuing liabilities or obligations on the part of the Company or any Subsidiary, Section 4.13 of the Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment, (ii) any contracts or agreements which limit or restrict the Company or any Subsidiary (or, to the knowledge of the Company and its Subsidiaries, any employee) from engaging in any business in any jurisdiction or limit the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or requiring the Company or any Subsidiary to share any profits, (iii) agreements or arrangements for the purchase or sale of any assets (other than purchases or sales of products and inventory in the ordinary course of business consistent with past practices) involving payments of more than $200,000 individually or $500,000 in the aggregate, (iv) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money, in each case individually involving remaining principal amounts in excess of $200,000, (v) agreements with unions, (vi) independent contractor agreements and leased or temporary employee agreements involving in each case individually aggregate annual payments of more than $75,000 or which are not terminable upon less than 30 days' notice, (vii) leases of any real property involving in each case individually annual rent of $75,000 or more or leases of personal property involving in each case individually annual rent of $50,000 or more, (viii) agreements with copackers, manufacturers, suppliers and trade partners, in each case involving individually aggregate annual payments made or received by the Company and its Subsidiaries of more than $25,000, (ix) all agreements with bottlers and distributors and all franchise and licensing agreements involving in each case individually aggregate annual payments of more than $25,000, (x) any contract or agreement for the granting or receiving of a license or sublicense or arrangement (other than agreements or licenses for standard, packaged software products and other than licenses to the Company or any Subsidiary involving in each case individually annual payments of less than $75,000) under which any person is obligated to pay or has the right to receive a royalty, license fee or similar payment, and (xi) all other contracts, agreements or commitments individually involving in each case individually payments made by or to the Company or a Subsidiary of $250,000 or more (individually, a "Material Contract" and collectively, "Material Contracts"). The Company has delivered or made available to Parent true, correct and complete copies of all Material Contracts, including all amendments thereto.

     (b) The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and to the knowledge of the Company and its Subsidiaries with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles. There are no existing material defaults or breaches of the Company under any Material Contract (or events or conditions which, with notice or lapse of time or both would constitute a material default or breach) and, to the knowledge of the Company and its Subsidiaries, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) with respect to any third party to any Material Contract. The Company and its Subsidiaries have no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any of such agreements. Section 4.13 of the Company Disclosure Letter identifies each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

     (c) The calculations of allowance for product returns for use in connection with the preparation of the Company Financial Statements contained in the SEC Reports conformed to GAAP. Set forth in Section 4.13 of the Company Disclosure Letter is a description of the Company's policy regarding product returns.

     Section 4.14. Employee Benefit Plans. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "Company

Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries are listed in Section 4.14 of the Company Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided or made available by the Company to Parent: (i) any plans and related trust documents and amendments thereto, (ii) summary plan descriptions and material modifications thereto, (iii) written communications made since January 1, 2000 to employees relating to the Company Benefit Plans and (iv) written descriptions of all non-written agreements relating to the Company Benefit Plans. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA in excess of $10,000 in the aggregate or engaged in any transactions that are reasonably likely to result in any liabilities or penalties in excess of $10,000 in the aggregate. Each of the Company and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company and its Subsidiaries, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made to the Company Benefit Plans have been made or provided for. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee for such purposes. There are no agreements in effect between the Company or any Subsidiary and any individual retained by the Company or any Subsidiary to provide services as a consultant or independent contractor.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 4.15.  Labor and Employment Matters.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or, to the knowledge of the Company and its Subsidiaries, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries,
(iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or
(iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

     (b) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice Law. No agreement, arbitration or court decision or governmental order to which the Company or any of its Subsidiaries is a party, or to the knowledge of the Company and its Subsidiaries is subject, in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

     (c) Neither the Company nor any of its Subsidiaries has failed in any material respect to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and the Company has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour Laws pending or, to the knowledge of the Company and its Subsidiaries, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

     (d) The Company and each of its Subsidiaries are in compliance in all material respects with all immigration Laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company and its Subsidiaries, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration Laws pending or, to the knowledge of the Company and its Subsidiaries, threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

     (e) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Company and its Subsidiaries, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal Law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries.

     (f) If the Company or any of its Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of the Company and its Subsidiaries, has been threatened against the Company or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

     (g) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health Laws pending or, to the knowledge of the Company and its Subsidiaries, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries.

     (h) No workers' compensation or retaliation claim is pending against the Company or any of its Subsidiaries in excess of $50,000 in the aggregate and the Company maintains insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force as is customary for businesses similar to the business of the Company, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

     Section 4.16.  Environmental Compliance and Disclosure.

     (a) As used in this Section 4.16, the following defined terms have the meanings set forth below:

          "Action" means any actual or threatened claim, demand, action, lawsuit, hearing, or proceeding of any kind, whether judicial or administrative in nature.

          "Environment" means any surface water or groundwater, drinking supply water, land or soil, surface or subsurface strata or medium, the ambient air, or any other environmental medium.

          "Environmental Condition" means any condition relating to the Environment, whether on or off site, whether or not yet discovered, that results or may result in any Action, removal or remedial action, liability, damages, expenses, costs (including reasonable attorneys', consulting, engineering, and accounting fees), or losses of any kind whatsoever, including, without limitation, any Release of any Hazardous Materials.

          "Environmental Laws" mean any international, regional, national, federal, state, provincial, or local Laws, statutes, treaties, directives, ordinances, rules, or regulations relating to the Environment, or human health and safety, or the Release of any Hazardous Materials.

          "Hazardous Materials" mean any waste, pollutant, hazardous substance, toxic, flammable, explosive, reactive, corrosive, infectious, radioactive, carcinogenic or mutagenic substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the generation, use, handling, storage, treatment, transport, or disposal of which is in any way governed by or subject to any Environmental Laws, or any substance that is or contains polychlorinated biphenyls (PCB's), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

          "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

     (b) All plants, facilities and real and personal property owned, leased, licensed or otherwise used by the Company or any Subsidiary (collectively referred to as the "Facilities"), and the Company's and any Subsidiary's business operations and activities at, on, or under any of the Facilities or otherwise (collectively referred to as the "Operations"), are and have been at all times during the period of such ownership, lease, license, use, operation or activity by the Company or any Subsidiary in compliance in all material respects with all Environmental Laws and with all licenses, permits, consents or authorizations required by Environmental Laws;

     (c) There are not, and have not been at any time in the past, any Actions, settlements, consent orders or decrees, judicial or administrative orders or decrees, or judgments under any Environmental Laws against or relating to the Company or any Subsidiary, any of the Operations or, during the period of ownership, lease, license, use, operation or activity by the Company or any Subsidiary, any of the Facilities;

     (d) Neither the Company nor any Subsidiary has received notice or is aware of any existing or potential liabilities, obligations, fines, costs, fees or expenses relating to or arising out of any violation of any

Environmental Laws or the unauthorized Release of any Hazardous Materials by the Company or any Subsidiary anywhere, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., (collectively referred to as "Environmental Liabilities"), and to the Company's or any Subsidiary's knowledge, no facts, circumstances or conditions exist that are related to, associated with or attributable to any of the Facilities or the Operations that may result in any Environmental Liabilities;

     (e) No remediation, removal or cleanup of any Hazardous Materials is being conducted or, to the Company's or any Subsidiary's knowledge, has been conducted at any time in the past at, on or under the Facilities, or caused by or associated with any of the Operations;

     (f) To the Company's or any Subsidiary's knowledge, no Environmental Condition of any kind is or has been at any time in the past at, on or under the Facilities, or caused by or associated with any of the Operations that has not been corrected or remediated at least to the extent required under Environmental Laws and that, individually or in the aggregate, is or could reasonably be expected to be material;

     (g) Hazardous Materials of any kind are not being and, to the Company's or any Subsidiary's knowledge, have not been at any time in the past generated, used, stored, treated, disposed of or Released at, on or under any of the Facilities, or as a result of or in association with any of the Operations, except in compliance in all material respects with applicable Environmental Laws; and

     (h) To the Company's or any Subsidiary's knowledge, no underground or aboveground storage tanks, solid waste management units, landfills or other waste disposal areas, dikes, or impoundments of any kind are located at, on, or under any of the Facilities.

     Section 4.17. Intellectual Property Rights. Section 4.17 of the Company Disclosure Letter sets forth a complete and accurate list and description of all United States and foreign patents, trademarks, trade names, service marks, trade dress and domain names, whether the foregoing is in the form of registrations or pending applications therefor, and all material common law rights, that are owned by the Company or any Subsidiary (all such rights together with any copyrights that are owned by the Company or any Subsidiary being hereinafter referred to as the "Intellectual Property Rights"). The Company is the sole legal owner of its material common law Intellectual Property Rights, free and clear of any liabilities, liens, encumbrances, restrictions or claims (except for liens for Taxes accrued, but not yet payable or liens arising as a matter of Law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent ("Permitted Liens")); and is the sole legal owner of, and has good, valid and enforceable title to, all of its other Intellectual Property Rights, free and clear of any liabilities, liens, encumbrances, restrictions, claims or imperfections of title of any kind (except for Permitted Liens). The Intellectual Property Rights have not been adjudged invalid or unenforceable in whole or in part, and any registrations thereof are in full force and effect. To the knowledge of the Company and its Subsidiaries, no facts or circumstances exist that might result in the invalidity or unenforceability of the Intellectual Property Rights. To the knowledge of the Company and its Subsidiaries, the Company's websites are operated in compliance with all applicable privacy Laws, contest and sweepstakes Laws, rights of publicity Laws, and trademark Laws. The Intellectual Property Rights are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange, and the Intellectual Property Rights are all of the patent, copyright and trademark rights necessary to the conduct of the business of the Company and the Subsidiaries as currently being conducted. The validity of the Intellectual Property Rights and title thereto (i) have not been questioned in any prior litigation; (ii) are not being questioned in any pending litigation; and (iii) to the knowledge of the Company and its Subsidiaries, are not the subject(s) of any threatened or proposed litigation. To the knowledge of the Company and its Subsidiaries, the business of the Company and the Subsidiaries, as now conducted, does not infringe or conflict with and has not been alleged to infringe or conflict with any copyrights, patents, trade secrets, trademarks, trade names, service marks, trade dress or domain names of others, whether or not such rights result from the common law or registration rights of others. The Company, to its knowledge and to the knowledge of its Subsidiaries, has not received any written or oral inquiries, threats or demands by the Lemelson Medical, Education and Research Foundation asserting violation of one or more of its patents by the Company or any of the Subsidiaries. To the knowledge of the Company and its Subsidiaries, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights. To the knowledge of the Company and its Subsidiaries, no person or entity currently engaging in any commercial activity is infringing upon the Intellectual Property Rights.

     Section 4.18.  Products.  Since August 28, 1999:

          (a) No shipment or other delivery of products made by the Company or any Subsidiary of the Company (the "Products"), as of the date of such shipment or delivery, is or has been (i) to the extent such Product is subject to the Federal Food, Drug and Cosmetic Act, as amended (the "FD&C Act"), adulterated or misbranded within the meaning of Section 342 or
     Section 343, respectively, of the FD&C Act or is otherwise in violation of the FD&C Act; (ii) an article which may not be introduced into interstate commerce under the provisions of Section 344 of the FD&C Act to the extent such Product has been introduced by the Company or any Subsidiary into interstate commerce; or (iii) "adulterated" or "misbranded" or is otherwise in violation of any applicable food law of any jurisdiction.

          (b) There have been no recalls or withdrawals related to the Products.

          (c)  There have been no tampering incidents relating to the Products.

          (d) No federal or state regulatory authority has issued any warning letter or other formal notice of violation of any statute, ordinance or regulation concerning the composition, production, storage, labeling or advertising of the Products.

     Section 4.19. Brokers. Except pursuant to the letter agreement dated September 4, 2001 between the Company and the Independent Advisor (the "Independent Advisor Engagement Letter"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section
4.19 of the Company Disclosure Letter includes a complete and correct copy of the Independent Advisor Engagement Letter.

     Section 4.20. Trade Secrets. Each of the Company and its Subsidiaries is, or will be on the Closing Date, the sole legal owner of, and has, or will on the Closing Date have, good, valid and enforceable title to, all trade secrets (including, without limitation, any processes entitled to trade secret protection; and formulae) and proprietary information used in connection with the manufacture of the Products, and the conduct of the operations and businesses of the Company and its Subsidiaries (collectively the "Trade Secrets"), free and clear of any liabilities liens, encumbrances, restrictions, claims or imperfections of title of any kind, other than Permitted Liens. To the knowledge of the Company and its Subsidiaries, neither the Company or any Subsidiary nor any predecessor in interest thereof has disclosed, apart from any information that does not extend beyond what is required by applicable Law to be disclosed, any Trade Secrets. The Company has used, and to the knowledge of the Company and its Subsidiaries the Company's predecessors in interest used, commercially reasonable efforts to protect the Company's rights in its Trade Secrets.

     Section 4.21. Insurance Policies. The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. The insurance policies of the Company and its Subsidiaries are comparable in the aggregate to the insurance policies held by other entities of similar size and engaged in comparable businesses.

     Section 4.22.  Notes and Accounts Receivable.

     (a) There are no notes receivable of the Company or any Subsidiary owing by any director, officer, shareholder or employee of the Company or any Subsidiary ("Affiliate Debt").

     (b) All accounts receivable of the Company and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable.

     Section 4.23. Transactions with Affiliates. Other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries (collectively, the "Affiliate Transactions"), no director, officer or other "affiliate" or "associate" (as hereinafter defined) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company and its Subsidiaries, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary; or (iv) any Major Supplier, Major Customer or Major Distributor (each as defined in Section 4.26). Without limiting the generality of the foregoing, there are no amounts due or payable by the Company or any Subsidiary to any of the Principal Shareholders or any of their affiliates or associates in connection with the transactions contemplated by this Agreement or the Tender Agreements or otherwise.

     Section 4.24. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Competing Acquisition Proposal (as defined in Section 6.5).

     Section 4.25. Shareholder Rights Agreement. Neither the Company nor any Subsidiary has adopted a shareholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries, other than any shareholder rights plan or shareholder rights agreement that (a) is adopted after the date of this Agreement, (b) does not impair the ability of the parties to consummate the Offer or the Merger in accordance with the terms of this Agreement and (c) otherwise does not have an adverse effect on Parent or Sub or on the rights of Parent or Sub under this Agreement or any of the Tender Agreements.

     Section 4.26.  Major Suppliers, Customers and Distributors.

     (a) Section 4.26(a) of the Company Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Subsidiaries (i) who is involved in contract manufacturing, copacking arrangements or toll manufacturing (i.e., taking possession but not title to inventory and finished goods for purposes of production activities and receiving a fee in return for such production activities) or a supplier of critical or key ingredients or (ii) to whom the Company and the Subsidiaries paid in the aggregate more than $25,000 during the 12-month period ended September 1, 2001 (each a "Major Supplier" and, collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Company and its Subsidiaries, no Major Supplier intends to terminate, or materially limit or reduce, its business relations with the Company or any Subsidiary.

     (b) Section 4.26(b) of the Company Disclosure Letter sets forth a list of each customer which accounted for net sales to the Company and the Subsidiaries in the aggregate of more than $500,000 during the 12-month period ended September 1, 2001 (each a "Major Customer" and, collectively, "Major Customers") together with the amount of net sales produced during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the

Company and its Subsidiaries, no Major Customer intends to terminate, or materially limit or reduce, its business relations with the Company or any Subsidiary.

     (c) Section 4.26(c) of the Company Disclosure Letter sets forth a list of each distributor from whom the Company and its Subsidiaries received, or to whom the Company and its Subsidiaries paid, in the aggregate more than $500,000 during the 12-month period ended September 1, 2001 (each a "Major Distributor" and, collectively, "Major Distributors") together in each case with the amount received or paid during such period. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Distributor and, to the knowledge of the Company and its Subsidiaries, no Major Distributor intends to terminate, or materially limit or reduce, its business relations with the Company or any Subsidiary.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

     Each of Parent and Sub, jointly and severally, represents and warrants to the Company as follows:

     Section 5.1. Organization and Standing. Such person is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

     Section 5.2.  Sub.

     (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the performance of its obligations hereunder. Sub was incorporated solely for the consummation of the transactions contemplated hereby.

     (b) The authorized capital stock of Sub consists of 100 shares of common stock, no par value per share, all of which have been validly issued, fully paid and nonassessable and are owned by Parent free and clear of any Liens.

     Section 5.3. Authority for Agreement. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles.

     Section 5.4. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or material group of properties or asset or material group of assets of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses

(ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     Section 5.5. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act (including relating to the Offering Documents and, if necessary, the Proxy Statement), Blue Sky Laws and filing and recordation of appropriate merger documents as required by the CGCL, (ii) for those required by the HSR Act, (iii) for filings and consents contemplated by
Article II and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     Section 5.6. Brokers. Except for Morgan, Stanley & Co., Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

     Section 5.7. Financing. Parent and Sub will have the funds available as is necessary to consummate the transactions contemplated hereby in accordance with the terms hereof.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1.  Conduct of the Business Pending the Merger.

     (a) The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent shall otherwise expressly agree in writing (which agreement shall not be unreasonably withheld or delayed), (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use its reasonable best efforts to preserve intact their business organizations, keep available the services of their current officers and employees and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or its Subsidiaries has material business relations, and (iii) the Company and its Subsidiaries will comply in all material respects with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

     (b) The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, unless Parent shall otherwise expressly agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends payable to the Company by a wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon (A) the exercise of Company Options outstanding as of the date of this Agreement or awarded in conformity with clause (v) below, and (B) the exercise of warrants outstanding as of the date of this Agreement, (v) award or grant, or authorize or propose the award or grant of, any unvested Company Options, other than the award or grant of Company Options to employees (other than executive officers of the Company) in accordance with the terms of the Company Stock Option Plans and in the ordinary course of business and consistent with past practices for up to no more than 100,000 shares of Company Common Stock in the aggregate for all employees issued to employees who have not prior to the date hereof received option grants in calendar year 2001; (vi) modify or adjust any outstanding options to acquire shares of Company Common Stock, or (vii) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

     (c) The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, unless Parent shall otherwise expressly agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person or mortgage or pledge any of its assets or properties, other than in connection with (A) existing lines of credit, (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company, (C) leasing contracts entered into in the ordinary course of business with payments of less than $50,000 in the aggregate on a monthly basis, (D) indebtedness incurred to make payments specifically provided under or contemplated by Section 2.6(a), Section 4.19, Section 6.15 and
Section 6.19 of this Agreement or (E) accounts payable incurred in the ordinary course of business consistent with past practice; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries and other than advances of ordinary business expenses or to employees in the ordinary course of business consistent with past practice in principal amounts of not more than $10,000; (iv) merge or consolidate with any other entity in any transaction, (v) sell any business or assets, other than sales of assets (other than sales of products and inventory in the ordinary course of business consistent with past practices) having a value of less than $200,000 individually and $500,000 in the aggregate to the extent such sales are in the ordinary course of business and consistent with past practices; (vi) change its accounting policies except as required by GAAP or applicable Law; (vii) make any change in employment terms for any of its directors or officers, except as expressly contemplated by this Agreement; (viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries or enter into any new, or amend any existing, employment agreements, except (A) as required by applicable Law or (B) severance agreements containing terms consistent with the Company's policies and practices as of the date hereof in amounts not to exceed $15,000 individually or $150,000 in the aggregate other than severance agreements with key employees identified in Section 6.1(c) of the Company Disclosure Letter, (ix) make any change to the Company Benefit Plans, except as required by applicable Law, (x) amend or cancel or agree to the amendment or cancellation of any Material Contract; (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiii) make any tax election or settle or compromise any tax liability involving amounts in excess of $25,000 individually or $200,000 in the aggregate; or (xiv) pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $75,000 individually or $200,000 in the aggregate. The Company shall not amend, modify, terminate or rescind, or waive any provision of, or otherwise alter in any way the Employment Agreement of even date herewith between the Company and Stephen Williamson prior to the Effective Time without the prior written consent of Parent.

     In connection with the continued operation of the Company and its Subsidiaries between the date hereof and the Closing Date, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations promptly and will notify Parent of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company sets forth in this Agreement becoming untrue.

     Section 6.2.  Access to Information; Confidentiality.

     (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Company to, afford the Representatives of Parent and Sub reasonable access at all reasonable times and upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent and Sub with all financial, operating and other data and information as Parent or Sub, through its Representatives, may reasonably request. Nothing in this Section 6.2 shall require the Company to provide access to or disclose information where such access or disclosure would result in the loss of any attorney-client privilege. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company shall furnish to Parent and Sub financial and operating data and information for each four or five week fiscal period in the form currently prepared by the Company within seventeen (17) days following the end of each such period. Parent and Sub will remain subject to the terms of the Confidentiality Agreement.

     (b) No investigation pursuant to this Section 6.2 shall limit or modify in any way or affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 6.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty made by it contained in this Agreement to be materially untrue or inaccurate so as to cause the condition set forth in paragraph 5(f)(A) of Annex I to fail to be satisfied, and (ii) any failure of the Company, Parent or Sub, as the case may be, in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it so as to cause the condition set forth in paragraph 5(f)(B) of Annex I to fail to be satisfied. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to make any representation and warranty true and correct on the Closing Date, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement. The disclosure of any matter in accordance with the provisions of this Section 6.3 shall not in any way limit or otherwise affect the remedies available hereunder to the party receiving such disclosure (including for purposes of determining whether the conditions set forth in paragraph 5(f) of Annex I have been satisfied).

     Section 6.4.  Reasonable Efforts; Further Assurances; Cooperation.

     (a) Subject to the other provisions of this Agreement, each of the parties hereto will each use its commercially reasonable, good faith efforts to perform its obligations set forth in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described in Section 4.4 of the Company Disclosure Letter and all regulatory approvals (including, but not limited to those identified in Sections 4.5 and 5.4) and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected as soon as practicable after the date hereof, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

     (b) Each of the parties hereto promptly will make their respective filings and submissions and will use its commercially reasonable, good faith efforts to take all actions necessary, proper or advisable under applicable Laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement. Each of the parties hereto will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by Parent to consummate the Merger, (i) neither Parent nor any of its affiliates is required to become subject to any requirement or condition that it divest or "hold separate" any assets or businesses or any similar transaction or restriction, (ii) neither Parent nor any of its affiliates is required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Parent or any of its affiliates, and (iii) neither Parent nor any of its affiliates shall be required to litigate or otherwise contest in any judicial proceeding any adverse determination by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement.

     (c) The Company will use its commercially reasonable, good faith efforts to give any notices to third parties and use its commercially reasonable, good faith efforts (in consultation with Parent) to obtain any third party consents
(i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Company Disclosure Letter, including, without limitation, the consents described in
Section 4.4 of the Company Disclosure Letter, (iii) required to avoid a breach of or default under any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Company Material Adverse Effect whether prior to or after the Closing Date.

     (d) The Company and its Board of Directors shall, if any state takeover statute or similar statute is or becomes applicable to this Agreement, the Offer, the Merger, the Tender Agreements or any other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated hereby and thereby.

     Section 6.5.  Board Recommendations.

     (a) In connection with the Merger and the meeting of the Company Shareholders to consider the approval and adoption of this Agreement and the Merger (the "Shareholders Meeting"), the Board of Directors of the Company shall
(i) subject to Section 6.5(b), recommend to the Company Shareholders to vote in favor of this Agreement and the Merger and use its reasonable best efforts to obtain the necessary approvals by the Company Shareholders of this Agreement and the Merger and (ii) otherwise comply with all legal requirements applicable to such meeting.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 6.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to Parent or Sub, the approval or recommendation of such Board of Directors or such committee of the Offer, the Merger or this Agreement or otherwise seek in any manner to abandon the Merger or this Agreement, (ii) endorse, approve, recommend or submit to the Company Shareholders, or propose publicly to endorse, approve, recommend or submit to the Company Shareholders, any transaction involving a Competing Acquisition Proposal (as defined below), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement, memorandum of understanding or other similar agreement or understanding (each, an "Acquisition Agreement") related to or with respect to any Competing Acquisition Proposal. Notwithstanding the foregoing, if the Company has complied fully with this Section 6.5 and Section 6.9 and the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section
6.9 and after taking into account advice from independent outside legal counsel with respect to its fiduciary duties to Company

Shareholders under applicable California Law, that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable California Law, the Board of Directors of the Company may (subject to this and the following sentences), but only prior to the consummation of the Offer, take any of the actions described in clauses (i) through (iii) of this Section 6.5(b) (a "Subsequent Adverse Determination"), but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company intends to make a Subsequent Adverse Determination; provided that the Board of Directors of the Company may not at any time withdraw its approval of the Offer, the Merger or this Agreement or seek to abandon the Offer, the Merger or this Agreement. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation), identify the person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Adverse Determination. During such three business day period, the Company shall provide a full opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its shareholders without a Subsequent Adverse Determination. For purposes of this Agreement, "Competing Acquisition Proposal" means any proposal from a third party with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company or any Subsidiary, or any purchase or other acquisition of 20% or more of the assets of the Company or any Subsidiary or any purchase or other acquisition of any equity interest in the Company or any Subsidiary. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company or any Subsidiary, or any purchase or other acquisition of 70% or more of the assets of the Company and its Subsidiaries, taken as a whole, or any purchase or other acquisition of more than 50% of the equity interests in the Company, in each case, which (w) is fully financed without any financing condition, (x) does not contain a "right of first refusal" or "right of first offer" with respect to any proposal that Parent may make, (y) does not contain any "due diligence" condition and (z) the Board of Directors determines in good faith after taking into account advice from the independent financial advisor of the Company is more favorable to the Company Shareholders than the transactions contemplated by this Agreement from a financial point of view taking into account any proposed changes to such transactions that may be proposed by Parent in response to such proposal. Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to the Company Shareholders whether or not the Board of Directors of the Company makes a Subsequent Adverse Determination; provided that the Company, concurrently with the submission of this Agreement and the Merger may submit to the Company Shareholders other Competing Acquisition Proposals, if the Company has complied with Section 6.5 and Section 6.9 with respect to such other Competing Acquisition Proposals.

     Section 6.6. Shareholder Litigation. After consummation of the Offer, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger ("Shareholder Litigation"); provided, however, that no such settlement (whether made before or after the consummation of the Offer) shall be agreed to without Parent's consent which consent will not be unreasonably withheld; provided, further, that no such settlement without Parent's consent shall be deemed to constitute a breach of this Agreement unless such settlement is material or has a material impact on Parent or Sub in relation to the transactions contemplated by this Agreement.

     Section 6.7.  Indemnification.

     (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger. Except as required by applicable Law, Parent shall ensure that the Surviving Corporation does not prior to the sixth anniversary of the Effective Time rescind or otherwise amend the provisions of Article IV of the Articles of Incorporation of the Surviving Corporation in effect as of the Effective Time with respect to the period prior to the Effective Time or Article X of the Bylaws of the Surviving Corporation in effect as of the Effective Time with respect to the period prior to the Effective Time. Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligations with respect thereto. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

     (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, the current directors' and officers' liability insurance policies ("D&O Insurance") covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable in any material respect) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

     (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7. (d) The provisions of this Section 6.7 are intended for the benefit of, and may be enforced by, each person entitled to indemnification under this Section 6.7.

     Section 6.8. Public Announcements. Parent, Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the requirements of any securities exchange or trading system. Promptly following the execution of this Agreement, the Company may issue a press release in the form agreed to by the parties.

     Section 6.9. Competing Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Competing Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any Acquisition Agreement with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company, prior to the consummation of the Offer, from furnishing information to, or entering into or participating in discussions or negotiations with, any person or entity that makes an unsolicited Competing Acquisition Proposal which did not result from a breach of Section 6.5 or this
Section 6.9 only if, and only to the extent that, (A) the Board of Directors of the Company, after taking into account advice from independent outside legal counsel and financial advisors, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Shareholders under applicable California law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and including standstill provisions no less favorable to the Company than those contained in the Confidentiality Agreement and (C) the Board of Directors of the Company concludes in good faith, after taking into account the advice of its independent financial advisor, that the Competing Acquisition Proposal is a Superior Proposal. The Company shall provide immediate oral and written notice to Parent of (a) the receipt of any such Competing Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Competing Acquisition Proposal, (b) the material terms and conditions of such Competing Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Competing Acquisition Proposal or inquiry and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent fully informed of the status and details of any such Competing Acquisition Proposal or inquiry.

     Nothing contained in this Agreement shall prohibit the Company or any of the officers, directors or employees of the Company from (i) referring a third party to this Section 6.9 or (ii) complying with Rule 14(e)-2 promulgated under the Exchange Act or from making any disclosure to the Company Shareholders if, in the good faith judgment of the Board of Directors of the Company, based on advice from its outside counsel, failure to so disclose would violate applicable Law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 6.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend a Competing Acquisition Proposal.

     Section 6.10. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Sub and the Surviving Corporation under this Agreement.

     Section 6.11. Director Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations of all the directors of the Company's Subsidiaries to be effective upon the consummation of the Merger.

     Section 6.12. Shareholders' Rights Agreement. The Company shall use its commercially reasonable efforts to terminate, as of immediately prior to the consummation of the Offer, the Shareholders' Rights Agreement dated as of May 22, 2000 between the Company, the Principal Shareholders and the other parties named on the signature pages thereof (the "Shareholders' Rights Agreement"), and the Company shall execute and deliver such agreements or certificates as Parent may reasonably request to further evidence the termination of the Shareholders' Rights Agreement. The Company hereby waives any rights that it may have under the Shareholders' Rights Agreement relating to the execution and delivery of the Merger Agreement and the Tender Agreements.

     Section 6.13. Employee Benefits. As of the Effective Time and for a period of at least one year after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, maintain compensation and benefit plans and arrangements for employees of the Company who continue employment with the Surviving Corporation or any subsidiary thereof after the Effective Time ("Continuing Employees") that, in the aggregate, are at least, in the case of compensation plans and arrangements substantially comparable in value, and in the case of benefit plans and arrangements otherwise substantially comparable, to those currently provided by the Company to the Continuing Employees as of the Effective Time (excluding any stock options or other stock-based compensation), except as required by applicable Law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time). Parent shall give each Continuing Employee credit for past service for any benefit plan or scheme (with the exception of any defined benefit pension plan) that may be in place for Continuing Employees within a period of one year after the Closing Date as if such service had been with Parent; provided that nothing in this sentence shall obligate Parent, the Surviving Corporation or any subsidiary thereof to establish or maintain any particular benefit plan or scheme for Continuing Employees. Parent agrees that the Surviving Corporation shall be responsible for providing all legally-mandated continuation coverage for Continuing Employees and their covered dependents who experience a loss of coverage due to a "qualifying event" (within the meaning of Section 603 of ERISA) which occurs at any time on or after the Effective Time. Nothing in this
Section 6.13 is intended to create any employment obligation other than as employees at will who may be terminated with or without cause.

     Section 6.14. Environmental Assessments. On and after the date of this Agreement and through the Closing Date, Parent and its agents and representatives shall have the right to conduct, at Parent's sole cost, environmental assessments (including reasonable on-site access during normal business hours and at least meeting Phase I environmental assessment requirements) ("Environmental Assessments") of the Facilities located in Dinuba, California and Saco, Maine. The Company and the Subsidiaries shall cooperate in good faith with Parent regarding such Environmental Assessments and use their reasonable best efforts to facilitate such Environmental Assessments. Parent shall give forty-eight (48) business hours (two business days) advance notice to the Company of Parent's intention to access the Facilities so that the Company may have the opportunity to have a representative(s) present. Parent shall use its commercially reasonable efforts to minimize interference with the operations or activities of the Facilities. Upon request, Parent shall give the Company a true and accurate copy of any documentation or results of any such Environmental Assessments of the Facilities. Any such documentation or results of the Environmental Assessments of the Facilities shall be subject to and governed by the Confidentiality Agreement. Parent acknowledges that prior to the signing of this Agreement, Environmental Assessments were conducted by Parent's agents regarding the Facilities located in Dinuba, California and Saco, Maine. Parent agrees that additional Environmental Assessments will be conducted only if Parent has an objective, reasonable basis for requesting the same based on information of which Parent becomes aware after the date hereof and that was not reasonably apparent from the reports prepared in connection with the Environmental Assessments conducted prior to the date hereof.

     Section 6.15. Settlement Fee. Prior to the consummation of the Offer, the Company shall cause to be paid in full all unpaid fines, penalties and interest owed to the United States government under the settlement agreement with the United States government dated July 23, 1998 (the "Settlement Fee") and the Company shall provide to the Food and Drug Administration's San Francisco District Office not less than 10 days prior notice of the consummation of the Offer. On or prior to the expiration date of the Offer, the Purchaser shall, or shall cause Sub to, lend to the Company on commercially reasonable terms an amount equal to the amount necessary to pay the Settlement Fee.

     Section 6.16. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     Section 6.17. Shareholder Rights Plan. Neither the Company nor any Subsidiary shall adopt any shareholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries, other than any shareholder rights plan or shareholder rights agreement that (a) does not impair the ability of the parties to consummate the Offer or the Merger in accordance with the terms of this Agreement and (b) otherwise does not have an adverse effect on Parent or Sub or on the rights of Parent or Sub under this Agreement or any of the Tender Agreements.

     Section 6.18. Actions by Company Board. Prior to the consummation of the Offer, the Board of Directors of the Company shall comply as applicable with the provisions of the SEC's no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Section 16(b) of the Exchange Act.

     Section 6.19. Loans to Permit Exercise of Company Options. If and only to the extent that Parent requires any of D. Stephen C. Williamson, James R. Steichen and/or Theodore R. Leaman (the "Executives") to exercise Company Options immediately prior to the consummation of the Offer pursuant to Section
1.4 of the Executive's Tender Agreements, the Company will loan to D. Stephen C. Williamson, James R. Steichen and/or Theodore R. Leaman such funds as may be necessary to permit any of such Executives to exercise such Company Options. In the event that the Company becomes obligated to advance funds pursuant to the immediately preceding sentence and the Company fails to advance such funds to any Executive, Parent shall advance such funds to any Executive on commercially reasonable terms.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that neither Parent, Sub nor the Company shall be entitled to invoke this condition if, in breach of its obligations under this Agreement, it shall have been the cause of the failure of Sub to purchase pursuant to the Offer Shares validly tendered and not withdrawn;

          (b) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders, if any, as required by the CGCL, the Company Articles of Incorporation and the Company Bylaws;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger shall be in effect, provided that the party relying on this condition shall have complied in all material respects with its obligations under Section 6.4; and

          (d) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Offer and the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders, only:

          (a) By mutual written consent of duly authorized representatives of Parent and the Company;

          (b) By any of Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, except if the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under Section 6.4;

          (c) By any of Parent, Sub or the Company if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub, in accordance with this Agreement, having accepted for payment any Shares pursuant to the Offer within the time period for acceptance specified by this Agreement, or (y) Sub, in accordance with this Agreement, shall not have accepted for payment any Shares pursuant to the Offer by May 31, 2002; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the expiration or termination of the Offer on or before such date;

          (d) By Parent or Sub if a Competing Acquisition Proposal shall have been consummated or if the Board of Directors of the Company shall have made a Subsequent Adverse Determination;

          (e) By the Company, if Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within twenty (20) days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company;

          (f) By any of the Company, Parent or Sub, if this Agreement and the Merger shall fail to be approved and adopted by the Company Shareholders at a duly held Shareholders' Meeting or at any adjournment or postponement thereof; provided, that neither Parent nor Sub may terminate this Agreement under this Section 8.1(f) if the Company Common Stock it is entitled to vote (whether by ownership, proxy or otherwise) shall not have been voted in favor of this Agreement and the Merger;

          (g) By Parent or Sub, if the Company shall breach any of its representations, warranties, covenants or other obligations hereunder which would give rise to the failure of a condition set forth in paragraph 5(f) of Annex I and, within twenty (20) days after written notice of such breach to the Company from Parent, such breach shall not have been cured, or waived by Parent or Sub; or

          (h) By Parent or Sub, if, for any reason (i) the representations and warranties of the Company in Section 4.2(a) of this Agreement or (ii) the representations and warranties of any Principal Shareholder in Section 2.1 of any Tender Agreement (clause (i) and clause (ii) collectively being referred to as the "Capital Stock Representations") shall not be true and correct in all respects; provided, that neither Parent nor Sub may terminate this Agreement under this Section 8.1(h) if, after giving effect to the failure of any Capital Stock Representations to be true and correct, the number of shares of Company Common Stock owned by the Principal Shareholders which is subject to the Tender Agreements shall be equal to or greater than 54.0% of the sum of (x) the issued and outstanding shares of Company Common Stock and (y) the number of shares of Company Common Stock issuable upon the exercise of vested Company Options, and the number of shares of Company Common Stock owned by the Principal Shareholders which is subject to the voting provisions contained in the Tender Agreements shall be equal to or greater than 50.1% of the sum of (x) the issued and outstanding shares of Company Common Stock and (y) the number of shares of Company Common Stock issuable upon the exercise of vested Company Options.

     Section 8.2.  Effect of Termination.

     (a) In the event of the termination of this Agreement pursuant to Section
8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this
Section 8.2 and in Section 9.10 and Section 9.12, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

     (b) If Parent or Sub exercises its right to terminate this Agreement under
Section 8.1(d), the Company shall pay to Parent upon demand $8,000,000 (the "Termination Fee"), payable in same-day funds, to reimburse Parent for its time, expense, lost opportunity costs and other costs and damages associated with pursuing the Merger.

     (c) If within one year after termination of this Agreement (other than a termination pursuant to Section 8.1(b), Section 8.1(c) (but only if the termination pursuant to Section 8.1(c) results from a failure to satisfy the Offer Conditions set forth in paragraph 2 of Annex I) or Section 8.1(e)) the Company shall enter into any agreement relating to a Competing Acquisition Proposal with a person or entity other than Parent or Sub or a Competing Acquisition Proposal with a person or entity other than Parent or Sub shall otherwise be consummated, then immediately prior to, and as a condition of, the entering into of such agreement or the consummation of such transaction, as the case may be, the Company shall pay to Parent upon demand the Termination Fee, payable in same-day funds, to reimburse Parent for its time, expense, lost opportunity costs and other costs and damages associated with pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have been paid in accordance with Section 8.2(b) of this Agreement.

     (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this
Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

     Section 8.3. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Shareholders, no amendment may be made without the further approval of the Company Shareholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof, and no amendment may be made to Section 6.7 without the consent of the third party beneficiaries of such Section.

     Section 8.4. Waiver. At any time prior to the Effective Time, whether before or after the Shareholders Meeting, any party hereto, by action taken or authorized by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1.  No Third Party Beneficiaries.  Other than the provisions of
Section 6.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

     Section 9.2. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     Section 9.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void.

     Section 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to principles of conflicts of Law thereof.

     Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 9.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 9.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Sections 6.6 and 6.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Sections 6.2 (with respect to confidentiality), 6.6, 6.8 and 8.2 and in Article IX shall survive the termination of this Agreement indefinitely.

     Section 9.11.  Certain Definitions.

     (a) For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof or any other entity. For purposes of this Agreement, the phrase "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect that, when taken together with all other adverse changes, events or effects that have occurred, (i) is materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevents or delays beyond May 31, 2002 the consummation of the Offer or the Merger; provided, however, that a Company Material Adverse Effect shall not include (x) in and of itself failure by the Company to meet analysts' earnings forecasts or estimates or changes in the market price of the Company Common Stock in and of itself or (y) any effect resulting from any change in general economic conditions, including any change in general economic conditions due to any act of war, terrorism or threat of war or terrorism, which changes do not disproportionately affect the Company and its Subsidiaries (provided that it is understood and agreed that the foregoing exclusion shall not exclude any change, event or effect that would otherwise be a Company Material Adverse Effect caused by any act of war or terrorism or threat of war or terrorism directed at the beverage industry which disproportionately affects the Company and its Subsidiaries as compared to the beverage industry as a whole) or (z) any effect resulting solely in and of itself from the public announcement of this Agreement or the transactions contemplated by this Agreement or the consummation of such transactions (other than any Litigation or claims the substance of which is not related to the public announcement of this Agreement or the transactions contemplated by this Agreement or the consummation of such transactions).

     Subject to the provisions set forth below, for purposes of determining whether any Litigation arising from a claim that is made after the execution of this Agreement and prior to the date that is the earlier of (i) the consummation of the Offer or (ii) the termination of this Agreement is, or is reasonably likely to constitute or contribute to a "Company Material Adverse Effect," the alleged claim amount by the plaintiffs in such Litigation shall not be taken into account in making such determination, but instead the relevant factors in determining the materiality of such Litigation shall be (w) the relative merits of such litigation, (x) the objective probability of success of such Litigation, (y) the reasonably expected magnitude of any judgment, settlement and/or defense costs associated with such Litigation, and (z) the benefit of any insurance proceeds available to the Company to cover losses relating to such Litigation. In the event of a dispute between the Parent and Sub, on the one hand, and the Company, on the other hand, regarding whether such Litigation constitutes or contributes to or is reasonably likely to constitute or contribute to a Company Material Adverse Effect, upon the request of Parent, Sub or the Company, the parties hereto shall submit such dispute to a mutually agreed upon nationally recognized United States law firm, and the determination of such law firm regarding whether and to what extent such Litigation constitutes or contributes to or is reasonably likely to constitute or contribute to a Company Material Adverse Effect (the "Dispute Decision") shall be final and binding on the parties hereto. The expenses of such determination shall be borne equally by the Parent and the Company. The closing of the Offer shall not take place until the second business day following the rendering of the Dispute Decision, assuming the satisfaction, or waiver by Parent and Sub, of the Offer Conditions. For the avoidance of doubt, any Litigation arising in connection with those claims described in Section 4.12 of the Company Disclosure Letter shall not constitute or contribute to a Company Material Adverse Effect. Notwithstanding anything else contained herein, any Shareholder Litigation shall be excluded from Litigation subject to determination pursuant to this paragraph and shall not in and of itself be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur.

     (b) For purposes of this Agreement, the phrases "to the knowledge of the Company," "known to the Company," and similar formulations shall mean the actual knowledge of the Company's executive officers and other officers having primary responsibility for such matter.

     Section 9.12. Fees and Expenses. Except as provided in Section 8.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 9.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.13:

     If to Parent or Sub:

        The Coca-Cola Company
        One Coca-Cola Plaza
        Atlanta, Georgia 30313
        Telecopier: (404) 676-8621
        Attention: Chief Financial Officer

     with a copy (which does not constitute notice) to:

        The Coca-Cola Company
        One Coca-Cola Plaza
        Atlanta, Georgia 30313
        Telecopier: (404) 676-6209
        Attention: General Counsel

     and with a copy to:

        King & Spalding
        191 Peachtree Street
        Atlanta, Georgia 30303
        Telecopier: (404) 572-5100
        Attention: C. William Baxley

     If to the Company:

        Odwalla, Inc.
        120 Stone Pine Road
        Half Moon Bay, California 94019
        Telecopier: (650) 712-5967
        Attention: Chief Financial Officer

     with a copy to:

        Morrison & Foerster LLP
        425 Market Street
        San Francisco, California 94965
        Telecopier: (415) 268-7522
        Attention: Robert S. Townsend

     Section 9.14. Waiver of Jury Trial. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          THE COCA-COLA COMPANY

                                          By:  /s/ DAVID M. TAGGART
                                          --------------------------------------
                                          Name: David M. Taggart
                                          Title: Vice President

                                          PERRY PHILLIP CORP.

                                          By:  /s/ PAUL ETCHELLS
                                          --------------------------------------
                                          Name: Paul Etchells
                                          Title: President

                                          ODWALLA, INC.

                                          By:  /s/ D. STEPHEN C. WILLIAMSON
                                          --------------------------------------
                                          Name: D. Stephen C. Williamson
                                          Title: Chairman of the Board and
                                             Chief Executive Officer

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

     Capitalized terms used in this Annex I shall have the meanings assigned to them in this Agreement.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Sub's rights to extend and/or amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Sub's obligations under this Agreement pursuant to the Offer shall be subject to the following conditions, and if such conditions are not satisfied, Sub may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for:

          (1) at or prior to the expiration date of the Offer, the number of Shares validly tendered and not withdrawn, together with any Shares then owned by Parent or Sub, shall satisfy the Minimum Condition or, if applicable pursuant to the provisions of this Agreement, the Option Exercise Minimum Number or the Revised Minimum Number;

          (2) at or prior to the expiration date of the Offer, (a) any applicable waiting period under the HSR Act shall have expired or been terminated, and (b) all other actions by or in respect of or other filings with any Governmental Entity required to permit the consummation of the Offer and the Merger shall have been obtained or made, other than, in the case of clause (b), such actions or filings the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect;

          (3) the Shareholders' Rights Agreement shall have been terminated;

          (4) the Settlement Fee shall have been paid in full immediately prior to the consummation of the Offer, unless such failure to make payment of the Settlement Fee is caused by the failure of Parent to meet its obligation under Section 6.15 of this Agreement; and the Company shall have provided to the Food and Drug Administration's San Francisco District Office not less than 10 days prior notice of the consummation of the Offer; or

          (5) at any time after the date of this Agreement and prior to acceptance for payment of Shares pursuant to the Offer, none of the following events or conditions shall occur or exist:

             (a) there shall be instituted, pending or threatened any action or proceeding by any Governmental Authority: (i) challenging or seeking to permanently restrain, enjoin or otherwise prohibit the Offer or the Merger; (ii) seeking to restrain or prohibit Parent's or Sub's full rights of ownership or operation of any portion of the business or assets of the Company, or to compel Parent or Sub to dispose of or hold separate all or any portion of the business or assets of the Company;
        (iii) seeking to impose limitations on the ability of Parent or Sub effectively to exercise full rights of ownership of the Shares acquired pursuant to the Offer and the Merger, including, without limitation, the right to vote any Shares acquired or owned by Parent or Sub on all matters properly presented to the Company's shareholders; (iv) seeking to require divestiture by Parent or Sub of any Shares; or (v) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

             (b) there shall be enacted, enforced, promulgated, in force or deemed applicable to the Offer or the Merger by any Governmental Authority any statute, rule, regulation, judgment, order or injunction (other than the application of the routine waiting period provisions of the HSR Act) that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

             (c) an event shall have occurred that has resulted in, or would be reasonably expected to result in, a Company Material Adverse Effect;

             (d) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger; provided, that with respect to Shareholder Litigation, unless such order, decree, ruling or other action shall be final and nonappealable, this condition in and of itself shall not be a ground for termination and shall only have the effect of delaying the consummation of the Offer during the effective period of such order, decree, ruling or other action;

             (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States that has a significant adverse effect on the functioning of the financial markets in the United States, or (iv) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof; provided that this condition in and of itself shall not be a ground for termination and shall only have the effect of delaying the consummation of the Offer during the effective period of such declaration or suspension or other event;

             (f) (A) the representations and warranties of the Company in this Agreement shall not be true and correct in all respects as of the date of this Agreement or as of the expiration of the Offer without giving effect to any exceptions for "material" or "materiality" or "Company Material Adverse Effect", except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have and is not reasonably likely to have a Company Material Adverse Effect; (B) the Company shall not have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement; (C) the directors of the Company shall not have resigned as provided in Article I; or (D) an officer of the Company shall not have delivered to Parent and Buyer a certificate to the effect that each of the foregoing conditions is satisfied in all respects; or

             (g) this Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer.

     The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted or waived by Parent or Sub, regardless of the circumstances giving rise to any such condition (including any action or omission by Parent or Sub), in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                                                       EXHIBIT A

                           Bain Capital Fund VI, L.P.
                               BCIP Associates II
                            BCIP Trust Associates II
                              BCIP Associates II-B
                           BCIP Trust Associates II-B
                           BCIP Trust Associates II-C
                          PEP Investments Pty. Limited
                           U.S. Equity Partners, L.P.
                     U.S. Equity Partners (Offshore), L.P.
                       Catterton-Simon Partners III, L.P.
                             Stephen C. Williamson
                                 James Steichen
                                Theodore Leaman
                                 Douglas Levin
                                 Michael Carter
                                  Julie Carter
                                 Robert Carter

                                                                      APPENDIX B

                  FORM TENDER AGREEMENT WITH VOTING AGREEMENT

                                TENDER AGREEMENT

     THIS TENDER AGREEMENT (this "Agreement") dated October 29, 2001, is entered into between THE COCA-COLA COMPANY, a Delaware corporation ("Parent"), PERRY PHILLIP CORP., a California corporation and wholly owned subsidiary of Parent
("Sub"), and             ("Shareholder"), with respect to the shares of common
stock, no par value (the "Company Common Stock"), of Odwalla, Inc., a California corporation (the "Company"), owned by Shareholder.

                                  WITNESSETH:

     WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") with the result that the Company becomes a wholly owned subsidiary of Parent;

     WHEREAS, as of the date hereof, Shareholder beneficially owns and has the
power to vote and dispose of           shares of Company Common Stock as
identified on Schedule I hereto (such shares of Company Common Stock, together with any securities issued or exchanged with respect to such shares of Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company's capital structure, are collectively referred to herein as the "Securities");

     WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company, and in consideration of Parent's and Sub's agreements herein and in the Merger Agreement, Shareholder has agreed to cooperate with Parent and Sub with respect to the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions in the Merger Agreement; and

     WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Certain Covenants.

     1.1 Lock-Up. Subject to Section 1.4, Shareholder hereby covenants and agrees that during the term of this Agreement, Shareholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Competing Acquisition Proposal, Shareholder may transfer any or all of the Securities as follows: (i) in the case of a Shareholder that is an entity, to any subsidiary, partner or member of Shareholder, and (ii) in the case of an individual Shareholder, to Shareholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Securities or any interest in any of such Securities is or may be transferred (a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of this Agreement, and
(b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

     1.2 No Solicitation. During the term of this Agreement, neither the Shareholder nor any director, officer, agent, representative, employee, affiliate or associate (collectively, "Representatives") of Shareholder shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Competing Acquisition Proposal (as defined in the Merger Agreement) or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities, in any case, from, to or with any person other than Parent or Sub. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any such other parties conducted heretofore with respect to any of the foregoing. Shareholder will notify Parent immediately if any party contacts the Shareholder following the date hereof (other than Parent and Sub) concerning any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities.

     1.3  Grant of Proxy; Voting Agreement.

          (a) The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Shareholder to vote the Securities for Shareholder and in Shareholder's name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, whether before or after the closing of the Offer (as defined in the Merger Agreement), in the following manner: (i) for the adoption and approval of the Merger Agreement and the Merger and
     (ii) in any manner as Parent, in its sole discretion, may see fit with respect to any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Competing Acquisition Proposal. THE AUTHORITY GRANTED UNDER THE IRREVOCABLE PROXY SHALL NOT EXPIRE ELEVEN (11) MONTHS AFTER ITS DATE BUT SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE (AS HEREINAFTER DEFINED) AND DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW AS REQUIRED BY SECTION 705 OF THE CALIFORNIA GENERAL CORPORATION LAW. The parties acknowledge and agree that neither Parent, nor Parent's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to the Shareholder in connection with or as a result of any voting (or refrain from voting) by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the shareholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Shareholder.

          (b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Shareholder agrees to vote the Securities during the term of this Agreement (i) in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in clause (i) of

     Section 1.3(a), or (ii) in the manner directed by Parent if the issue on which Shareholder is requested to vote is a matter described in clause (ii) of Section 1.3(a), in each case at any annual, special or other meeting or action of the shareholders of the Company, in lieu of a meeting or otherwise.

          (c) This irrevocable proxy shall not be terminated by any act of the Shareholder or by operation of law, whether by the death or incapacity of the Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Shareholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

          (d) Nothing in this Agreement shall give Parent or Sub the power to vote for the election of directors.

     1.4 Tender of Securities. Shareholder agrees to tender the Securities to Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later ten (10) business days following the commencement of the Offer and Shareholder shall not withdraw any Securities so tendered unless the Offer is terminated or has expired. Subject to the terms and conditions of the Offer and the Merger Agreement, Sub hereby agrees to purchase the shares of Company Common Stock so tendered at a price per share equal to $15.25 or any higher price that may be paid in the Offer; provided, however, that Sub's obligations to accept for payment and pay for the Securities in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

     1.5 Public Announcement. Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

     1.6 Disclosure. Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the "SEC") or the New York Stock Exchange (the "NYSE") or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC or the NYSE or any other national securities exchange.

     1.7  Stop Transfer Instruction; Legend.

          (a) Promptly following the date hereof, Shareholder and Sub shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Sub or except in accordance with the terms and conditions of this Agreement.

          (b) Promptly following the date hereof, Shareholder shall cause a legend to be placed on the certificates (to the extent the Securities are certificated) representing the Securities as set forth below:

        "The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of except in accordance with and subject to the terms and conditions of a Tender Agreement dated October 29, 2001, between the registered holder hereof and The Coca-Cola Company."

     The parties hereto agree that the legend set forth above shall be removed only upon delivery to the Company's transfer agent of written notice signed by Sub (which notice shall not be unreasonably withheld or delayed) that this Agreement has terminated and the restrictions set forth in the legend above are of no further force and effect.

     2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases shares of Company Common Stock pursuant to the Offer, that:

     2.1 Ownership. Shareholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (collectively, "Liens"). At the time Sub purchases shares of Company Common Stock pursuant to the Offer, Shareholder will transfer and convey to Parent or its designee good and marketable title to the shares of Company Common Stock included in the Securities, free and clear of all Liens created by or arising through Shareholder.

     2.2 Authorization. Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles. No state anti-takeover or similar statute is applicable to Parent, Sub, the Company or the Surviving Corporation in connection with the Merger, the Merger Agreement or this Agreement or any of the transactions contemplated hereby or thereby.

     2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Shareholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on the Shareholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Securities. The Shareholder has not previously assigned or sold any of the Securities to any third party.

     2.4 Shareholder Has Adequate Information. Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Shareholder acknowledges that the agreements contained herein with respect to the Securities by Shareholder is irrevocable, and that Shareholder shall have no recourse to the Securities or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

     2.5 Parent's Excluded Information. Shareholder acknowledges and confirms that (a) Sub or Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Shareholder and which may be material to Shareholder's decision to sell the Securities ("Parent's Excluded Information"), (b) Shareholder has requested not to receive Parent's Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of Parent's Excluded Information, and (c) Parent shall have no liability or obligation to Shareholder in connection with, and Shareholder hereby waives and releases Parent from, any claims which Shareholder or its successors and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information; provided, however, nothing contained in this Section 2.5 shall limit Shareholder's right to rely upon the express representations and warranties made by Parent in this Agreement, or Shareholder's remedies in respect of breaches of any such representations and warranties.

     2.6 No Setoff. The Shareholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

     2.7 No Amounts Payable to Shareholder. Other than with respect to (a) amounts payable to the director(s) of the Company appointed by Shareholder in such person's capacity as a director, including all director fees and reasonable travel expenses to attend Board meetings that have not been reimbursed, and (b) reasonable fees and expenses of legal counsel in connection with the negotiation and execution of this Agreement, the Merger Agreement and the other Tender Agreements which shall be reimbursed by the Company to Shareholder up to an amount in the aggregate for all Principal Shareholders not to exceed $100,000, there are no amounts due or payable by the Company or any Subsidiary to the Shareholder or any of its affiliates or associates in connection with the transactions contemplated by the Merger Agreement or this Agreement or otherwise.

     3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Shareholder, as of the date hereof that:

     3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

     3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on each of Parent or Sub's ability to satisfy its obligations under this Agreement.

     4. Survival of Representations and Warranties. The respective representations and warranties of Shareholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

     5. No Control. Nothing contained in this Agreement shall give Parent or Sub the right to control or direct the Company or the Company's operations.

     6. Specific Performance. Shareholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Shareholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     7. Termination of Shareholders' Rights Agreement. Shareholder, the Company and the other persons named on the signature pages thereto are parties to that certain Shareholders' Rights Agreement dated as of May 2, 2000 (the "Shareholders' Rights Agreement"). Shareholder acknowledges and agrees that, effective as of the date Sub purchases shares of Company Common Stock pursuant to the Offer, the Shareholders' Rights Agreement shall be terminated in accordance with the terms thereof and shall have no further force or effect, and Shareholder agrees to execute and deliver such agreements or certificates as Parent may reasonably request to further evidence the termination of the Shareholders' Rights Agreement. Shareholder hereby waives any rights that it may have under the Shareholders' Rights Agreement relating to the execution and delivery of this Agreement, the Merger Agreement and the other Tender Agreements and the transactions contemplated hereby and thereby.

     8.  Miscellaneous.

     8.1 Term. This Agreement shall terminate upon the earlier of (i) the consummation of the Merger or the termination of the Merger Agreement pursuant to Section 8.1(a), (b), (c), (d) or (e) thereof, or (ii) six (6) months after the termination of the Merger Agreement pursuant to Section 8.1(f), (g) or (h) (the "Termination Date"). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

     8.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Shareholder makes no agreement or understanding herein in any capacity other than in Shareholder's capacity as a record holder and beneficial owner of Securities, (b) nothing herein shall be construed to limit or affect any action or inaction by any officer, partner, member or employee, as applicable, of Shareholder serving on the Company's Board of Directors acting in such person's capacity as a director or fiduciary of the Company, and (c) Shareholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by any officer, partner, member or employee, as applicable, of Shareholder serving on the Company's Board of Directors acting in such person's capacity as a director or fiduciary of the Company.

     8.3 Expenses. Subject to Section 2.7, each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

     8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

     8.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

     8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

     8.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void.

     8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

     8.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

    (a)  If to Parent or Sub:  The Coca-Cola Company
                               One Coca-Cola Plaza
                               Atlanta, Georgia 30313
                               Attention: Chief Financial Officer
                               Telecopy: (404) 676-6209
         with a copy to:       The Coca-Cola Company
                               One Coca-Cola Plaza
                               Atlanta, Georgia 30313
                               Attention: General Counsel
                               Telecopy: (404) 676-6209
                               and
         with a copy to:       King & Spalding
                               191 Peachtree Street
                               Atlanta, Georgia 30303-1763
                               Attention: C. William Baxley
                               Telecopy: (404) 572-5100
    (b)  If to Shareholder:    ----------------------------------------
                               ----------------------------------------
                               ----------------------------------------
                               Attention:
                               -------------------------------------
                               Telecopy:
                               --------------------------------------

     8.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

     8.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     8.12 Further Assurances. From time to time at or after the date Sub purchases shares of Company Common Stock pursuant to the Offer, at Parent's request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

     8.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     8.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, Parent, Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          THE COCA-COLA COMPANY

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          PERRY PHILLIP CORP.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          SHAREHOLDER:

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                      APPENDIX C

                 FORM TENDER AGREEMENT WITHOUT VOTING AGREEMENT

                                TENDER AGREEMENT

     THIS TENDER AGREEMENT (this "Agreement") dated October 29, 2001, is entered into between THE COCA-COLA COMPANY, a Delaware corporation ("Parent"), PERRY PHILLIP CORP., a California corporation and wholly owned subsidiary of Parent
("Sub"), and             ("Shareholder"), with respect to the shares of common
stock, no par value (the "Company Common Stock"), of Odwalla, Inc., a California corporation (the "Company"), owned by Shareholder.

                                  WITNESSETH:

     WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") with the result that the Company becomes a wholly owned subsidiary of Parent;

     WHEREAS, as of the date hereof, Shareholder beneficially owns and has the
power to vote and dispose of           shares of Company Common Stock as
identified on Schedule I hereto (such shares of Company Common Stock, together with any securities issued or exchanged with respect to such shares of Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company's capital structure, are collectively referred to herein as the "Securities");

     WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company, and in consideration of Parent's and Sub's agreements herein and in the Merger Agreement, Shareholder has agreed to cooperate with Parent and Sub with respect to the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions in the Merger Agreement; and

     WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Certain Covenants.

     1.1 Lock-Up. Subject to Section 1.4, Shareholder hereby covenants and agrees that during the term of this Agreement, Shareholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Competing Acquisition Proposal, Shareholder may transfer any or all of the Securities as follows: (i) in the case of a Shareholder that is an entity, to any subsidiary, partner or member of Shareholder, and (ii) in the case of an individual Shareholder, to Shareholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Securities or any interest in any of such Securities is or may be transferred (a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of this Agreement, and
(b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

     1.2 No Solicitation. During the term of this Agreement, neither the Shareholder nor any director, officer, agent, representative, employee, affiliate or associate (collectively, "Representatives") of Shareholder shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Competing Acquisition Proposal (as defined in the Merger Agreement) or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities, in any case, from, to or with any person other than Parent or Sub. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any such other parties conducted heretofore with respect to any of the foregoing. Shareholder will notify Parent immediately if any party contacts the Shareholder following the date hereof (other than Parent and Sub) concerning any Competing Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities.

     1.3  [Intentionally Omitted]

     1.4 Tender of Securities. Shareholder agrees to tender the Securities to Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later ten (10) business days following the commencement of the Offer and Shareholder shall not withdraw any Securities so tendered unless the Offer is terminated or has expired. Subject to the terms and conditions of the Offer and the Merger Agreement, Sub hereby agrees to purchase the shares of Company Common Stock so tendered at a price per share equal to $15.25 or any higher price that may be paid in the Offer; provided, however, that Sub's obligations to accept for payment and pay for the Securities in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

     1.5 Public Announcement. Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

     1.6 Disclosure. Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the "SEC") or the New York Stock Exchange (the "NYSE") or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC or the NYSE or any other national securities exchange.

     1.7  Stop Transfer Instruction; Legend.

          (a) Promptly following the date hereof, Shareholder and Sub shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Sub or except in accordance with the terms and conditions of this Agreement.

          (b) Promptly following the date hereof, Shareholder shall cause a legend to be placed on the certificates (to the extent the Securities are certificated) representing the Securities as set forth below:

        "The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of except in accordance with and subject to the terms and conditions of a Tender Agreement dated October 29, 2001, between the registered holder hereof and The Coca-Cola Company."

     The parties hereto agree that the legend set forth above shall be removed only upon delivery to the Company's transfer agent of written notice signed by Sub (which notice shall not be unreasonably withheld or delayed) that this Agreement has terminated and the restrictions set forth in the legend above are of no further force and effect.

     2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases shares of Company Common Stock pursuant to the Offer, that:

     2.1 Ownership. Shareholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (collectively, "Liens"). At the time Sub purchases shares of Company Common Stock pursuant to the Offer, Shareholder will transfer and convey to Parent or its designee good and marketable title to the shares of Company Common Stock included in the Securities, free and clear of all Liens created by or arising through Shareholder.

     2.2 Authorization. Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles. No state anti-takeover or similar statute is applicable to Parent, Sub, the Company or the Surviving Corporation in connection with the Merger, the Merger Agreement or this Agreement or any of the transactions contemplated hereby or thereby.

     2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Shareholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on the Shareholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Securities. The Shareholder has not previously assigned or sold any of the Securities to any third party.

     2.4 Shareholder Has Adequate Information. Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Shareholder acknowledges that the agreements contained herein with respect to the Securities by Shareholder is irrevocable, and that Shareholder shall have no recourse to the Securities or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

     2.5 Parent's Excluded Information. Shareholder acknowledges and confirms that (a) Sub or Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Shareholder and which may be material to Shareholder's decision to sell the Securities ("Parent's Excluded Information"), (b) Shareholder has requested not to receive Parent's Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of Parent's Excluded Information, and (c) Parent shall have no liability or obligation to Shareholder in connection with, and Shareholder hereby waives and releases Parent from, any claims which Shareholder or its successors and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information; provided, however, nothing contained in this Section 2.5 shall limit Shareholder's right to rely upon the express representations and warranties made by Parent in this Agreement, or Shareholder's remedies in respect of breaches of any such representations and warranties.

     2.6 No Setoff. The Shareholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

     2.7 No Amounts Payable to Shareholder. Other than with respect to (a) amounts payable to the director(s) of the Company appointed by Shareholder in such person's capacity as a director, including all director fees and reasonable travel expenses to attend Board meetings that have not been reimbursed, and (b) reasonable fees and expenses of legal counsel in connection with the negotiation and execution of this Agreement, the Merger Agreement and the other Tender Agreements which shall be reimbursed by the Company to Shareholder up to an amount in the aggregate for all Principal Shareholders not to exceed $100,000, there are no amounts due or payable by the Company or any Subsidiary to the Shareholder or any of its affiliates or associates in connection with the transactions contemplated by the Merger Agreement or this Agreement or otherwise.

     3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Shareholder, as of the date hereof that:

     3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

     3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on each of Parent or Sub's ability to satisfy its obligations under this Agreement.

     4. Survival of Representations and Warranties. The respective representations and warranties of Shareholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

     5. No Control. Nothing contained in this Agreement shall give Parent or Sub the right to control or direct the Company or the Company's operations.

     6. Specific Performance. Shareholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Shareholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     7. Termination of Shareholders' Rights Agreement. Shareholder, the Company and the other persons named on the signature pages thereto are parties to that certain Shareholders' Rights Agreement dated as of May 2, 2000 (the "Shareholders' Rights Agreement"). Shareholder acknowledges and agrees that, effective as of the date Sub purchases shares of Company Common Stock pursuant to the Offer, the Shareholders' Rights Agreement shall be terminated in accordance with the terms thereof and shall have no further force or effect, and Shareholder agrees to execute and deliver such agreements or certificates as Parent may reasonably request to further evidence the termination of the Shareholders' Rights Agreement. Shareholder hereby waives any rights that it may have under the Shareholders' Rights Agreement relating to the execution and delivery of this Agreement, the Merger Agreement and the other Tender Agreements and the transactions contemplated hereby and thereby.

     8.  Miscellaneous.

     8.1 Term. This Agreement shall terminate upon the earlier of (i) the consummation of the Merger or the termination of the Merger Agreement pursuant to Section 8.1(a), (b), (c), (d) or (e) thereof, or (ii) six (6) months after the termination of the Merger Agreement pursuant to Section 8.1(f), (g) or (h) (the "Termination Date"). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

     8.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Shareholder makes no agreement or understanding herein in any capacity other than in Shareholder's capacity as a record holder and beneficial owner of Securities, (b) nothing herein shall be construed to limit or affect any action or inaction by any officer, partner, member or employee, as applicable, of Shareholder serving on the Company's Board of Directors acting in such person's capacity as a director or fiduciary of the Company, and (c) Shareholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by any officer, partner, member or employee, as applicable, of Shareholder serving on the Company's Board of Directors acting in such person's capacity as a director or fiduciary of the Company.

     8.3 Expenses. Subject to Section 2.7, each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

     8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

     8.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

     8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

     8.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void.

     8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

     8.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)  If to Parent or Sub:  The Coca-Cola Company
                           One-Coca Cola Plaza
                           Atlanta, Georgia 30313
                           Attention: Chief Financial Officer
                           Telecopy: (404) 676-6209
     with a copy to:       The Coca-Cola Company
                           One-Coca Cola Plaza
                           Atlanta, Georgia 30313
                           Attention: General Counsel
                           Telecopy: (404) 676-6209
                           and
     with a copy to:       King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303-1763
                           Attention: C. William Baxley
                           Telecopy: (404) 572-5100
(b)  If to Shareholder:    -----------------------------------------
                           -----------------------------------------
                           -----------------------------------------
                           Attention:
                           -----------------------------------------
                           Telecopy:
                           -----------------------------------------

     8.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

     8.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     8.12 Further Assurances. From time to time at or after the date Sub purchases shares of Company Common Stock pursuant to the Offer, at Parent's request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

     8.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     8.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, Parent, Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          THE COCA-COLA COMPANY

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          PERRY PHILLIP CORP.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          SHAREHOLDER:

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of October 29, 2001 (this "Agreement"), is entered into among Odwalla, Inc., a California corporation (the "Company"), The Coca-Cola Company, a Delaware corporation ("Parent"), and Perry Phillip Corp., a California corporation and wholly owned subsidiary of Parent ("Sub").

                                  WITNESSETH:

     WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Sub of a tender offer (the "Offer") to purchase any and all of the outstanding shares of the common stock, no par value (the "Shares"), of the Company at a price of $15.25 per Share in cash, net to the seller (such price, or such greater amount which may be paid pursuant to the Offer, the "Offer Price") and (ii) the subsequent merger of Sub with and into the Company (the "Merger"), whereby each Share issued and outstanding (other than Shares owned by Parent, Sub or any other subsidiary of Parent and other than Shares which are held by shareholders exercising dissenters' rights pursuant to Chapter 13 of the California General Corporation Law (the "CGCL")) shall be converted into the right to receive the Offer Price;

     WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Company agree, and in order to induce Parent and Sub to enter into the Merger Agreement, the Company has agreed, to grant to Sub an option to purchase Shares upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                               THE TOP-UP OPTION

     Section 1.1. Grant of Top-Up Stock Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Sub an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Sub, Parent and any other subsidiary of Parent immediately following consummation of the Offer, shall constitute 90.1% of the Shares outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares) and shall permit Sub to effect the Merger pursuant to Section 1110 of the CGCL (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that the Top-Up Stock Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized shares of common stock of the Company available for issuance. The Company agrees to provide Parent and Sub with information regarding the number of Shares available for issuance on an ongoing basis.

     Section 1.2.  Exercise of Top-Up Stock Option.

     (a) Subject to the conditions set forth in Section 2.1, Sub may, at its election, exercise the Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below).

     (b) A "Top-Up Exercise Event" shall occur for purposes of this Agreement upon Sub's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by

Sub, Parent and any other subsidiary of Parent, more than 50% of the Shares then outstanding but less than 90% of the Shares then outstanding on a fully diluted basis.

     (c) Except as provided in the last sentence of this Section 1.2(c), the "Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the Merger Agreement; and (iv) the date on which Sub reduces the Minimum Condition to the Revised Minimum Number and accepts for payment a number of Shares equal to the Revised Minimum Number.

     (d) Notwithstanding the occurrence of the Top-Up Termination Date, Sub shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date.

     (e) In the event Sub wishes to exercise the Top-Up Stock Option, Sub shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Sub wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing; provided, however, that (i) if the Top-Up Closing cannot be consummated by reason of any applicable Laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Sub and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
(A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

                                   ARTICLE II

                                    CLOSING

     Section 2.1. Conditions to Closing. The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

          (a) any applicable waiting period under the HSR Act and any applicable non-United States Laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Top-Up Option Shares hereunder shall have expired or been terminated;

          (b) no provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and

          (c) delivery of the Top-Up Option Shares would not violate, or otherwise cause a violation of the rule of the Nasdaq Stock Market set forth in Section 4350(i)1(D) of the NASD Manual.

     Section 2.2.  Closing.

     (a) At the Top-Up Closing (i) the Company shall deliver to Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares (in the denominations designated by Sub in the Top-Up Exercise Notice) and (ii) Sub shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Sub of the purchase price for the Top-Up Option Shares shall be made by delivery of immediately available funds by wire transfer to an account designated by the Company.

     (b) The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.2.

     Section 2.3. Securities Law Compliance. Sub understands that the Shares which Sub may acquire hereunder will not be registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon an exemption thereunder for transactions not involving a public transaction. Sub is, or will be upon the purchase of the Top-Up Option Shares, an accredited investor for purposes of the federal securities laws. The Top-Up Stock Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Stock Option are being and will be acquired by Sub without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws. Sub will not effect any offer or sale of Top-Up Option Shares which would cause the Company to violate the registration requirements of the Securities Act or the registration or qualification requirements of the securities laws of any jurisdiction. Sub will comply with all obligations under applicable securities law in connection with the receipt of the Top-Up Stock Option or the purchase of the Top-Up Option Shares or otherwise with respect to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE III

                             ADDITIONAL AGREEMENTS

     Section 3.1. Restrictive Legends. Certificates evidencing the Shares to be delivered hereunder may include legends legally required including the legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF OCTOBER 29, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or blue sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the Company or Sub, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute Certificate(s) without such reference if the Shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     Section 3.2. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Sub and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 3.3. Further Assurances. Each party shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Sub and Parent the power to consummate the transactions contemplated by this Agreement. If Sub shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, each party shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further actions as any other party may reasonably request to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                 MISCELLANEOUS

     Section 4.1. Waiver of Conditions. The conditions to each of the parties' obligations to consummate this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     Section 4.2. Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

     Section 4.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

     Section 4.4. Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

     Section 4.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

     Section 4.6. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void.

     Section 4.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

     Section 4.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)  If to Parent or            The Coca-Cola Company
     Sub:                       One Coca-Cola Plaza
                                Atlanta, Georgia 30313
                                Attention: Chief Financial Officer
                                Telecopy: (404) 676-8621
     With a copy                The Coca-Cola Company
     (which does                One Coca-Cola Plaza
     not constitute             Atlanta, Georgia 30313
     notice) to:                Attention: General Counsel
                                Telecopy: (404) 676-6209
     and with a copy to:        King & Spalding
                                191 Peachtree Street
                                Atlanta, Georgia 30303-1763
                                Attention: C. William Baxley
                                Telecopy: (404) 572-5100
(b)  If to                      Odwalla, Inc.
     the Company:               120 Stone Pine Road
                                Half Moon Bay, California 94019
                                Attention: Chief Financial Officer
                                Telecopy: (650) 712-5967
     with a copy to:            Morrison & Foerster LLP
                                425 Market Street
                                San Francisco, California 94965
                                Attention: Robert S. Townsend
                                Telecopy: (415) 268-7522

     Section 4.9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

     Section 4.10. Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     Section 4.11. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 4.12. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 4.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          ODWALLA, INC.

                                          By: /s/ D. STEPHEN C. WILLIAMSON
                                            ------------------------------------
                                          Name: D. Stephen C. Williamson
                                          Title:  Chairman of the Board and
                                              Chief Executive Officer

                                          THE COCA-COLA COMPANY

                                          By: /s/ DAVID M. TAGGART
                                            ------------------------------------
                                          Name: David M. Taggart
                                          Title:  Vice President

                                          PERRY PHILLIP CORP.

                                          By: /s/ PAUL ETCHELLS
                                            ------------------------------------
                                          Name: Paul Etchells
                                          Title:  President

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of Odwalla or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                         EQUISERVE TRUST COMPANY, N.A.

           BY MAIL:                        BY HAND:                  BY OVERNIGHT COURIER:
        P.O. Box 43034            c/o Securities Transfer and         40 Campanelli Drive
   Providence, RI 02940-3034       Reporting Services, Inc.           Braintree, MA 02184
                                100 William Street -- Galleria
                                      New York, NY 10038
     CONFIRM BY TELEPHONE:                 BY EMAIL:                       INTERNET:
   Toll Free (781) 575-4816       fctc_cocacola@equiserve.com          www.equiserve.com

Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                       (Innisfree M&A Incorporated LOGO)

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                  Banks and Brokers Call Collect: 212-750-5833
                   All Others Call Toll-Free: 1-888-750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 MORGAN STANLEY

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                  212-761-3539